As filed with the Securities and Exchange Commission on January 25, 2021

File No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SINO-GLOBAL SHIPPING AMERICA, LTD.

(Exact name of registrant as specified in its charter)

Virginia	4731	11-3588546
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1044 Northern Boulevard, Suite 305

Roslyn, New York 11576-1514

(718) 888-1814

(Address, including zip code, and telephone number, including area code, of registrant’s principal place of business)

Lei Cao, Chief Executive Officer

Sino-Global Shipping America, Ltd.

1044 Northern Boulevard, Suite 305

Roslyn, New York 11576-1514

(718) 888-1814

(Name, address, including zip code, and telephone number, including area code, of registrant’s agent for service)

Copies to:

Anthony W. Basch, Esq.

Kaufman & Canoles, P.C.

Two James Center, 14th Floor

1021 East Cary Street

Richmond, Virginia 23219

+1-804-771-5700 — telephone

+1-888-360-9092 — facsimile

Approximate date of commencement of proposed sale to the public. As soon as practicable after the effective date of this registration statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 7(a)(2)(B) of the Securities Act: ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common stock, without par value per share	1,170,000 Shares (2)	$3.10	$3,627,000.00	$395.71

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(2)	Consists of 1,170,000 shares of common stock issuable upon exercise of warrants that were issued to the selling stockholders named herein.

(3)	Calculated pursuant to Rule 457(g) under the Securities Act.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the commission, acting pursuant to section 8(a) may determine.

The information contained in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated January 25, 2021

SINO-GLOBAL SHIPPING AMERICA, LTD.

1,170,000 Shares of common stock Issuable upon Exercise of Warrants

This prospectus relates to the resale of up to 1,170,000 shares of the common stock of Sino-Global Shipping America, Ltd., a Virginia stock corporation (the “Company”), that may be sold from time to time by the selling stockholders named in this prospectus (the “Selling Stockholders”).

The shares of common stock offered under this prospectus are 1,170,000 shares of common stock issuable upon the exercise of certain warrants (the “Warrants”), that we issued to the Selling Stockholders, each of whom is an accredited investor, on December 11, 2020, in a private placement pursuant to a securities purchase agreement (the “Purchase Agreement”) dated as of December 8, 2020, by and among the Company and the purchasers named therein. The issuance of the Warrants was made in reliance on the exemptions from registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506(b) promulgated thereunder.

We will not receive any proceeds from the sale of any of the shares of common stock offered hereby by the Selling Stockholders. To the extent that any of the Warrants are exercised for cash, if at all, we will receive the exercise price for those Warrants.

The Selling Stockholders or their pledgees, assignees or successors-in-interest may offer and sell or otherwise dispose of the shares of common stock described in this prospectus from time to time through underwriters, broker-dealers or agents, in public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Stockholders will bear all commissions and discounts, if any, attributable to the sales of shares. We will bear all other costs, expenses and fees in connection with the registration of the shares. See “Plan of Distribution” beginning on page 49 of this prospectus for more information about how the Selling Stockholders may sell or dispose of their shares of common stock.

Our common stock is listed on the Nasdaq Capital Market under the symbol “SINO.” On January 21, 2021, the last reported sale price for our common stock as reported on the Nasdaq Capital Market was $3.57 per share.

INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS. SEE THE SECTION TITLED “RISK FACTORS” BEGINNING ON PAGE 5 OF THIS PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ___, 2021

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we have filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the Selling Stockholders named herein may, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus. You should rely only on the information contained in this prospectus or any related prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only on the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date. Other than as required under the federal securities laws, we undertake no obligation to publicly update or revise such information, whether as a result of new information, future events or any other reason.

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our shares of common stock other than the shares of our common stock covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

Some of the industry data contained in this prospectus is derived from data from various third-party sources. We have not independently verified any of this information and cannot assure you of its accuracy or completeness. Such data is subject to change based on various factors, including those discussed under the “Risk Factors” section beginning on page 5 of this prospectus.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before making an investment decision with respect to our securities. You should read this entire prospectus carefully, especially any risk factors contained herein and our financial statements and related notes contained in this prospectus before making an investment decision with respect to our securities. Please see the section titled, “Where You Can Find More Information,” beginning on page 54 of this prospectus. Unless the context indicates otherwise, references to “SINO,” the “Company,” “we,” “us” and “our” or similar terms refer to Sino-Global Shipping America, Ltd., a Virginia corporation and its consolidated subsidiaries.

Our Company

Sino-Global Shipping America, Ltd. (“Sino,” the “Company,” or “we”), a Virginia corporation, was founded in the United States (the “U.S.”) in 2001. Sino is a non-asset based global shipping and freight logistics integrated solution provider. Sino provides tailored solutions and value-added services to its customers to drive effectiveness and control in related aspects throughout the entire shipping and freight logistics chain. We operate in four operating segments, including (1) shipping agency and management services, operated by our subsidiary in Hong Kong and the U.S.; (2) inland transportation management services, operated by our subsidiaries in the U.S.; (3) freight logistics services, operated by our subsidiaries in the People’s Republic of China (the “PRC” or “China”) and the U.S.; and (4) container trucking services, operated by our subsidiaries in the PRC and the U.S.

We conduct our business primarily through our wholly-owned subsidiaries in the PRC (including Hong Kong) and the U.S., where a majority of our clients are located.

Our subsidiary in China, Trans Pacific Shipping Limited (“Trans Pacific Beijing”), a wholly owned foreign enterprise, invested in one 90%-owned subsidiary, Trans Pacific Logistics Shanghai Limited (“Trans Pacific Shanghai;” Trans Pacific Beijing and Trans Pacific Shanghai are referred to collectively as “Trans Pacific”). As PRC laws and regulations restrict foreign ownership of local shipping agency service businesses, we provided our shipping agency services in the PRC through Sino-Global Shipping Agency Ltd. (“Sino-China” or “VIE”), a Chinese legal entity, which holds the licenses and permits necessary to operate local shipping agency services in the PRC. Trans Pacific Beijing and Sino-China do not have a parent-subsidiary relationship. Trans Pacific Beijing has contractual arrangements with Sino-China and its stockholders that enable us to substantially control Sino-China. Through Sino-China, we were able to provide local shipping agency services in all commercial ports in the PRC. Sino-China is one of the committee members of China Association of Shipping Agencies & Non-Vessel-Operating Common Carriers (“CASA”). CASA was approved to form by China Ministry of Communications. Sino-China is also our only entity that is qualified to do shipping agency business in China. We keep the VIE to prepare ourselves for the market to turn around.

The following tables present summary information by segments mainly regarding the top-line financial results for the years ended June 30, 2020 and 2019, and three months ended September 30, 2020:

	For the Year Ended June 30, 2020
	Shipping Agency and Management Services	Inland Transportation Management Services	Freight Logistics Services		Container Trucking Services	Total
Revenues
- Related party	$-	$-	$-		$-	$-
- Third parties	$2,105,651	$-	$4,368,596	*	$61,709	$6,535,956
Total revenues	$2,105,651	$-	$4,368,596		$61,709	$6,535,956
Cost of revenues	$827,690	$-	$2,795,859	*	$55,314	$3,678,863
Gross profit	$1,277,961	$-	$1,572,737		$6,395	$2,857,093
Depreciation and amortization	$340,421	$-	$7,684		$54,189	$402,294
Total capital expenditures	$6,984	$-	$-		$-	$6,984
Gross margin%	60.7%	-	36.0%		10.4%	43.7%

*	For the year ended June 30, 2020, gross revenue and gross cost of revenue related to the contracts where we acted as agents amounted to approximately $25.8 million and $24.3 million, respectively.

	For the Year Ended June 30, 2019
	Shipping Agency Services	Inland Transportation Management Services	Freight Logistics Services	Container Trucking Services	Total
Revenues
- Related party	$-	$433,383	$-	$-	$433,383
- Third parties	$2,093,680	$1,036,416	$37,725,136	$482,432	$41,337,664
Total revenues	$2,093,680	$1,469,799	$37,725,136	$482,432	$41,771,047
Cost of revenues	$1,894,332	$128,624	$33,556,109	$427,445	$36,006,510
Gross profit	$199,348	$1,341,175	$4,169,027	$54,987	$5,764,537
Depreciation and amortization	$-	$110,821	$1,902	$18,197	$130,920
Total capital expenditures	$-	$-	$125,817	$17,675	$143,492
Gross margin%	9.5%	91.2%	11.1%	11.4%	13.8%

	For the Three Months Ended September 30, 2020
	Shipping Agency and Management Services	Freight Logistics Services	Container Trucking Services	Total
Net revenues	$206,845	$929,954	$-	$1,136,799
Cost of revenues	$176,968	$918,258	$-	$1,095,226
Gross profit	$29,877	$11,696	$-	$41,573
Depreciation and amortization	$80,269	$3,450	$-	$83,719
Total capital expenditures	$-	$-	$-	$-
Gross margin%	14.4%	1.3%	-%	3.7%

Corporate Information

Our principal executive offices are located at 1044 Northern Boulevard, Suite 305, Roslyn, New York 11576-1514. Our telephone number at this address is (718) 888-1814. Our shares of common stock are traded on the Nasdaq Capital Market under the symbol “SINO.”

Our Internet website, www.sino-global.com, provides a variety of information about our Company. We do not incorporate by reference into this prospectus the information on, or accessible through, our website, and you should not consider it as part of this prospectus. Our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC are available, as soon as practicable after filing, at the investors’ page on our corporate website, or by a direct link to our filings on the SEC’s free website (www.sec.gov).

THE OFFERING

Common stock offered by the Selling Stockholders:	1,170,000 shares of common stock issuable upon exercise of the Warrants.

Common stock outstanding prior to this offering:	5,998,788 shares as of January 21, 2021

Use of proceeds:	The Selling Stockholders will receive the proceeds from the sale of the shares of common stock offered hereby. We will not receive any proceeds from the sale of the shares of common stock. However, we may receive proceeds in the aggregate amount of up to $3,627,000 if all of the Warrants covered by this prospectus are exercised for cash. See “Use of Proceeds” on page 9 of this prospectus.

Risk Factors:	The purchase of our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.

Nasdaq Capital Market Symbol:	“SINO”

The number of shares of our common stock outstanding, as set forth in the table above, is based on 5,998,788 shares of common stock outstanding as of January 21, 2021, and excludes, as of such date:

●	2,152,000 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $3.19 per share;

●	860,000 shares of common stock issuable upon the conversion of outstanding Series A convertible preferred shares, which are expected to convert automatically if the Company’s stockholder equity will be at least $2,500,000 following such conversion;

●	17,000 shares of common stock issuable upon the exercise of outstanding options with a weighted average exercise price of $6.05 per share, granted under our 2008 Incentive Plan and our 2014 Incentive Plan; and

●	1,170,000 shares of common stock issuable upon exercise of the Warrants.

RISK FACTORS

Investing in our securities has a high degree of risk. Before making an investment in our securities, you should carefully consider the following risks, as well as the other information contained in this prospectus, including our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties of which we are unaware or that we believe are not material at this time could also materially adversely affect our business, financial condition or results of operations. In any case, the value of our securities could decline and you could lose all or part of your investment. See also the information contained under the heading “Cautionary Statement Regarding Forward-Looking Statements” elsewhere in this prospectus.

RISKS RELATED TO THE CORONAVIRUS PANDEMIC

We face risks related to health pandemics that could impact our sales and operating results.

Our business could be adversely affected by the effects of a widespread outbreak of contagious disease, including the recent outbreak of respiratory illness caused by a novel coronavirus first identified in Wuhan, Hubei Province, China. Any outbreak of contagious diseases, and other adverse public health developments, particularly in China, could have a material and adverse effect on our business operations. These could include disruptions or restrictions on our ability to resume the general shipping agency services, as well as temporary closures of our facilities and ports or the facilities of our customers and third-party service providers. Any disruption or delay of our customers or third-party service providers would likely impact our operating results and the ability of the Company to continue as a going concern. In addition, a significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of China and many other countries, resulting in an economic downturn that could affect demand for our services and significantly impact our operating results.

The coronavirus disease 2019 (COVID-19) has had a significant impact on our operations since January 2020 and could materially adversely affect our business and financial results for the remaining months of the 2021 calendar year.

Our ability to manufacture and/or sell our products may be impaired by damage or disruption to our manufacturing, warehousing or distribution capabilities, or to the capabilities of our suppliers, logistics service providers or distributors as a result of the impact from the COVID-19. This damage or disruption could result from events or factors that are impossible to predict or are beyond our control, such as raw material scarcity, pandemics, government shutdowns, disruptions in logistics, supplier capacity constraints, adverse weather conditions, natural disasters, fire, terrorism or other events. In December 2019, COVID-19 emerged in Wuhan, China. In compliance with the government mandates, the Company temporarily closed and its production operations were halted from late January 2020 through the middle of February 2020. During this closure, employees had only limited access to the Company’s facilities, which led to delayed order manufacturing, assembly and fulfillment. While the spread of the disease has gradually returned under control in China, COVID-19 could adversely affect our business and financial results for the remaining months of the year 2021. As a result, there is a possibility that the Company’s revenues and operating cash flows may be significantly lower than expected for fiscal year 2021.

RISKS RELATED TO THIS OFFERING

Since our management has broad discretion in how we use any proceeds that we may receive from the exercise of the Warrants, we may use the proceeds in ways with which you disagree.

Our management will have significant flexibility in applying any proceeds we may receive from the cash exercise of the Warrants. You will be relying on the judgment of our management with regard to the use of these proceeds, and you will not have the opportunity, as part of your investment decision, to influence how the proceeds are being used. It is possible that these proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, prospects, operating results and cash flow.

Because we are a small company, the requirements of being a public company, including compliance with the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the requirements of the Sarbanes-Oxley Act and the Dodd-Frank Act, may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company with listed equity securities, we must comply with the federal securities laws, rules and regulations, including certain corporate governance provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the Dodd-Frank Act, related rules and regulations of the SEC and the NASDAQ, with which a private company is not required to comply. Complying with these laws, rules and regulations occupies a significant amount of the time of our Board of Directors and management and significantly increases our costs and expenses. Among other things, we must:

●	maintain a system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

●	comply with rules and regulations promulgated by the NASDAQ;

●	prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws;

●	maintain various internal compliance and disclosures policies, such as those relating to disclosure controls and procedures and insider trading in our common stock;

●	involve and retain to a greater degree outside counsel and accountants in the above activities;

●	maintain a comprehensive internal audit function; and

●	maintain an investor relations function.

Future sales of our common stock, whether by us or our stockholders, could cause our stock price to decline.

If our existing stockholders sell, or indicate an intent to sell, substantial amounts of our common stock in the public market, the trading price of our common stock could decline significantly. Similarly, the perception in the public market that our stockholders might sell shares of our common stock could also depress the market price of our common stock. A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities. In addition, the issuance and sale by us of additional shares of our common stock or securities convertible into or exercisable for shares of our common stock, or the perception that we will issue such securities, could reduce the trading price for our common stock as well as make future sales of equity securities by us less attractive or not feasible. The sale of shares of common stock issued upon the exercise of our outstanding options and warrants could further dilute the holdings of our then existing stockholders.

Securities analysts may not cover our common stock and this may have a negative impact on the market price of our common stock.

The trading market for our common stock will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over independent analysts (provided that we have engaged various non-independent analysts). We do not currently have and may never obtain research coverage by independent securities and industry analysts. If no independent securities or industry analysts commence coverage of us, the trading price for our common stock would be negatively impacted. If we obtain independent securities or industry analyst coverage and if one or more of the analysts who covers us downgrades our common stock, changes their opinion of our shares or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our common stock could decrease and we could lose visibility in the financial markets, which could cause our stock price and trading volume to decline.

You may experience future dilution as a result of future equity offerings or other equity issuances.

We may in the future issue additional shares of our common stock or other securities convertible into or exchangeable for shares of our common stock. We cannot assure you that we will be able to sell shares of our common stock or other securities in any other offering or other transactions at a price per share that is equal to or greater than the price per share paid by purchasers in this offering. The price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in this offering.

There has been and may continue to be significant volatility in the volume and price of our common stock on the Nasdaq Capital Market.

The market price of our common stock has been and may continue to be highly volatile. Factors, including timing, progress and results of the development of our newly added bulk cargo container tracking services and our mobile application that will provide a full-service logistics platform between the U.S. and the PRC for short-haul trucking in the U.S.; regulatory matters, concerns about our financial position, operations results, litigation, government regulation, or developments or disputes relating to agreements or proprietary rights, may have a significant impact on the market volume and price of our stock. Unusual trading volume in our shares occurs from time to time.

We have not paid and do not intend to pay dividends on our common stock. Investors in this offering may never obtain a return on their investment.

We have not paid dividends on our common stock inception, and do not intend to pay any dividends on our common stock in the foreseeable future. We intend to reinvest earnings, if any, in the development and expansion of our business. Accordingly, you will need to rely on sales of your shares of common stock after price appreciation, which may never occur, in order to realize a return on your investment.

The trading market for our common stock is not always active, liquid and orderly, which may inhibit the ability of our stockholders to sell common stock.

The trading market for our common stock is not always active, liquid or orderly. The lack of an active market at times may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital through the issuance of our equity securities (or securities that are convertible into or exercisable therefor).

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this prospectus, including the documents referred to in this prospectus or statements of our management referring to our summarizing the contents of this prospectus, include “forward-looking statements.” We have based these forward-looking statements on our current expectations and projections about future events. Our actual results may differ materially or perhaps significantly from those discussed herein, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project” and other similar expressions. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements included in this prospectus or our other filings with the SEC include, but are not necessarily limited to, those relating to:

●	Our ability to timely and properly deliver inland transportation management services, freight logistics services, and container trucking services;

●	Our dependence on a limited number of major customers and related parties;

●	Political and economic factors in China;

●	Our ability to expand and grow our lines of business;

●	Unanticipated changes in general market conditions or other factors which may result in cancellations or reductions in the need for our services;

●	The effect of terrorist acts, or the threat thereof, on consumer confidence and spending or the production and distribution of product and raw materials which could, as a result, adversely affect our services, operations and financial performance;

●	The acceptance in the marketplace of our new lines of services;

●	The foreign currency exchange rate fluctuations;

●	Hurricanes or other natural disasters;

●	Our ability to identify and successfully execute cost control initiatives;

●	The impact of quotas, tariffs or safeguards on our customer products that we service;

●	Our ability to attract, retain and motivate skilled personnel; and

●	Our expansion and growth into other areas of the shipping industry.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors with which we are faced that may cause our actual results to differ from those anticipated in our forward-looking statements. Please see the “Risk Factors” contained in our reports and other filings with the SEC or in this prospectus for additional risks which could adversely impact our business and financial performance.

Moreover, new risks regularly emerge and it is not possible for our management to predict or articulate all risks we face, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements. All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock in this offering. The Selling Stockholders will receive all of the proceeds from this offering. However, we may receive proceeds in the aggregate amount of up to approximately $3,627,000 if all of the Warrants that are covered by this prospectus are exercised for cash. We cannot predict when, or if, the Warrants will be exercised. It is possible that the Warrants may expire and may never be exercised. We intend to use any proceeds from the exercise of the Warrants for general corporate and working capital purposes.

The Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including all registration and filing fees, and fees and expenses of our counsel and our independent registered public accountants.

MARKET PRICE OF OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is traded on the Nasdaq Capital Market under the symbol “SINO.” For the periods indicated, the following table sets forth the high and low prices per share of common stock. These prices have been adjusted to reflect a 1-for-5 reverse stock split which became effective on July 7, 2020.

	High	Low
Fiscal 2021:
First Quarter	$3.45	$1.37
Second Quarter	4.40	1.41
Third Quarter (through January 21, 2021)	3.69	2.09

Fiscal 2020:
First Quarter	$3.95	$3.20
Second Quarter	4.05	2.01
Third Quarter	2.70	1.40
Fourth Quarter	4.90	1.59

Fiscal 2019:
First Quarter	$6.55	$5.25
Second Quarter	8.00	3.75
Third Quarter	5.35	3.75
Fourth Quarter	4.65	3.20

Fiscal 2018:
First Quarter	$19.20	$13.70
Second Quarter	17.00	12.25
Third Quarter	14.00	5.20
Fourth Quarter	8.25	5.30

Approximate Number of Holders of Our Common Stock

As of January 21, 2021, there are 23 holders of record of our common stock. This number does not include stockholders who hold their shares of common stock in street name.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors the Board of Directors may deem relevant. Payments of dividends by Trans Pacific to our company are subject to restrictions including primarily the restriction that foreign invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion and analysis of our company’s financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors. We do not undertake any obligation to update forward-looking statements.

Overview

Sino-Global has focused on providing customers with customized shipping agency and freight logistic services but has since begun looking aggressively at diversifying its revenue and service mix by seeking new growth opportunities to expand its business due to increased margin compression. These opportunities have ranged from complementary businesses to other service and product initiatives. In fiscal year of 2021, while we continue to provide our current traditional logistics business, we will integrate the traditional business with modern technology to develop a brand-new business model.

With the hope of bringing us back to the shipping management business, on April 10, 2019, the Company entered into a cooperation agreement with Mr. Weijun Qin, CEO of a shipping management company in China, to set up a joint venture in New York named State Priests Management Ltd. (“State Priests”), of which we hold 90% equity interest. On November 6, 2019, we signed a revised cooperation agreement with Mr. Qin to restructure our equity interest in State Priests. Due to State Priests’ failure to timely obtain the necessary approval from related authorities, Mr. Qin agreed to exchange 80% equity interest in Sea Continent Management Ltd. (“Sea Continent”), another entity he owns, for 90% equity interest that we hold in State Priests. Sea Continent already has the International Ship Safety Management certificate from the China Classification Society for its operations.

To adapt to the changing China market, which has a high demand for agricultural products and agricultural by-products, one of the Company’s business strategies is to provide services in connection with the purchase of the U.S agricultural products and the shipment of these products to China using its overall supply chain logistics. On January 10, 2020, the Company entered into a cooperation agreement with Mr. Shanming Liang, a director of Guangxi Jinqiao Industrial Group Co., Ltd., to set up a joint venture in New York named LSM Trading Ltd. (“LSM Trading”) to engage in trading business, of which we hold 40% equity interest. No investment has been made by the Company as of the date of this prospectus. LSM Trading will facilitate the purchase of the agricultural commodities and agricultural by-products in the U.S. for customers in China and the Company will provide comprehensive supply chain and logistics solutions.

Due to uncertainty in current trade environment and the impact of novel coronavirus, the Company has not made any investment in the aforementioned joint ventures and no significant operations has commenced. The Company has started shipping management services by its US subsidiary through fiscal year 2020. The outbreak of the novel coronavirus (COVID-19) starting from late January 2020 in the PRC has spread rapidly to many parts of the world. In March 2020, the World Health Organization declared the COVID-19 as a pandemic. Given the continually expanding of the COVID-19 pandemic in China and U.S., our business, results of operations, and financial condition are still adversely affected. The situation remains highly uncertain for any further outbreak or resurgence of the COVID-19. It is therefore difficult for us to estimate the impact on our business or operating results that might be adversely affected by any further outbreak or resurgence of COVID-19.

The impacts of COVID-19 on our business, financial condition, and results of operations include but are not limited to, the following:

●	Due to the recent surge of COVID-19 cases, our U.S. office remains closed since March, 2020 and our employees have been working remotely from home. Our office closure and limited activity had caused business interruption which led to a slower growth for our operations.

●	Our customers have been negatively impacted by the pandemic, which continue to reduce demand for the shipping agency and management as well as freight logistics services in fiscal year 2021. As a result, our revenue, gross profit and net income have been continually impacted in fiscal year 2021. Our revenue and gross profit for the three months ended September 30, 2020 were down by approximately $0.6 million, or 36.4%, and $1.1 million, or 96.2%, respectively.

●	Our suppliers have been and could continue to be negatively impacted by the COVID-19 outbreak, which may continually impact our cost of freight, or result in higher cost of revenue, which may in turn materially adversely affect our financial condition and operating results in coming months.

On April 6, 2020, we entered into a share purchase agreement with Mr. Kelin Wu, a PRC investor (the “Seller”) and Mandarine Ocean Ltd (“Hanyang Shipping”), a shipping company registered in the Marshall Islands, pursuant to which we agreed to purchase 75% of the equity of Hanyang Shipping from the Seller for a purchase price of up to $3,750,000, payable in cash equivalent and/or our restricted shares of common stock, subject to completion of a third-party valuation of Hanyang Shipping. On June 17, 2020, we entered into an amended share purchase agreement (the “Amendment”) with the Seller to acquire 75% of the capital stock of Hanyang Shipping held by the Seller for an aggregate consideration of up to $1.5 million to be paid in cash and the our restricted shares. On September 3, 2020, we and the Seller signed a termination agreement to terminate the Amendment mutually. Neither party will owe the other party any termination penalty in connection with the termination agreement.

Company Structure

The Company, founded in 2001, is a non-asset based global shipping and freight logistics integrated solutions provider. We provide tailored solutions and value-added services for our customers to drive efficiency and control in related steps throughout the entire shipping and freight logistics chain. We conduct our business primarily through our wholly-owned subsidiaries in the PRC and the U.S., where a majority of our clients are located.

We operate in three operating segments, including (1) shipping agency and management services, operated by our subsidiary in the U.S.; (2) freight logistics services, operated by our subsidiaries in the PRC; and (3) container trucking services, operated by our subsidiaries in the U.S.

Our corporate structure diagram as of the date of this prospectus is as below:

Results of Operations

Comparison of the Three Months ended September 30, 2020 and 2019

Revenues

Revenues decreased by $649,427, or approximately 36.4%, from $1,786,226 for the three months ended September 30, 2019 to $1,136,799 for the same period in 2020. The decrease was primarily due to the loss of revenue from several customer contracts for our shipping management services and freight logistics services segments and no revenue generated from our container trucking services during the period. One of our shipping management services contracts we entered into with customers starting in the first quarter of fiscal year 2020 expired during the quarter and the performance of certain freight logistics services contacts, which we acted as an agent and used net basis to account revenue, was delayed as our customers were negatively impacted by the pandemic and required additional time to execute existing contracts, and as a result, we did not generate any revenue from these contracts for the three months ended September 30, 2020. The decrease was also due to the decrease in revenues from container trucking services as our service contracts with customers had expired and there was no new business for this segment partly because of the stalled trade negotiations between the U.S. and China.

The following tables present summary information by segments mainly regarding the top-line financial results for the three months ended September 30, 2020 and 2019:

	For the Three Months Ended September 30, 2020
	Shipping Agency and Management Services	Freight Logistics Services	Container Trucking Services	Total
Net revenues	$206,845	$929,954	$-	$1,136,799
Cost of revenues	$176,968	$918,258	$-	$1,095,226
Gross profit	$29,877	$11,696	$-	$41,573
Depreciation and amortization	$80,269	$3,450	$-	$83,719
Total capital expenditures	$-	$-	$-	$-
Gross margin%	14.4%	1.3%	-%	3.7%

	For the Three Months Ended September 30, 2019
	Shipping Agency and Management Services	Freight Logistics Services		Container Trucking Services	Total
Net revenues	$500,000	$1,242,142	*	$44,084	$1,786,226
Cost of revenues	$95,822	$547,684	*	$39,898	$683,404
Gross profit	$404,178	$694,458		$4,186	$1,102,822
Depreciation and amortization	$102,774	$7,702		$44,101	$154,577
Total capital expenditures	$4,538	$-		$-	$4,538
Gross margin%	80.8%	55.9%		9.5%	61.7%

*	For the three months ended September 30, 2019, gross revenues and gross cost of revenues related to these contracts amounted to approximately $9.1 million and $8.5 million, respectively. There was no such transaction for the three months ended September 30, 2020.

	% Changes For the Three Months Ended September 30, 2020 to 2019
	Shipping Agency and Management Services	Freight Logistics Services	Container Trucking Services	Total
Net revenues	(58.6)%	(25.1)%	(100.0)%	(36.4)%
Cost of revenues	84.7%	67.7%	(100.0)%	60.3%
Gross profit	(92.6)%	(98.3)%	(100.0)%	(96.2)%
Depreciation and amortization	(21.9)%	(55.2)%	(100.0)%	(45.8)%
Total capital expenditures	(100.0)%	-%	(100.0)%	(100.0)%
Gross margin%	(66.4)%	(54.6)%	(9.5)%	(58.0)%

Disaggregated information of revenues by geographic locations are as follows:

	September 30, 2020	September 30, 2019
PRC	$929,954	$1,242,142
U.S.	206,845	544,084
Total revenues	$1,136,799	$1,786,226

Revenues

(1) Shipping Agency and Management Services

For the three months ended September 30, 2020 and 2019, shipping agency and management services generated revenues of $206,845 and $500,000, respectively, representing an approximately 58.6% decrease in revenues. The decrease in this segment was because the shipping management services agreement we entered with Qingdao Lizhou Ship Management Co., Ltd. starting in the first quarter of fiscal year 2020 expired on June 30, 2020 and was not renewed due to the uncertainty of the shipping management market which has been negatively impacted by the COVID-19 pandemic. The decrease was partially offset by the increase in revenue from shipping agency services as we entered into a general shipping agency service agreement with Mandarine Bulk Ltd. (“Mandarine Bulk”) as the sole general shipping agency in the fourth quarter of fiscal year of 2020. Our integrated services included arranging and coordinating ship maintenance and inspection, repairs, and other services. With Sea Continent, our 80% owned joint venture, we expect to perform more services such as ship insurance, crew recruitment, training and supply and ship spare parts sales. Due to the current situation of COVID-19, any plans on the operation of Sea Continent have been postponed. Our gross margin decreased to approximately 14.4% for the three months ended September 30, 2020 from approximately 80.8% for the same period in 2019. The decrease was mainly because of the increase in the cost of revenue for shipping agency segment which included service fees from subcontractors representing a much higher costs for the quarter ended September 30, 2020 than that in the same period of 2019 in which we provided shipping management service utilizing our operational staffs.

(2) Revenues from Freight Logistics Services

Freight logistics services primarily consist of cargo forwarding, brokerage and other freight services. During the three months ended September 30, 2020, revenues decreased by $312,188 or approximately 25.1%. The decrease was primarily due to the fact that performance of certain freight logistic contracts we entered into with customers starting in the first quarter of fiscal year 2020 was delayed as our customers were negatively impacted by the pandemic and required additional time to execute existing contracts and as a result, we did not generate any revenue from these contracts for the three months ended September 30, 2020. For those contracts, we acted as an agent in arranging the relationship between the customer and the third-party service provider and did not control the services rendered to the customer. For the three months ended September 30, 2019, gross revenue and gross cost of revenue related to these contracts amounted to approximately $9.1 million and $8.5 million, respectively. However, as we only acted as an agent, our revenues on these contacts were accounted for on a net basis. For all the freight logistics services that we provided to our clients for the three months ended September 30, 2020, we acted as principal and controlled the freight logistics services.

Our gross profit margin decreased by approximately 54.6% from approximately 55.9% for the three months ended September 30, 2019 to approximately 1.3% for the same period in 2020. The decrease in gross margin was due to the following factors: 1) we control the freight logistics services provided which usually have a lower margins than those aforementioned freight logistic contracts where we acted as agents; 2) the cost of revenues for our PRC domestic and export services were higher for the three months ended September 30, 2020 than the same period in 2019 because of the uncertainty of the freight logistics export market and the fact that our freight carriers have been negatively impacted by the COVID-19 pandemic in other countries.

(3) Revenues from Container Trucking Services

For the three months ended September 30, 2020 and 2019, revenues generated from container trucking services were nil and $44,084, respectively. Overall revenues from this segment decreased by $44,084 or 100.0%. The decrease in revenues from this segment was primarily due to expiration of container trucking services contracts with our customers as the pending trade negotiations between the U.S. and China. The related gross profit decreased by $4,186 from $4,186 gross profit for the year ended June 30, 2019 to nil for the same period in 2020. We do not expect an increase in revenue from this segment in the foreseeable future due to the current U.S.-China trade dynamics. However, we plan to continue to provide services on an as needed basis on short-term contracts.

Operating Costs and Expenses

Operating costs and expenses decreased by $1,650,363 or approximately 46.7%, from $3,536,306 for the three months ended September 30, 2019 to $1,885,943 for the three months ended September 30, 2020. This decrease was mainly due to the decrease in general and administrative expenses, impairment loss of fixed assets and intangible asset, provision for doubtful accounts and stock-based compensation as discussed below.

The following table sets forth the components of the Company’s costs and expenses for the periods indicated:

	For the Three Months Ended September 30,
	2020		2019		Change
	US$	%	US$	%	US$	%
Revenues	1,136,799	100.0%	1,786,226	100.0%	(649,427)	(36.4)%
Cost of revenues	1,095,226	96.3%	683,404	38.3%	411,822	60.3%
Gross margin	3.7%	N/A	61.7%	N/A	(58.1)%	N/A
Selling expenses	68,930	6.1%	130,029	7.3%	(61,099)	(47.0)%
General and administrative expenses	703,434	61.9%	1,091,455	61.1%	(388,021)	(35.6)%
Impairment loss of fixed assets and intangible asset	-	-	327,632	18.3%	(327,632)	(100.0)%
Provision for doubtful accounts, net of recovery	18,353	1.6%	889,078	49.8%	(870,725)	(97.9)%
Stock-based compensation	-	-	414,708	23.2%	(414,708)	(100.0)%
Total costs and expenses	1,885,943	165.9%	3,536,306	198.0%	(1,650,363)	(46.7)%

Cost of Revenues

Cost of revenues consisted primarily of freight costs to various freight carriers, cost of labor, other overhead and sundry costs. Cost of revenues was $1,095,226 for the three months ended September 30, 2020, an increase of $411,822, or approximately 60.3%, as compared to $683,404 for the same period in 2019. The overall cost of revenues as a percentage of our revenues increased from approximately 38.3% for the three months ended September 30, 2019, to approximately 96.3% for the same period in 2020. The increase of costs was mainly due to the fact that the costs of our PRC domestic and export services to our freight carriers were higher for the three months ended September 30, 2020 compared to the same period in 2019 as our freight carriers have been negatively impacted by the COVID-19 pandemic so the unit price our freight carriers charged us for domestic logistics services was increased. In addition, for certain export contracts that were delayed by the pandemic in fiscal year 2020, the Company incurred higher costs to reschedule and fulfil those orders in the first quarter of 2021. Starting in the fourth quarter of fiscal year of 2020, we began to provide shipping agency service agreement for Mandarine Bulk as the sole general shipping agency. The increase of costs was also because we just started shipping agency service, and the costs for shipping agency which included service fees from subcontractors were higher in 2020 than that in 2019 in which we provided shipping management service utilizing our operational staffs.

Selling Expenses

Our selling expenses consisted primarily of salaries and travel expenses for our sales representatives. For the three months ended September 30, 2020, 2020, we had $68,930 of selling expenses, as compared to $130,029 for the same period in 2019, which represents a decrease of $61,099 or approximately 47.0%. The decrease was mainly due to approximately $61,000 decrease in salaries and travel expenses as we have less employees and limited activities for our selling team under COVID-19 comparing to the same period of 2019.

General and Administrative Expenses

Our general and administrative expenses consist primarily of salaries and benefits, travel expenses for administration department, office expenses, regulatory filing and professional service fees including audit, legal and IT consulting. For the three months ended September 30, 2020, we had $703,434 of general and administrative expenses, as compared to $1,091,455 for the same period in 2019, representing a decrease of $388,021, or approximately 35.6%. The decrease was mainly due to the decrease in IT expenses of approximately $108,000, the decrease in depreciation expense of approximately $74,000 as some of our fixed assets have been fully depreciated and the decrease in salaries and travel expenses of approximately $206,000 due to we have less employees and limited activity under COVID-19 comparing to the same period of 2019.

Impairment loss of fixed assets and intangible asset

For the three months ended September 30, 2019, we recorded $327,632 of impairment loss of fixed assets and intangible asset due to the continued decrease in revenues generated from the freight logistics services, inland transportation management services and container trucking services segments. There was no such transaction for three months ended September 30, 2020.

Provision for Doubtful Accounts, net of recovery

We made $30,757 provision for doubtful accounts and offset by the recoveries of accounts receivable of $2,404 and other receivable - related party of $10,000 for the three months ended September 30, 2020 compared to $1,025,694 provision for doubtful accounts and offset by the recoveries of accounts receivable of $99,366 and other receivable - related party of $37,250 for the same period in 2019, an decrease of $870,725, or approximately 97.9%. This decrease of provision for doubtful accounts was mainly due to the decrease in revenue and collections of prior outstanding account receivables.

Stock-based Compensation

Stock-based compensation was nil for the three months ended September 30, 2020, a decrease of $414,708 or 100.0%, as compared to $414,708 for the same period in 2019. Stock-based compensation decreased significantly from the three months ended September 30, 2019 to the same period in 2020 due to no stock award was granted as a result of the decline in revenue.

Operating loss

We had an operating loss of $749,144 for the three months ended September 30, 2020, compared to $1,750,080 for the same period in 2019. Such change was the result of the combination of the changes discussed above.

Taxation

We recorded no income tax expense for both three months ended September 30, 2020 and 2019.

We have incurred a cumulative U.S. federal net operating loss (“NOL”) of approximately $6,456,000 as of June 30, 2020, which may reduce future federal taxable income. The NOL generated prior to the year ended June 30, 2017 amounted to approximately $1,400,000 will expire in 2037 and the remaining balance carried forward indefinitely. During the three months ended September 30, 2020, approximately $549,000 of additional NOL was generated and the tax benefit derived from such NOL was approximately $115,000.

Our operations in China have incurred a cumulative a cumulative NOL of approximately $5,961,000 as of June 30, 2020, which may reduce future taxable income. The NOL amounted to approximately $675,000 start expiring from 2023 and the remaining balance of NOL will be expired by 2026. During the three months ended September 30, 2020, approximately $3,000 of additional NOL was generated and the tax benefit derived from such NOL was approximately $1,000.

We periodically evaluates the likelihood of the realization of deferred tax assets, and reduces the carrying amount of the deferred tax assets by a valuation allowance to the extent it believes a portion will not be realized. Management considers new evidence, both positive and negative, that could affect our future realization of deferred tax assets including its recent cumulative earnings experience, expectation of future income, the carry forward periods available for tax reporting purposes and other relevant factors. We determined that it is more likely than not our deferred tax assets could not be realized due to uncertainty on future earnings as a result of the deterioration of trade negotiation between the U.S. and China. We provided a 100% allowance for its deferred tax assets as of September 30, 2020. The net increase in valuation for the three months ended September 30, 2020 amounted to approximately $270,000 based on management’s reassessment of the amount of our deferred tax assets that are more likely than not to be realized.

Net loss

As a result of the foregoing, we had a net loss of $748,456 for the three months ended September 30, 2020, compared to $1,748,624 for the same period in 2019. After the deduction of non-controlling interest, net loss attributable to the Company was $733,791 for the three months ended September 30, 2020, compared to $1,627,353 for the same period in 2019. Comprehensive loss attributable to the Company was $542,540 for the three months ended September 30, 2020, compared to $2,273,564 for the same period in 2019.

Comparison of the Years ended June 30, 2020 and 2019

Revenues

Revenues decreased by $35,235,091 or approximately 84.4%, from $41,771,047 for the year ended June 30, 2019 to $6,535,956 for the same period in 2020. The decrease was primarily due to the fact that in certain freight logistics contracts that we entered into with customers starting from the first quarter of fiscal year 2020, we only acted as an agent and did not control the services rendered to the customers as we are not the primary responsible party to fulfill the services in order to reduce possible risks as a result of the uncertainties in current trade environments. As such our revenues on these contracts are accounted for on a net basis. The decrease was also due to the decrease in revenues from inland transportation management services as our service contracts with customers have expired and there was no new business for this segment. In addition, as a result of COVID-19, which caused business interruption staring third quarter of fiscal year 2020 had slowed our revenue growth than expected across all segments.

The following tables present summary information by segments mainly regarding the top-line financial results for the years ended June 30, 2020 and 2019:

	For the Year Ended June 30, 2020
	Shipping Agency and Management Services	Inland Transportation Management Services	Freight Logistics Services		Container Trucking Services	Total
Revenues
- Related party	$-	$-	$-		$-	$-
- Third parties	$2,105,651	$-	$4,368,596	*	$61,709	$6,535,956
Total revenues	$2,105,651	$-	$4,368,596		$61,709	$6,535,956
Cost of revenues	$827,690	$-	$2,795,859	*	$55,314	$3,678,863
Gross profit	$1,277,961	$-	$1,572,737		$6,395	$2,857,093
Depreciation and amortization	$340,421	$-	$7,684		$54,189	$402,294
Total capital expenditures	$6,984	$-	$-		$-	$6,984
Gross margin%	60.7%	-	36.0%		10.4%	43.7%

*	For the year ended June 30, 2020, gross revenue and gross cost of revenue related to the contracts where we acted as agents amounted to approximately $25.8 million and $24.3 million, respectively.

	For the Year Ended June 30, 2019
	Shipping Agency Services	Inland Transportation Management Services	Freight Logistics Services	Container Trucking Services	Total
Revenues
- Related party	$-	$433,383	$-	$-	$433,383
- Third parties	$2,093,680	$1,036,416	$37,725,136	$482,432	$41,337,664
Total revenues	$2,093,680	$1,469,799	$37,725,136	$482,432	$41,771,047
Cost of revenues	$1,894,332	$128,624	$33,556,109	$427,445	$36,006,510
Gross profit	$199,348	$1,341,175	$4,169,027	$54,987	$5,764,537
Depreciation and amortization	$-	$110,821	$1,902	$18,197	$130,920
Total capital expenditures	$-	$-	$125,817	$17,675	$143,492
Gross margin%	9.5%	91.2%	11.1%	11.4%	13.8%

	% Changes For the Year Ended June 30, 2020 to 2019
	Shipping Agency and Management Services	Inland Transportation Management Services	Freight Logistics Services	Container Trucking Services	Total
Revenues
- Related party	-	(100.0)%	-	-	(100.0)%
- Third parties	0.6%	(100.0)%	(88.4)%	(87.2)%	(84.2)%
Total revenues	0.6%	(100.0)%	(88.4)%	(87.2)%	(84.4)%
Cost of revenues	(56.3)%	(100.0)%	(91.7)%	(87.1)%	(89.8)%
Gross profit	541.1%	(100.0)%	(62.3)%	(88.4)%	(50.4)%
Depreciation and amortization	100.0%	(100.0)%	304.0%	197.8%	207.3%
Total capital expenditures	100.0%	-	(100.0)%	(100.0)%	(95.1)%
Gross margin%	51.2%	(91.2)%	24.9%	(1.0)%	29.9%

Disaggregated information of revenues by geographic locations are as follows:

	June 30, 2020	June 30, 2019
PRC	$4,368,596	$37,755,310
U.S.	2,167,360	1,922,057
Hong Kong	-	2,093,680
Total revenues	$6,535,956	$41,771,047

Revenues

(1) Shipping Agency and Management Services

For the years ended June 30, 2020 and 2019, shipping agency and management services generated revenues of $2,105,651 and $2,093,680, respectively, representing an approximately 0.6% increase in revenues. The increase in this segment was because we entered into a general shipping agency service agreement with Mandarine Bulk as the sole general shipping agency and a shipping management services agreement with Qingdao Lizhou Ship Management Co., Ltd. for the year ended June 30, 2020. Our integrated services included arranging and coordinating ship maintenance and inspection, repairs, and other services. With Sea Continent, our 80% owned joint venture, we expect to perform more services such as ship insurance, crew recruitment, training and supply and ship spare parts sales. Our gross margin increased to 60.7% for the year ended June 30, 2020 from 9.5% for the same period in 2019. The increase was mainly because we started to provide shipping management service utilizing our operational staffs in 2020 as compared to the 2019 cost of revenue for shipping agency which included service fees from subcontractors at a much higher costs.

(2) Revenues from Inland Transportation Management Services

For the years ended June 30, 2020 and 2019, inland transportation management services generated related-party revenue of $0 and $433,383, respectively. Revenue generated from Tengda Northwest Ferroalloy Co., Ltd. (“Tengda Northwest”) for the years ended June 30, 2020 and 2019 amounted to $0 and $1,036,416, respectively. The overall decrease in revenues generated from this segment amounted to $1,469,799 or 100.0% due to the expiration of our inland transportation management service contracts with the aforementioned customers. We expect limited growth in this segment in the coming years due to the current trade dynamics.

(3) Revenues from Freight Logistics Services

Freight logistics services primarily consist of cargo forwarding, brokerage and other freight services. During the year ended June 30, 2020, revenues decreased by $33,356,540 or approximately 88.4%. The decrease was primarily due to the fact that in certain freight logistic contracts that we entered into with customers starting from the first quarter of fiscal year 2020, we acted as an agent in arranging the relationship between the customer and the third-party service provider and did not control the services rendered to the customer. For the year ended June 30, 2020, gross revenue and gross cost of revenue related to these contracts amounted to approximately $25.8 million and $24.3 million, respectively. However, as we only acted as an agent, our revenues on these contacts were accounted for on a net basis.

Our gross profit margin increased by approximately 24.9% from approximately 11.1% for year ended June 30, 2019 to approximately 36.0% for the same period in 2020. The increase in gross margin was due to the following factors: 1) the aforementioned freight logistic contracts where we acted as agents usually have lower margins than those where we control the services provided; 2) change in the mix of services provided. Even with the same customer, every transaction has a unique gross margin due to differing service scopes. Generally, an engagement where we provide a broader set of services generates a higher gross margin, and an engagement of a more limited scope of services has a lower gross margin.

(4) Revenues from Container Trucking Services

For the years ended June 30, 2020 and 2019, revenues generated from container trucking services were $61,709 and $482,432, respectively. Overall revenues from this segment decreased by $420,723 or approximately 87.2%. The decrease in revenues from this segment was primarily due to the pending trade negotiations between the U.S. and China, which decreased container shipments from China to the U.S. The related gross profit decreased by $48,592 from $54,987 gross profit for the year ended June 30, 2019 to $6,395 for the same period in 2020. Gross profit margin for both periods remained relatively consistent.

Operating Costs and Expenses

Operating costs and expenses decreased by $23,467,433 or approximately 49.2%, from $47,741,493 for the year ended June 30, 2019 to $24,274,060 for the year ended June 30, 2020. This decrease was mainly due to the decrease in cost of revenue, selling expenses, general and administrative expenses and stock-based compensation as discussed below.

The following table sets forth the components of the Company’s costs and expenses for the periods indicated:

	For the Years Ended June 30,
	2020		2019		Change
	US$	%	US$	%	US$	%
Revenues	6,535,956	100.0%	41,771,047	100.0%	(35,235,091)	(84.4)%
Cost of revenues	3,678,863	56.3%	36,006,510	86.2%	(32,327,647)	(89.8)%
Gross margin	43.7%	N/A	13.8%	N/A	29.9%	N/A
Selling expenses	393,617	6.0%	718,754	1.7%	(325,137)	(45.2)%
General and administrative expenses	3,386,690	51.8%	4,344,435	10.4%	(957,745)	(22.0)%
Impairment loss of fixed assets and intangible asset	327,632	5.0%	-	-%	327,632	100.0%
Impairment loss of deposit for leasehold improvement	-	-%	425,068	1.0%	(425,068)	(100.0)%
Provision for doubtful accounts	14,910,502	228.1%	3,978,893	9.5%	10,931,609	274.7%
Stock-based compensation	1,576,756	24.1%	2,267,833	5.4%	(691,077)	(30.5)%
Total Costs and Expenses	24,274,060	371.3%	47,741,493	114.2%	(23,467,433)	(49.2)%

Cost of Revenues

Cost of revenues consisted primarily of freight costs to various freight carriers, cost of labor, other overhead and sundry costs. Cost of revenues was $3,678,863 for the year ended June 30, 2020, a decrease of $32,327,647, or approximately 89.8%, as compared to $36,006,510 for the same period in 2019. The overall cost of revenues as a percentage of our revenues decreased from approximately 86.2% for the year ended June 30, 2019, to approximately 56.3% for the same period in 2020. Cost of revenues for freight logistics and container trucking services consists primarily of freight costs to various freight carriers. The decrease of costs was mainly due to the aforementioned certain freight logistic contracts in which only acted as an agent and did not control the services rendered to the customers for the year ended June 30, 2020.

Selling Expenses

Our selling expenses consisted primarily of salaries and travel expenses for our sales representatives. For the year ended June 30, 2020, we had $393,617 of selling expenses, as compared to $718,754 for the same period in 2019, which represents a decrease of $325,137 or approximately 45.2%. The decrease was mainly due to approximately $299,000 decrease in business development expenses as limited activities for our selling team under COVID-19.

General and Administrative Expenses

Our general and administrative expenses consist primarily of salaries and benefits, travel expenses for administration department, software development expenses, office expenses, regulatory filing and professional service fees including audit, legal and IT consulting. For the year ended June 30, 2020, we had $3,386,690 of general and administrative expenses, as compared to $4,344,435 for the same period in 2019, representing a decrease of $957,745, or approximately 22.0%. The decrease was mainly due to the decrease in IT expenses of approximately $601,000, the decrease in professional service fees of approximately $131,000 as we incurred less expenses on management consulting and advisory services and the decrease in travel and office expenses of approximately $497,000 as we incurred less travel and office expenses due to our office closure and limited activity under COVID-19. The decrease was offset by the approximately $271,000 increase in depreciation and amortization expenses.

Impairment loss of fixed assets and intangible asset

For the year ended June 30, 2020, we recorded $327,632 of impairment loss of fixed assets and intangible asset due to the continued decrease in revenues generated from the inland transportation management segment. There was no such transaction for year ended June 30, 2019.

Impairment loss of deposit for leasehold improvement

For the year ended June 30, 2019, we recorded a $425,068 impairment loss on the deposit as we paid a $422,381 deposit for leasehold improvements on our IT infrastructure facility including upgrading the server room of its Shanghai office. The design plan for the leasehold improvement was not approved by the building management due to power supply issues and we planned to move the IT infrastructure facility to our Ningbo office. There was no such transaction for year ended June 30, 2020.

Provision for Doubtful Accounts

We made $15,051,209 provision for doubtful accounts and offset by the recoveries of accounts receivable of $99,366 and other receivable - related party of $41,341 for the year ended June 30, 2020 compared to $3,978,893 with no recovery for the same period in 2019, an increase of $10,931,609, or approximately 274.7%. This increase of provision for doubtful accounts was mainly because the recent outbreak of COVID-19 has adversely affected our customers’ business operations, which in turn adversely affected our ability to collect accounts receivable and other receivables from our customers.

Stock-based Compensation

Stock-based compensation was $1,576,756 for the year ended June 30, 2020, a decrease of $691,077 or approximately 30.5%, as compared to $2,267,833 for the same period in 2019. Stock-based compensation decreased significantly from the year ended June 30, 2019 to the same period in 2020 due to less stock award was granted as a result of the decline in revenue as well as lower average stock prices in the year ended June 30, 2020 compared to the same period of the prior year.

Operating Loss

We had an operating loss of $17,738,104 for the year ended June 30, 2020, compared to an operating loss of $5,970,446 for the same period in 2019. Such change was the result of the combination of the changes discussed above.

Taxation

We recorded an income tax expense of $186,021 for the year ended June 30, 2020, compared to income tax expense of $920,869 for the same period in 2019. For the year ended June 30, 2020, income tax decreased by $734,848 or approximately 79.8%, as compare to the same period in 2019 due to the decrease in taxable income, mainly in the Company’s PRC entity conducting freight logistic services.

We have incurred a cumulative U.S. federal net operating loss (“NOL”) of approximately $3,781,000 as of June 30, 2019, which may reduce future federal taxable income. The NOL generated prior to the year ended June 30, 2017 amounted to approximately $1,400,000 will expire in 2037 and the remaining balance carried forward indefinitely. During the year ended June 30, 2020, approximately $2,675,000 of additional NOL was generated and the tax benefit derived from such NOL was approximately $562,000.

Our operations in China have incurred a cumulative a cumulative NOL of approximately $5,828,000 as of June 30, 2019, which may reduce future taxable income. The NOL amounted to approximately $281,000 start expiring from 2021 and the remaining balance of NOL will be expired by 2025. During the year ended June 30, 2020, approximately $133,000 of additional NOL was generated and the tax benefit derived from such NOL was approximately $33,000.

We periodically evaluates the likelihood of the realization of deferred tax assets, and reduces the carrying amount of the deferred tax assets by a valuation allowance to the extent it believes a portion will not be realized. Management considers new evidence, both positive and negative, that could affect our future realization of deferred tax assets including its recent cumulative earnings experience, expectation of future income, the carry forward periods available for tax reporting purposes and other relevant factors. We determined that it is more likely than not our deferred tax assets could not be realized due to uncertainty on future earnings as a result of the deterioration of trade negotiation between the U.S. and China. We provided a 100% allowance for its deferred tax assets as of June 30, 2020. The net increase in valuation for the year ended June 30, 2020 amounted to approximately $3,861,000 based on management’s reassessment of the amount of our deferred tax assets that are more likely than not to be realized.

Net Loss

As a result of the foregoing, we had a net loss of $17,928,647 for the year ended June 30, 2020, compared to $7,012,113 for the same period in 2019. After the deduction of non-controlling interest, net loss attributable to the Company was $16,452,894 for the year ended June 30, 2020, compared to $6,533,844 for the same period in 2019. Comprehensive loss attributable to the Company was $16,943,111 for the year ended June 30, 2020, compared to $6,932,543 for the same period in 2019.

Liquidity and Capital Resources

Cash Flows and Working Capital (September 30, 2020)

As of September 30, 2020, we had $1,023,789 in cash (cash on hand and cash in bank). We held approximately 93.2% of our cash in banks located in the U.S., Australia and Hong Kong and held approximately 6.8% of our cash in banks located in the PRC.

As of September 30, 2020, we had the following loans outstanding:

Loans	Maturities	Interest rate	September 30, 2020
Small business administration loan	May 2050	3.75%	$155,900
Paycheck protection program loan	-	-	$124,570

The following table sets forth a summary of our cash flows for the periods as indicated:

	For the Three Months Ended September 30,
	2020	2019
Net cash used in operating activities	$(397,477)	$(2,670,358)
Net cash used in investing activities	$-	$(4,538)
Net cash provided by financing activities	$1,111,069	$-
Effect of exchange rate fluctuations on cash	$179,015	$(326,316)
Net increase (decrease) in cash	$892,607	$(3,001,212)
Cash at the beginning of period	$131,182	$3,142,650
Cash at the end of period	$1,023,789	$141,438

The following table sets forth a summary of our working capital:

	September 30, 2020	June 30, 2020	Variation	%
Total Current Assets	$2,594,464	$1,913,319	$681,145	35.6%
Total Current Liabilities	$6,187,994	$5,808,865	$379,129	6.5%
Working Deficit	$(3,593,530)	$(3,895,546)	$302,016	(7.8)%
Current Ratio	0.42	0.33	0.09	27.3%

In assessing the liquidity, we monitor and analyze our cash on-hand and our operating and capital expenditure commitments. Our liquidity needs are to meet our working capital requirements, operating expenses and capital expenditure obligations. As of September 30, 2020, our working capital deficit was approximately $3.6 million and we had cash of approximately $1.0 million. We plan to fund continuing operations through identifying new prospective joint venture partners and strategic alliance opportunities for new revenue sources, and by reducing costs to improve profitability and replenish working capital. We believe our ability to repay our current obligations will depend on the future realization of our current assets and the future operating revenues generated from our operations.

We believe that we will require a minimum of approximately $1.6 million cash over the next twelve months to operate at our current level, either from revenues or funding. Based on our current revenue and expense projection, we believe we will generate at least the same amount of revenue in the coming year compared to the current year as we and the market are both recovering from the impact of the pandemic. In addition, we entered into certain securities purchase agreement with certain non-U.S. Persons to purchase 860,000 shares of series A convertible preferred stock in November 2020. The aggregate proceeds was approximately $1.4 million. If our revenue does not achieve our expected level, we will also be implementing cost saving measures to reduce its operating cash outflow.

We expect to realize the balance of our current assets within the normal operating cycle of a twelve month period. If we are unable to realize our current assets within the normal operating cycle of a twelve month period, we may have to consider supplementing our available sources of funds through the following sources:

●	we will continuously seek equity financing to support our working capital. On September 17, 2020, we entered into certain securities purchase agreement with certain non-U.S. Persons to purchase 720,000 Shares at a per share purchase price of $1.46 for aggregate proceeds of approximately $1.05 million. The full amount of proceeds have been received. On November 2 and November 3, 2020, we entered into certain securities purchase agreement with certain non-U.S. Persons to purchase 860,000 shares of series A convertible preferred stock at a per share purchase price of $1.66 for aggregate proceeds of approximately $1.43 million. The Company has received the full amount of payment in November 2020.

●	other available sources of financing from small business administration, PRC banks and other financial institutions; and

●	financial support and credit guarantee commitments from our stockholders and directors.

Based on the above considerations, we are of the opinion that we has sufficient funds to meet our future liquidity requirements for at least twelve months from the date of this prospectus. We have considered whether there is a going concern issue due to our continuing losses. Based upon the continuing equity financing from investors and credit guarantee support from its stockholders to provide the necessary funds to us to continue its operations should the need arise, we believe that it has alleviated the going concern issue.

Cash Flows and Working Capital (June 30, 2020)

As of June 30, 2020, we had $131,182 in cash (cash on hand and cash in bank). We held approximately 22.8% of our cash in banks located in US, Australia and Hong Kong and held approximately 77.2% of our cash in banks located in the PRC.

As of June 30, 2020, we had the following loans outstanding:

Loans	Maturities	Interest rate	June 30, 2020
Small business administration loan	May 2050	3.75%	$155,900
Paycheck protection program loan	-	-	$124,570

The following table sets forth a summary of our cash flows for the periods as indicated:

	For the Years Ended June 30,
	2020	2019
Net cash used in operating activities	$(3,896,534)	$(4,273,067)
Net cash used in investing activities	$(1,358)	$(143,493)
Net cash provided by financing activities	$1,220,601	$850,000
Effect of exchange rate fluctuations on cash	$(334,177)	$(389,049)
Net decrease in cash	$(3,011,468)	$(3,955,609)
Cash at the beginning of year	$3,142,650	$7,098,259
Cash at the end of year	$131,182	$3,142,650

The following table sets forth a summary of our working capital:

	June 30, 2020	June 30, 2019	Variation	%
Total Current Assets	$1,913,319	$15,945,162	$(14,031,843)	(88.0)%
Total Current Liabilities	$5,808,865	$5,239,233	$569,632	10.9%
Working Capital (Deficit)	$(3,895,546)	$10,705,929	$(14,601,475)	(136.4)%
Current Ratio	0.33	3.04	(2.71)	(89.2)%

In assessing the liquidity, we monitor and analyze our cash on-hand and our operating and capital expenditure commitments. Our liquidity needs are to meet our working capital requirements, operating expenses and capital expenditure obligations. As of June 30, 2020, our working capital deficit was approximately $3.9 million and we had cash of approximately $0.1 million. We plan to fund continuing operations through identifying new prospective joint venture partners and strategic alliance opportunities for new revenue sources, and by reducing costs to improve profitability and replenish working capital. We believe our ability to repay our current obligations will depend on the future realization of our current assets and the future operating revenues generated from our operations.

We expect to realize the balance of our current assets within the normal operating cycle of a twelve month period. If we are unable to realize our current assets within the normal operating cycle of a twelve month period, we may have to consider supplementing our available sources of funds through the following sources:

●	we will continuously seek equity financing to support our working capital. On November 13, 2019, we entered into a share purchase agreement with Shanming Liang, director of Guangxi Jinqiao Industrial Group Co., Ltd., to purchase 200,000 shares of the our common stock at a purchase price of $5.00 per share for aggregate proceeds of $1.0 million. We received gross proceeds of $940,131 for fiscal year 2020. From July to September 2020, we received remaining proceeds of $59,869. The full amount of subscription receivable have been paid off.

On September 17, 2020, we entered into certain securities purchase agreement with certain non-U.S. Persons to purchase 720,000 Shares at a per share purchase price of $1.46 for aggregate proceeds of approximately $1.05 million. On September 21 and September 22, 2020, we received total gross proceeds of approximately $1.05 million.

●	other available sources of financing from small business administration, PRC banks and other financial institutions; and

●	financial support and credit guarantee commitments from our shareholders and directors.

Based on the above considerations, we are of the opinion that we will not have sufficient funds to meet our working capital requirements and current liabilities as they become due one year from the date of this prospectus. Additionally, there is no assurance we will be successful in our plans. There are a number of factors that could potentially arise that could undermine our plans, such as changes in PRC government policy, economic conditions, and competitive pricing in the industries that we operate in.

Our management has considered whether there is substantial doubt about its ability to continue as a going concern due to 1) our recurring losses from operations, including approximately $16.5 million net loss attributable to our stockholders for the year ended June 30, 2020, 2) accumulated deficit of approximately $23.4 million as of June 30, 2020 and 3) has negative operating cash flows of approximately $3.9 million for the year ended June 30, 2020. All of these factors raised substantial doubt about the ability of us to continue as a going concern.

Operating Activities

Our net cash used in operating activities was approximately $0.4 million for the three months ended September 30, 2020. The operating cash outflow for the three months ended September 30, 2020 was primarily attributable to our net loss of $0.7 million, adjusted by non-cash items of approximately $0.1 million of depreciation and amortization expenses of fixed assets and intangible asset. We had an increase in other receivables of approximately $0.1 million offset by an increase of approximately $0.2 million in accrued expenses and other current liabilities as we have more salary and reimbursement payable, and a decrease approximately $0.1 million of due from related parties as a result of collections made during the year.

Our net cash used in operating activities was approximately $2.7 million for the three months ended September 30, 2019. The operating cash outflow for the three months ended September 30, 2019 was primarily attributable to our net loss of approximately $1.7 million, of which approximately $0.4 million of stock compensation expense, approximately $0.3 million of impairment loss of fixed assets and intangible asset and approximately $0.9 million for provision of doubtful accounts were non-cash expenses. We had an increase in other receivables of approximately $5.4 million as we prepaid certain costs of commodities on behalf of our customers, offset by a decrease of approximately $2.2 million in accounts receivable as a result of collections made during the three months.

Our net cash used in operating activities was approximately $3.9 million for the year ended June 30, 2020 compared to net cash used in operating activities of approximately $4.3 million for the same period in 2019. The operating cash outflow for the year ended June 30, 2020 was primarily attributable to our net loss of approximately $17.9 million, of which approximately $1.6 million of stock compensation expense, approximately $0.3 million of impairment loss of fixed assets, approximately $0.4 million of depreciation and amortization expenses of fixed assets and intangible asset and approximately $14.9 million for provision of doubtful accounts were non-cash expenses. We had an increase in other receivables of approximately $5.8 million as we prepaid certain costs of commodities on behalf of our customers offset by a decrease of approximately $1.1 million in accounts receivable, approximately $0.4 million of notes receivable and approximately $0.4 million of due from related parties as a result of collections made during the year.

Our net cash used in operating activities was approximately $4.3 million for the year ended June 30, 2019. The increase in operating cash outflow is primarily attributable to our net loss of approximately $7.0 million, of which approximately $2.3 million of stock compensation expense and approximately $4.0 million for provision of doubtful accounts were non-cash expenses. We had an increase of approximately $2.6 million in accounts receivable due to increase in sales, an increase of approximately $2.9 million in long-term deposits, an increase in advances to third party suppliers of approximately $3.7 million offset by the decrease in advances to related party supplier as we collected a reimbursement of approximately $3.3 million from Zhiyuan Hong Kong, and a decrease in prepaid expenses and other current assets of approximately $1.4 million, which mainly consisted of software development costs and other related consulting fees incurred during the year ended June 30, 2019, and a decrease of approximately $1.4 million due from related parties.

Investing Activities

We did not have any investing activities for the three months ended September 30, 2020.

Net cash used in investing activities was $4,538 for the three months ended September 30, 2019, mainly for the purchase of computer equipment.

Net cash used in investing activities was $1,358 for the year ended June 30, 2020, mainly for the purchase of computer equipment and making office leasehold improvement of $6,984. The cash outflow was offset by proceeds from disposal of vehicle of $5,626.

Net cash used in investing activities was approximately $0.1 million for the year ended June 30, 2019, mainly for the purchase of a motor vehicle.

Financing Activities

Net cash provided by financing activities was approximately $1.1 million for the three months ended September 30, 2020 due to cash proceeds received from issuance of common stock to a private investor for approximately $1.1 million.

We did not have any financing activities for the three months ended September 30, 2019.

Net cash provided by financing activities was approximately $1.2 million for the year ended June 30, due to cash proceeds received from issuance of common stock to a private investor for approximately $0.9 million and approximately $0.3 million from SBA and PPP loans.

Net cash provided by financing activities was approximately $0.9 million for the year ended June 30, 2019 due to cash proceeds received from issuance of common stock to a private investor.

Critical Accounting Policies

We prepare our unaudited condensed consolidated financial statements in accordance with U.S. GAAP. These accounting principles require us to make judgments, estimates and assumptions on the reported amounts of assets and liabilities at the end of each fiscal period, and the reported amounts of revenues and expenses during each fiscal period. We continually evaluate these judgments and estimates based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and assumptions that we believe to be reasonable.

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement” (“ASU 2018-13”). ASU 2018-13 removes, modifies and adds certain disclosure requirements in Topic 820 “Fair Value Measurement.” ASU 2018-13 eliminates certain disclosures related to transfers and the valuations process, modifies disclosures for investments that are valued based on net asset value, clarifies the measurement uncertainty disclosure, and requires additional disclosures for Level 3 fair value measurements. We adopted this ASU on July 1, 2020 and the adoption has no significant impact to our unaudited condensed consolidated financial statements as a whole.

There have been no other material changes during the three months ended September 30, 2020 in our significant accounting policies from those previously disclosed in the Company’s annual report for the fiscal year ended June 30, 2020.

We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the U.S. (“US GAAP”) pursuant to the rules and regulations of the SEC. The consolidated financial statements include the accounts of us and include the assets, liabilities, revenues and expenses of the subsidiaries and VIEs. All intercompany transactions and balances have been eliminated in consolidation.

Sino-Global Shipping Agency Ltd., a PRC corporation (“Sino-China”), is considered a variable interest entity (“VIE”), with us as the primary beneficiary. We, through Trans Pacific Shipping Ltd., entered into certain agreements with Sino-China, pursuant to which we receive 90% of Sino-China’s net income.

As a VIE, Sino-China’s revenues are included in our total revenues, and any income/loss from operations is consolidated with that of us. Because of contractual arrangements between us and Sino-China, we have a pecuniary interest in Sino-China that requires consolidation of the financial statements of us and Sino-China.

We have consolidated Sino-China’s operating results in accordance with Accounting Standards Codification (“ASC”) 810-10, “Consolidation.” The agency relationship between us and Sino-China and its branches is governed by a series of contractual arrangements pursuant to which we have substantial control over Sino-China. Management makes ongoing reassessments of whether we remain the primary beneficiary of Sino-China.

Use of Estimates and Assumptions

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Estimates are adjusted to reflect actual experience when necessary. Significant accounting estimates reflected in the our consolidated financial statements include revenue recognition, fair value of stock based compensation, cost of revenues, allowance for doubtful accounts, impairment loss, deferred income taxes, income tax expense and the useful lives of property and equipment. The inputs into our judgments and estimates consider the economic implications of COVID-19 on our critical and significant accounting estimates. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates.

Revenue Recognition

We recognize revenue which represents the transfer of goods and services to customers in an amount that reflects the consideration to which we expect to be entitled in such exchange. We identified contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of goods and services transfers to a customer. Our revenue streams are recognized at a point in time.

We use a five-step model to recognize revenue from customer contracts. The five-step model requires that we (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) we satisfy the performance obligation.

We continue to derive revenues from sales contracts with customers with revenues being recognized upon performance of services. Persuasive evidence of an arrangement is demonstrated via sales contract and invoice; and the sales price to the customer is fixed upon acceptance of the sales contract and there is no separate sales rebate, discount, or other incentive. Our revenues are recognized at a point in time after all performance obligations are satisfied.

Contract balances

We record receivables related to revenue when we have an unconditional right to invoice and receive payment.

Deferred revenue consists primarily of customer billings made in advance of performance obligations being satisfied and revenue being recognized.

Taxation

Because we and our subsidiaries and Sino-China were incorporated in different jurisdictions, they file separate income tax returns. We use the asset and liability method of accounting for income taxes in accordance with U.S. GAAP. Deferred taxes, if any, are recognized for the future tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements. A valuation allowance is provided against deferred tax assets if it is more likely than not that the asset will not be utilized in the future.

We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. We recognize interest and penalties, if any, related to unrecognized tax benefits as income tax expense. We had no uncertain tax positions as of June 30, 2020 and 2019.

Income tax returns for the years prior to 2016 are no longer subject to examination by U.S. tax authorities.

PRC Enterprise Income Tax

PRC enterprise income tax is calculated based on taxable income determined under the PRC Generally Accepted Accounting Principles (“PRC GAAP”) at 25%. Sino-China and Trans Pacific are registered in PRC and governed by the Enterprise Income Tax Laws of the PRC.

PRC Value Added Taxes and Surcharges

We are subject to value added tax (“VAT”). Revenue from services provided by the our PRC subsidiaries and affiliates, including Sino-China and Trans Pacific are subject to VAT at rates ranging from 9% to 13%. Entities that are VAT general taxpayers are allowed to offset qualified VAT paid to suppliers against their VAT liability. Net VAT liability is recorded in taxes payable on the consolidated balance sheets.

In addition, under the PRC regulations, our PRC subsidiaries and affiliates are required to pay the city construction tax (7%) and education surcharges (3%) based on the net VAT payments.

We prepare our consolidated financial statements in accordance with U.S. GAAP. These accounting principles require us to make judgments, estimates and assumptions on the reported amounts of assets and liabilities at the end of each fiscal period, and the reported amounts of revenues and expenses during each fiscal period. We continually evaluate these judgments and estimates based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and assumptions that we believe to be reasonable.

Recent Accounting Pronouncements

Pronouncements adopted

Effective July 1, 2019, we adopted ASU 2016-02, “Leases” (Topic 842), and elected the practical expedients that does not require us to reassess: (1) whether any expired or existing contracts are, or contain, leases, (2) lease classification for any expired or existing leases and (3) initial direct costs for any expired or existing leases. For lease terms of twelve months or fewer, a lessee is permitted to make an accounting policy election not to recognize lease assets and liabilities. We also adopted the practical expedient that allows lessees to treat the lease and non-lease components of a lease as a single lease component. We recognized lease liabilities of approximately $0.3 million, with corresponding ROU assets of approximately the same amount based on the present value of the future minimum rental payments of leases, using a weighted average discount rate of 8.98%.

On July 1, 2019, we adopted ASU 2018-07 where awards to nonemployees are measured by estimating the fair value of the equity instruments to be issued. The amendments specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards which superseded ASU 505-50. The ASU is required to be applied on a prospective basis to all new awards granted after the date of adoption. We adopted this ASU on July 1, 2019 and the adoption has no significant impact to our consolidated financial statements as a whole.

Pronouncements not yet adopted

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement” (“ASU 2018-13”). ASU 2018-13 removes, modifies and adds certain disclosure requirements in Topic 820 “Fair Value Measurement.” ASU 2018-13 eliminates certain disclosures related to transfers and the valuations process, modifies disclosures for investments that are valued based on net asset value, clarifies the measurement uncertainty disclosure, and requires additional disclosures for Level 3 fair value measurements. ASU 2018-13 is effective for the Company for annual and interim reporting periods beginning July 1, 2020. We do not believe the adoption of this ASU will have a material effect on our consolidated financial statements.

In May 2019, the FASB issued ASU 2019-05, which is an update to ASU Update No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which introduced the expected credit losses methodology for the measurement of credit losses on financial assets measured at amortized cost basis, replacing the previous incurred loss methodology. The amendments in Update 2016-13 added Topic 326, Financial Instruments—Credit Losses, and made several consequential amendments to the Codification. Update 2016-13 also modified the accounting for available-for-sale debt securities, which must be individually assessed for credit losses when fair value is less than the amortized cost basis, in accordance with Subtopic 326-30, Financial Instruments— Credit Losses—Available-for-Sale Debt Securities. The amendments in this ASU address those stakeholders’ concerns by providing an option to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost basis. For those entities, the targeted transition relief will increase comparability of financial statement information by providing an option to align measurement methodologies for similar financial assets. Furthermore, the targeted transition relief also may reduce the costs for some entities to comply with the amendments in Update 2016-13 while still providing financial statement users with decision-useful information. In November 2019, the FASB issued ASU No. 2019-10, which to update the effective date of ASU No. 2016-13 for private companies, not-for-profit organizations and certain smaller reporting companies applying for credit losses standard. The new effective date for these preparers is for fiscal years beginning after July 1, 2023, including interim periods within those fiscal years. The Company has not early adopted this update and it will become effective on July 1, 2023 assuming the Company will remain eligible to be smaller reporting company. We are currently evaluating the impact of this new standard on our consolidated financial statements and related disclosures. We are currently evaluating the impact of this new standard on our consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”. The amendments in this Update simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. ASU 2019-12 is effective for the Company for annual and interim reporting periods beginning July 1, 2021. Early adoption of the amendments is permitted, including adoption in any interim period for public business entities for periods for which financial statements have not yet been issued. An entity that elects to early adopt the amendments in an interim period should reflect any adjustments as of the beginning of the annual period that includes that interim period. Additionally, an entity that elects early adoption must adopt all the amendments in the same period. We are currently evaluating the impact of this new standard on our consolidated financial statements and related disclosures.

Evaluation of Disclosure Controls and Procedures

The Company maintains controls and procedures designed to ensure that information required to be disclosed by the issuer in the reports that it files or submits under the Act (15 U.S.C. 78a et seq.) is recorded, processed, summarized and reported, within the time periods specified in the Securities and Exchange Commission’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by an issuer in the reports that it files or submits under the Act is accumulated and communicated to the issuer’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

As of September 30, 2020, the Company carried out an evaluation, under the supervision of and with the participation of its management, including the Company’s Chief Executive Officer and Acting Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures. Based on the foregoing evaluation, Chief Executive Officer and Acting Chief Financial Officer concluded that the Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) were not effective and adequately designed to ensure that the information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the applicable rules and forms, and that such information was accumulated and communicated to the management, including Chief Executive Officer and Acting Chief Financial Officer, in a manner that allowed for timely decisions regarding required disclosure. The assessment stemmed from the following material weaknesses –

●	Lack of segregation of duties for accounting personnel who prepared and reviewed the journal entries;

●	Lack of resources with technical competency to review and record non-routine or complex transactions; and

●	Lack of a full time U.S. GAAP personnel in the accounting department to monitor the recording of the transactions.

Changes in Internal Control over Financial Reporting.

There were no changes in the Company’s internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) during the three months ended September 30, 2020 that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

BUSINESS

Overview

Sino-Global Shipping America, Ltd. (“Sino,” the “Company,” or “we”), a Virginia corporation, was founded in the U.S. in 2001. Sino is a non-asset based global shipping and freight logistics integrated solution provider. Sino provides tailored solutions and value-added services to its customers to drive effectiveness and control in related aspects throughout the entire shipping and freight logistics chain. We operate in four operating segments, including (1) shipping agency and management services, operated by our subsidiary in Hong Kong and the U.S.; (2) inland transportation management services, operated by our subsidiaries in the U.S.; (3) freight logistics services, operated by our subsidiaries in the PRC and the U.S.; and (4) container trucking services, operated by our subsidiaries in the PRC and the U.S.

We conduct our business primarily through our wholly-owned subsidiaries in the PRC (including Hong Kong) and the U.S., where a majority of our clients are located.

Corporate History and Our Business Segments

Since inception in 2001 and through our fiscal year ended June 30, 2013, our sole business was providing shipping agency services. In general, we provided two types of shipping agency services: loading/discharging services and protective agency services, in which we acted as a general agent to provide value added solutions to our customers. For loading/discharging agency services, we received the total payment from our customers in U.S. dollars and paid the port charges on behalf of our customers in RMB. For protective agency services, we charged a fixed amount as agent fee while customers are responsible for the payment of port costs and expenses. Under these circumstances, we generally required a portion of a customer’s payment in advance and billed the remaining balance within 30 days after the transaction was completed. We believe the most significant factors that directly or indirectly affected our shipping agency service revenues were:

●	the number of ship-times to which we provide port loading/discharging services;

●	the size and types of ships we serve;

●	the type of services we provide;

●	the rate of service fees we charge;

●	the number of ports at which we provide services; and

●	the number of customers we serve.

In January 2016, we expanded our business to freight logistics service to provide import security filing services with U.S. Customs and Department of Homeland Security, on behalf of importers who ship goods into the U.S. and also providing inland transportation services to these importers in the U.S.

In fiscal year 2017, we also expanded into container trucking services as new business sectors to provide related transportation logistics services to customers in the U.S. and in China. We have signed a cooperation agreement with Sino-Trans Guangxi Logistics Co. Ltd., which is a state-owned enterprise of China, with a service period from July 1, 2017 to December 31, 2020, to provide freight logistics services and container trucking services to them in the U.S. To ensure effective and high-quality services provided to our customers in the U.S., we established a joint venture, ACH Trucking Center Corp., in the third quarter of fiscal 2017 with a U.S. local freight forwarder, Jetta Global Logistics Inc. The joint venture ended in December 2017 and we continue to operate our trucking business through our other subsidiaries. Since ACH Center’s operating revenue was less than 1% of the Company’s consolidated revenue and the termination did not constitute a strategic shift that would have a major effect on the Company’s operations and financial results, the results of operations for ACH Center was not reported as discontinued operations in the financial statements.

As an effort to further diversify our business, in the second quarter of fiscal 2018, we have developed our bulk cargo container services segment. Bulk cargo container shipment refers to using containers to ship commodities that traditionally are shipped by freight cargo. Freight cargo rate is usually lower than that of container freight rate; however, the transit time is much longer and has high minimum quantity requirements. With the Chinese government banning the import of environmental wastes by the end of 2017, the empty container rate of COSCO Group’s container shipping from the U.S. to China has been further reduced. Therefore with the signing of a strategic cooperation agreement COSCO Shipping Beijing International Freight Co., Ltd., we are able to take advantage of the low container rate to jointly promote bulk cargo container transportation. Revenue from bulk cargo container services amounted to $638,227 for the fiscal 2018 while we didn’t have such business in 2017. We temporarily suspended to provide this service in fiscal year 2019 due to market environment factors in 2019 and have continued this suspension in light of the worldwide impact of the coronavirus pandemic.

In the first quarter of fiscal 2018, we established a wholly-owned subsidiary, Ningbo Saimeinuo Supply Chain Management Ltd. which primarily engages in transportation management and freight logistics services.

Starting with fiscal year 2019, current trade dynamics have made it more expensive for shipping carrier clients to cost-effectively move cargo into U.S. ports, and as a result, we realized a lower shipping volumes and less utilization of its online platform, which has caused us to shift our focus back to shipping agency business. The shipping agency industry in China has improved and the number of shipping agencies in overall in the country has decreased, due to both price and the inability of competitors to embrace technology as a resource in serving client needs.

On September 3, 2018, the Company entered into a cooperation agreement with Ningbo Far-East Universal Shipping Agency Co., Ltd to set up a joint venture in Hong Kong named Bright Far East International Shipping Agency Co., Ltd., to engage in worldwide shipping agency operations. The Company has a 51% equity interest in the joint venture. On May 23, 2019, Bright Far East International Shipping Agency Co., Ltd. was incorporated in New York and its registration in Hong Kong was terminated. There have been no major operations of the joint venture for the year ended June 30, 2020. Currently, we are conducting the shipping agency business through our wholly-owned Hong Kong subsidiary.

On April 10, 2019, the Company entered into a cooperation agreement with Mr. Weijun Qin, the Chief Executive Officer of a shipping management company in China, to set up a joint venture in New York named State Priests Management Ltd. (“State Priests”), in which the Company will hold a 20% equity interest. On July 26, 2019, the Company signed a revised cooperation agreement with Mr. Weijun Qin, which changed the Company’s equity interest in State Priests from 20% to 90%. The Company has not provided any cash contribution to the joint venture and there has been no operation of the joint venture pending the International Ship Safety Management Certificate from the China Classification Society (the “Certificate”). As of the date of this filing, the Company has not yet received the Certificate. Sino-Global Shipping New York Inc. started providing shipping management related services that do not require certification, which include arranging and coordinating for ship maintenance and inspection this quarter.

On November 6, 2019, the Company signed a revised cooperation agreement with Mr. Weijun Qin to restructure their equity interest in State Priests. Given that State Priests failed to timely obtain the necessary approval from related authorities, Mr. Weijun Qin agreed to exchange 80% equity interest in Sea Continent, another New York entity Mr. Qin owns for the Company’s 90% equity interest in State Priests. The equity transfer has been consummated. Sea Continent already has the Certificate but has no operations as of June 30, 2020. There has been no capital injection nor operations of State Priests and Sea Continent as of June 30, 2020; therefore, no gain or loss has been recognized in the transaction.

On January 10, 2020, the Company entered into a cooperation agreement with Mr. Shanming Liang, a shareholder of the Company, to set up a joint venture in New York named LSM Trading Ltd., in which the Company holds a 40% equity interest. No investment has been made by the Company as of the date of this prospectus. The new joint venture will facilitate the purchase agricultural related commodities in the U.S. for customers in China and the Company will provide comprehensive supply chain and logistics solutions.

On April 6, 2020, the Company entered into a share purchase agreement with Mr. Kelin Wu and Mandarine Ocean Ltd (“Mandarine”), a shipping company registered in the Marshall Islands, to purchase 75% of the equity of Mandarine from Mr. Wu for a purchase price of up to USD 3,750,000, payable in cash equivalent and/or restricted shares of common stock of the Company. On June 17, 2020, the parties amended the stock purchase agreement to reduce the purchase price and related changes to be up to USD 1,500,000. On September 3, 2020, the Company and Mr. Wu signed a termination agreement to terminate the amended stock purchase agreement. Neither party owes the other party any termination penalty in connection with the termination. The transfer of equity and issuance of stock contemplated in the amended stock purchase agreement have not occurred and no party has any obligation to transfer or to pay any amount to any other party under the Amendment.

After the close of the stock market on July 7, 2020, the Company effected a l-for-5 reverse stock split of its common stock to maintain its listing of its common stock on the Nasdaq Capital Market. As a result all common stock share amounts included in this filing have been retroactively reduced by a factor of five, and all common stock per share amounts have been increased by a factor of five. Amounts affected include common stock outstanding, including those that have resulted from the stock options, and warrants that convert to common stock.

On September 17, 2020, the Company entered into a securities purchase agreement with certain “non-U.S. Persons” as defined in Regulation S of the Securities Act of 1933, as amended, pursuant to which the Company agreed to sell an aggregate of 720,000 shares of the common stock, and warrants to purchase 720,000 shares of common stock at a per share purchase price of $1.46. The offering closed on September 23, 2020. The net proceeds to the Company from such offering were approximately $1.05 million.

The outbreak of the novel coronavirus (COVID-19) starting from late January 2020 in the PRC has spread rapidly to many parts of the world. In March 2020, the World Health Organization declared the COVID-19 as a pandemic and has resulted in quarantines, travel restrictions, and the temporary closure of stores and business facilities in China and the U.S. for the past few months. Given the rapidly expanding nature of the COVID-19 pandemic, and because substantially all of the Company’s business operations and its workforce are concentrated in China and the U.S., the Company’s business, results of operations, and financial condition have been adversely affected for the year ended June 30, 2020.

Our Strategy

Our strategy is to:

●	Provide better solutions for issues and challenges faced by the entire shipping and freight logistics chain to better serve our customers and explore additional growth avenues.

●	Diversify our current service offerings organically or through acquisitions and/or strategic alliance; continue to grow our business in the U.S. market;

●	Continue to streamline our business practice, optimize our cost structure and improve our operating efficiency through effective planning, budgeting, execution and cost control and strengthening our IT infrastructure;

●	Continue to reduce our dependency on our legacy business and few key customers; and

●	Continue to monetize our relationships with our strategic partners and leverage their support and our innovation to expand our business.

With the establishment of our subsidiary in Los Angeles, we added cargo forwarding services to our service platform in the second quarter of fiscal 2017, which is included in our inland transportation business line for the year ended June 30, 2016. As we are developing our cargo forwarding services, the Company provides freight logistics services and container trucking services as two new business segments in fiscal 2017. During fiscal year 2018, the Company began to provide bulk cargo container services to the customers. On November 13, 2019, the Company entered into a cooperation agreement with Shanming Liang, a director of Guangxi Jinqiao Industrial Group Co., Ltd., to cooperate and expand the bulk cargo container services business.

Our Goals and Strategic Plan

By leveraging our fine reputation, extensive business relationships, technical ability and in-depth knowledge of the shipping industry, our goal is to further strengthen our position as a leading global logistics solution provider who offers innovative resolutions to better address complex issues in different aspects in the entire shipping and freight logistics chain.

We historically focused our business on providing our customers with customized shipping agency services. In the past, our business came predominately from our strong business relationships with our key strategic partners in China. To reduce our dependency on a single business line, we have leveraged, and will continue to leverage, our business relationships with strategic partners to introduce new service offerings to the market and to diversify our business. Our strategic plan for the next five years is to continue to diversify our service mix and actively seek new growth opportunities to expand our business footprint in the U.S. market to reduce our dependency on the revenue generated from China. For decades, the shipping industry has been operated under traditional business models without many meaningful changes. Today, technological innovation has already played a big role in changing every conventional industry. We believe the internet will be a big part of the future logistics chain services and a transformative era in shipping and freight logistics business is coming. As an innovative solution provider, we plan to apply our technical ability, industry expertise and cutting-edge information technology in the conventional shipping business to better connect supply and demand and to develop seamless linkages in logistics chains.

As a result of our plan to diversify, we continued to provide on inland transportation management services and logistics between the U.S. and China, such as providing freight logistics services, container trucking services and bulk cargo container services. During this process, we will continue to adjust and develop our strategic plans based on the change of business environment.

However, with our decades of experience in shipping agency business and solid business relationships with Baosteel Group and Shougang Group, who are among the biggest importers of iron ore in China, we believe it is to the Company’s best interest to redirect our focus on this segment in 2019 based on our assessment of current global trading environments. To our understanding, we are one of few shipping agents specialized in providing a full range of general shipping agency services in China and the only shipping agency company listed on a public exchange in the U.S. while other shipping agencies are much smaller and more fragmented. With the setup of the Ningbo joint venture, we are able to use our resources such as our customer base, our currently developing IT infrastructure and our business insight to build a global network of shipping agencies. In addition, our current business segments like freight logistics and container trucking can also be integrated and enable us to provide more comprehensive logistics services for our customers.

Our plan is to develop a shipping agency network in China and South East Asia for the next three years and expand our shipping agency network worldwide. We plan to build the network through acquisitions or strategic partnership with other shipping agencies. Our shipping agency business will be mostly conducted through our China, Hong Kong and Australia subsidiaries.

In fiscal year 2020, we entered into a general shipping agency service agreement with Mandarine Bulk as the sole general shipping agency and a shipping management services agreement with Qingdao Lizhou Ship Management Co., Ltd. We have expanded our business to increase sales revenue in the U.S. and get more customers who can settle in U.S. dollars.

In fiscal 2021, while we continue to provide our current traditional logistics business, we will integrate the traditional business with modern technology to develop a brand-new business model. On September 27, 2020, we signed a memorandum with EMB Technology Co., LTD (“EMB”). Our company and EMB will combine the advantages of traditional logistics business/new technology and match the marketing economic requirements of the post-covid-19 world, gathering our many years of industry experience and customer group, with big data analysis, artificial intelligence, machine learning technologies, research and development platforms for the new business model, joint business partner’s data interface, to change the traditional business model from delivery to businesses into delivery directly to customers. At the same time, we plan to strengthen the research and development force to complete the transformation of the company’s business model and profit model step by step. After deep market research and demand analysis, with the actual situation in North America, iterative developing a certain popular App of high customer coupling, easy to form the functional industrial chain and derivative products and related services. We also expect to make achievements in the remote service industry include the service industry of enterprise portal, and the service industry of ERP customization/implementation/maintenance for small and medium-sized businesses, try to create a new milestone in the company’s business.

Our Customers

In light of our strategic relationship with Zhiyuan Investment Group that began with the signing of a 5-year global logistics service agreement in June 2013, we expanded our business platform to include additional service offerings. We started to provide inland transportation management services to a third-party customer, Tengda Northwest, during the quarter ended September 30, 2014. As we continue to diversify our service platform, we endeavor to reduce our dependency on a few customers for which we provide freight logistics, container trucking services, and shipping agency services. Our main customers in the freight logistic service segment include Shanghai Baoding Energy Ltd. and Chongqing Iron & Steel Ltd. Our main customer of shipping agency and management service are Mandarine Bulk and Qingdao Lizhou Ship Management Co., Ltd. We began to provide services to Mandarine Bulk and Qingdao Lizhou Ship Management Co., Ltd. since fiscal year 2020.

For the three months ended September 30, 2020, two customers accounted for approximately 81.3% and 18.2% of the Company’s revenues, respectively. As of September 30, 2020, two customers accounted for approximately 91.9% and 7.4% of the Company’s accounts receivable, net. For the three months ended September 30, 2019, three customers accounted for approximately 37.5%, 30.2% and 28.0% of the Company’s revenues, respectively. As of September 30, 2019, all of these customers accounted for approximately 4.8% of the Company’s gross accounts receivable.

For the year ended June 30, 2020, three customers accounted for approximately 42%, 23% and 22% of the Company’s revenues, respectively. As of June 30, 2020, one customer accounted for approximately 87% of the Company’s accounts receivable, net. For the year ended June 30, 2019, three customers accounted for approximately 35%, 16% and 13% of the Company’s revenues, respectively. As of June 30, 2019, all of these customers accounted for approximately 26% of the Company’s accounts receivable, net.

Our Suppliers

Our operations consist of working directly with our customers to understand in detail their needs and expectations and then managing local suppliers to ensure that our customers’ needs are met.

For the three months ended September 30, 2020, three suppliers accounted for approximately 52.6%, 26.8% and 15.7% of the total costs of revenue, respectively. For the three months ended September 30, 2019, one supplier accounted for approximately 66.6% of the total cost of revenues.

For the year ended June 30 2020, three suppliers accounted for approximately 26%, 18% and 16% of the total costs of revenue, respectively. For the year ended June 30, 2019, three suppliers accounted for 23%, 12% and 10% of the total costs of revenue, respectively.

Our Strengths

We believe that the following strengths differentiate us from our competitors:

●	Proven industry experience and problem-solving reputation. We are a non-asset based global shipping and freight logistics solution provider. We provide tailored solutions and value-added services to our customers to drive effectiveness and control in related aspects throughout the entire shipping and freight logistic chain. We believe that our years of successful track record of applying integrated solutions to complex issues in the global shipping logistics business gives us a competitive advantage in attracting large clients and helps us maintain strong long terms business relationship with them.

●	Strong leadership and a competent professional team. Our CEO is an industry veteran with more than thirty years of extensive industry experience including ten years working for COSCO, one of the largest shipping companies in the world. Most of our employees have marine business experience, and many of our managers/chief operators served in other large Chinese shipping companies prior to joining us. With these professionals and experienced staff, we believe that we provide the best services to our customers at competitive prices.

●	Extensive network and positive industry recognition. Doing business in China often requires a strong business network and support of key strategic partners. The Company served as one of the executive directors of China Association of Shipping Agencies & Non-Vessel-Operating Common Carriers (CASA), the authoritative industry association in China. We are the only non-state-owned enterprise represented on the CASA board guiding the development of the industry. Our good reputation and industry recognition enables us to maintain strong relationships with our business partners and have an extensive network of contacts throughout the industry, which helps us gain necessary support to execute our business plans.

●	Lean organization and a flexible business model. Although we are a small business with limited resources, we have a cohesive and effective organizational structure with the goal of maximizing customer value while minimizing waste. Our unique flexible business model allows us to quickly respond to changing market demand and offer our customers innovative problem-solving solutions, quality customer service, and competitive prices to achieve greater market acceptance and gain additional market share.

●	U.S.-registered and NASDAQ-listed public company. We believe our status as a U.S. corporation gives us more credibility among existing and potential customers, suppliers, and other business partners than a privately owned company would have in our industry. Our ability to raise capital through the capital market or use our common stock as “currency” to facility potential merger and acquisition transactions can also help us carry out or accelerate our growth strategies.

Our Opportunities

For more than thirty years, the shipping and freight logistics industry has been operated under traditional business models without meaningful change. Many of these business practices are inefficient and problematic; therefore, maintaining an innovative mindset is critical to achieving continuous business success and growth. We are a value-added logistics solution provider with successful past performance and individuals that have been in the industry for a long time. Instead of playing the traditional logistics broker role, we focus on providing technology solutions and innovative leading-edge services to bridge the asset-based world with the digital world. We shape our industry practice and profit model by analyzing wider developments both in the global markets and the technology industry so we can address unique problems that are currently pervasive across the shipping and freight logistics industry.

We believe we can capture the business opportunity and grow our business organically or through acquisitions or strategic alliance by:

●	Continuing to streamline our business operations and improve our operating efficiency through innovative technology, effective planning, budgeting, execution and cost control;

●	Diversifying our business to focus on providing innovative technology based solution to our customers to promote our sustainable business growth;

●	The current market of China’s shipping agency industry is mature comparing to what it was ten years ago when the shipping agency industry was fueled by the massive construction of China’s infrastructure, yet the over-supply of shipping agencies has also shrunk the profits of the industry. Many shipping agencies were constrained by the small size and the limited services. We have the professionalism and are the pioneers and leaders in the shipping agency industry in China. SINO is a NASDAQ-listed company that already has more flexibility in capital raise comparing to companies that are not on a U.S. major stock exchange or private companies. We already have a network that covers the US East coast, West coast, Canada, Australia, Hong Kong, Beijing, and Ningbo. We maintain strong relationships with customers and market resources. The current shipping agency market is more competitive yet enable companies like us who has better resources in this market niche to expand.

Our Challenges

We face significant challenges when executing our strategy, including:

●	Given the complexity and length of restructuring our business, we face the challenge of generating sufficient cash from our current business activities to support our daily operations during the transition;

●	We may not be able to establish a separate department to solve critical issues in today’s shipping logistics industry;

●	We may not be able to manage our growth when we form more joint ventures for our shipping agency business as we need to better our standard operating and control procedures which may pose more challenges to our management.

●	We may not have or not be able to get the necessary funds to continue to expand our service and market our services successfully;

●	Our ability to respond to increasing competitive pressure on our growth and margins;

●	Our ability to gain further expertise and to serve new customers in new service areas;

●	From time to time, we may have difficulty carrying out services effectively and in a profitable way due to the cyclical nature of the shipping industry, which could lead to a prolonged period of sluggish demand for our services;

●	Our ability to respond promptly to a changing regulatory environment, macroeconomic conditions, industry trends, and competitive landscape; and

●	Developing a winning business model takes time and a new business model may not be recognized by the market immediately. As a publicly traded company, management may be forced to fulfill near-term performance goals that may not be consistent with the Company’s long-term vision.

Our Competition

The market segments that we serve do not have high entry barriers. There are many companies ranging from small to large in China that provide shipping and freight-related logistics services. At present, the state-owned companies in China still dominate the industry and generate a majority of the revenues in the industry. These companies have greater service capabilities, a larger customer base and more financial, marketing, network and human resources than we do. Most of them engage in a wide range of businesses and involve many aspects of the industry chain. However, we focus on providing tailored solutions and value-added services to select high-profile customers to drive effectiveness and control in related aspects throughout the entire shipping and freight logistic chain. As a boutique company that provides specialized services with limited resources and history, we face intense competition in the particular market segments that we serve. Our ability to be successful in our industry depends on our deep understanding of the complexity of industry issues and challenges and our technical ability to develop best solutions to respond to the identified issues and provide effective problem-solving strategies to our targeted customers to achieve the fastest and most cost-effective outcomes. Our value-added services and innovative approaches are highly recognized by our customers, which helps us to gain additional market share and compete effectively with the companies that may be better capitalized than we are or may provide services we do not or cannot provide to our customers.

Employees

As of the date of this prospectus, we have 17 full-time employees and one part-time employee, 11 of whom are based in China. Of the total full time employees, 4 are in management, 8 are in operations, 2 are in finance and accounting and 3 are in administration and technical support. We believe that our relationship with our employees is good. We have never had a work stoppage, and our employees are not subject to a collective bargaining agreement.

Recent Developments

December 2020 Financing

On December 8, 2020, we entered into the Purchase Agreement with the investors specified on the signature page thereto (the “Investors”) pursuant to which we agreed to sell to the Investors, and the Investors agreed to purchase from us, in a registered direct offering, an aggregate of 1,560,000 shares (the “Shares”) of our common stock, at a purchase price of $3.10 per Share, for aggregate gross proceeds to us of $4,836,000. We also agreed to sell to the Investors Warrants to purchase up to an aggregate of, 170,000 shares of our common stock at an exercise price of $3.10 per share.

Net proceeds to us from the sale of the Shares and the Warrants, after deducting estimated offering expenses and placement agent fees, were approximately $4.2 million. The offering closed on December 11, 2020.

The offering of the Shares was made pursuant to our effective shelf registration statement on Form S-3 (File No. 333-222098), which was originally filed with the SEC on December 15, 2017 and was declared effective by the SEC on February 16, 2018. The offering of the Warrants was made pursuant to an exemption from the registration requirements of Section 5 of the Securities Act contained in Section 4(a)(2) thereof and/or Regulation D promulgated thereunder.

Nasdaq Notifications

On October 15, 2020, we received from the Nasdaq OMX Group (“Nasdaq”) a letter notifying us that it no longer complied with Nasdaq Listing Rule 5550(b)(1) due to our failure to maintain a minimum of $2.5 million in stockholders’ equity (or meet the alternatives of market value of listed securities of $35 million or $500,000 in net income from continuing operations).

On December 15, 2020, we filed a Current Report on Form 8-K stating our belief that it had satisfied the minimum of $2.5 million in stockholders’ equity requirement for continued listing on the Nasdaq Capital Market.

On December 16, 2020, we received a conditional compliance letter from Nasdaq, stating that based on the our December 15, 2020 Current Report on Form 8-K, Nasdaq’s staff has determined that the Company complies with the Rule. However, if we fail to evidence compliance upon filing our next periodic report we may be subject to delisting. At that time, the staff will provide written notification to us, which may then appeal the staff’s determination to a hearings panel.

Other Matters

On September 17, 2020, the Company entered into certain securities purchase agreement with certain “non-U.S. Persons” as defined in Regulation S of the Securities Act of 1933, as amended, pursuant to which the Company agreed to sell an aggregate of 720,000 shares of the Company’s common stock, no par value, and warrants to purchase 720,000 Shares at a per share purchase price of $1.46. The net proceeds to the Company from such offering were approximately $1.05 million. The warrants will be exercisable on March 16, 2021 at an exercise price of $1.825 for cash. The warrants may also be exercised cashlessly if at any time after March 16, 2021, there is no effective registration statement registering, or no current prospectus available for, the resale of the warrant shares. The warrants will expire on March 16, 2026. The warrants are subject to anti-dilution provisions to reflect stock dividends and splits or other similar transactions. The warrants contain a mandatory exercise right for the Company to force exercise the warrants if the Company’s common stock trades at or above $4.38 for 20 consecutive trading days, provided, among other things, that the shares issuable upon exercise of the are registered or may be sold pursuant to Rule 144 and the daily trading volume exceeds 60,000 shares of common stock per trading day on each trading day in a period of 20 consecutive trading days prior to the applicable date.

On October 23, 2020, the Company deregistered Longhe Ship Management (Hong Kong) Co., Limited (“LSM”) which is 100% own by Sino-Global Shipping (HK) Ltd. LSM has not been in operation or carried on business after June 30, 2018.

On November 2 and November 3, 2020, the Company entered into securities purchase agreements with certain “non-U.S. Persons” as defined in Regulation S of the Securities Act of 1933, as amended, pursuant to which the Company agreed to sell an aggregate of 860,000 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”), each convertible into one share of common stock, no par value, of Company, upon the terms and subject to the limitations and considerations set forth in the Certificate of Designation of the Series A Preferred Stock, and warrants to purchase up to 1,032,000 shares of common stock. The purchase price for each share of Series A Preferred Stock and accompanying warrants was $1.66. The net proceeds to the Company from this offering were approximately $1.43 million, not including any proceeds that may be received upon cash exercise of the warrants. The warrants will be exercisable six (6) months following the date of issuance at an exercise price of $1.99 for cash. The warrants may also be exercised cashlessly if at any time after the six-month anniversary of the issuance date, there is no effective registration statement registering, or no current prospectus available for, the resale of the warrant shares. The warrants will expire five and a half (5.5) years from the date of issuance. The warrants are subject to anti-dilution provisions to reflect stock dividends and splits or other similar transactions. The warrants contain a mandatory exercise right for the Company to force exercise of the warrants if the closing price of the common stock equals or exceeds $5.97 for twenty (20) consecutive trading days, provided, among other things, that the shares issuable upon exercise of the warrants are registered or may be sold pursuant to Rule 144 and the daily trading volume exceeds 60,000 shares of common stock per trading day on each trading day in a period of 20 consecutive trading days prior to the applicable date. The Company received the full amount of payment in November 2020.

Properties

We currently rent four facilities in the PRC, Hong Kong and the U.S. Our PRC headquarter is in Beijing, and our U.S. headquarter is in New York.

Office	Address	Rental Term	Space
Shanghai, PRC	Rm 12D & 12E, No.359 Dongdaming Road, Hongkou District, Shanghai, PRC 200080	Expires 07/31/2021	285.99 m2

New York, USA	1044 Northern Boulevard, Suite 305 Roslyn, New York 11576-1514	Expires 09/30/2022	179 m2

Hong Kong	20/F, Hoi Kiu Commercial Building, 158 Connaught Road Central, HK	Expires 05/17/2021	77 m2

Ningbo, PRC	Rm 606 Building 2 No.1 Qianyang Star Plaza 999 Changxing Rd, Jiangbei District Ningbo, Zhejiang, PRC 315000	Expires 06/30/2022	633.66 m2

Legal Proceedings

As of the date hereof, we know of no material pending legal proceedings to which we, or any of our subsidiaries, are a party. There are no proceedings in which any of our directors, executive officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest. From time to time, we may be subject to various claims, legal actions and regulatory proceedings arising in the ordinary course of business.

MANAGEMENT

Executive Officers and Directors

As of the date hereof, the members of our Board of Directors, and our executive officers, were as follows:

Lei Cao

Chief Executive Officer and Director

Age - 56

Director since 2001

Mr. Cao is our Chief Executive Officer and a Director. Mr. Cao founded our company in 2001 and has been the Chief Executive Officer since that time. Mr. Cao has been Chief Executive officer of our company since its formation. Prior to founding our company, Mr. Cao was a Chief Representative of Wagenborg-Lagenduk Scheepvaart BV, Holland, from 1992 to 1993, Director of the Penavico-Beijing’s shipping agency from 1987 through 1992, and a seaman for Cosco-Hong Kong from 1984 through 1987. Mr. Cao received his EMBA degree in 2009 from Shanghai Jiao Tong University. Mr. Cao was chosen as a director because he is the founder of our company and we believe his knowledge of our company and years of experience in our industry give him the ability to guide our company as a director.

Jing Wang

Independent Director

Age - 72

Director since 2007

Mr. Wang currently serves as Chief Economist to China Minsheng Banking Corp., Ltd. and has held this position since December 2002. Mr. Wang was a Chinese Project Advisor for the World Bank from 1990 until 1994. From 1998 through 2000, Mr. Wang was the vice director of Tianjin Security and Futures Supervision Office, in charge of initial public offerings and listing companies. Mr. Wang is an independent director for Tianjin Binhai Energy & Development Co. Ltd., (Shenzhen Stock Exchange: 000695); Tianjin Marine Shipping Co., Ltd. (Shanghai Stock Exchange: 600751), and ReneSola Company (London Stock Exchange: SOLA). Mr. Wang received a Bachelor degree in Economics from Tianjin University of Finance and Economics. The Board believes that Mr. Wang’s economics background and experience working with public companies qualify him to serve a director of the Company.

Tieliang Liu

Independent Director

Age - 60

Director since 2013

Dr. Liu currently serves as the vice president in charge of accounting and finance to China Sun-Trust Group Ltd. and has held this position since 2001. Dr. Liu was a financial controller for Huaxing Group Ltd from 1998 to 2001. From 1996 through 1998, he was the chief accountant of China Enterprise Consulting Co., Ltd. Before working in industry, Dr. Liu taught accounting and finance in a university for more than ten years and has published dozens of books and articles. Dr. Liu is a CPA in China. He received a PhD, master’s and bachelor’s degrees from Tianjin University of Finance and Economics. Dr. Liu has been chosen to serve as a director because of his accounting and business knowledge and experience in working with small and medium-sized companies.

Xiaohuan Huang

Independent Director

Age - 37

Director since 2020

Ms. Huang is presently Vice President of SOS Information Technology New York, Inc. Prior to that, Ms. Huang had been Vice President for China Commercial Credit, Inc. from November 2016 to July 2020, President of Shenzhen Yi Le Gou Mobile Internet Co., Ltd since February 2014 and a Consultant till present, Vice President of Shenzhen Hang Lu Technology Co., Ltd from March 2009 to February 2014 and Channel Manager from August 2007 to March 2009. Ms. Huang holds a Bachelor’s degree in Business Management from Hunan Normal University. Ms. Huang was chosen as a director because of her management skills with companies.

Zhikang Huang

Chief Operating Officer and Director

Age - 43

Mr. Huang has been our Chief Operating Officer since 2010. Prior to 2010, he served as Director of Sino-Global Shipping Australia, for which he was responsible for regional operations, marketing and regulation oversight. From 2006 through 2010, Mr. Huang served as our Company’s Vice President, with duties focused on company operation and strategy, international shipping and marketing. From 2004 through 2006, Mr. Huang served as our Company’s Operations Manager, and from 2002 through 2004, he served as an operator with our Company. Mr. Huang obtained his degree in English from Guangxi University in 1999.

Tuo Pan

Acting Chief Financial Officer

Age – 35

Ms. Pan is our Acting Chief Financial Officer and a seasoned Certified Public Accountant licensed in Australia. Since 2008, Ms. Pan has overseen the finance and accounting functions of Sino-Global Shipping Australia Pty Ltd. Ms. Pan received her bachelor’s degree in Accounting and Finance and a master’s degree in Advance Accounting from the Curtin University of Technology in Western Australia. From August 2007 to July 2008, Ms. Pan worked as an auditor and project manager of Baker Tilly China Ltd., and participated in various projects from e-Future Information Technology Inc, TMC Education Corporation Ltd, China Ministry of Commerce, etc.

Family Relationships

There are no familial relationships between any of our officers and directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities or commodities laws, any laws respecting financial institutions or insurance companies, any law or regulation prohibiting mail or wire fraud in connection with any business entity or been subject to any disciplinary sanctions or orders imposed by a stock, commodities or derivatives exchange or other self-regulatory organization, except for matters that were dismissed without sanction or settlement. None of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Audit Committee

The Company has an audit committee, consisting solely of the Company’s independent directors, Tieliang Liu, Jing Wang and Xiaohuan Huang. Mr. Liu qualifies as the audit committee financial expert. The Company’s audit committee charter is available on the Company’s website (www.sino-global.com) or directly at the following link: http://media.corporate-ir.net/media_files/irol/22/221375/corpgov/AuditCommCharte09272008.pdf.

Code of Ethics

We have adopted a Code of Ethics, which we have filed with the SEC. Any amendment to or waiver of the Code of Ethics will be disclosed on our website promptly following the date of such amendment or waiver.

Independence of the Board of Directors

The Board of Directors maintains a majority of independent directors who are deemed to be independent under the definition of independence provided by NASDAQ Stock Market Rule 4200(a)(15).

EXECUTIVE COMPENSATION

The following table shows the annual compensation paid by us to Mr. Lei Cao, our Principal Executive Officer, Ms. Tuo Pan, our Acting Chief Financial Officer, and Mr. Zhikang Huang, our Chief Operating Officer, for the years ended June 30, 2020 and 2019. No other officer had total compensation during either of the previous two years of more than $100,000.

Summary Compensation Table

Name	Year	Salary		Bonus	Securities-based Compensation	All other Compensation	Total
Lei Cao,	2020	$135,000		-	$-	-	$135,000
Principal Executive Officer	2019	$180,000	(1)	-	$308,000	-	$488,000

Tuo Pan,	2020	$45,000		-	$-	-	$45,000
Acting Chief Financial Officer	2019	$60,000	(2)	-	$107,800	-	$167,800

Zhikang Huang,	2020	$75,000		-	$-	-	$75,000
Chief Operating Officer	2019	$100,000	(3)	-	$138,600	-	$238,600

(1)	According to the Employment Agreement dated January 1, 2019, Mr. Cao’s annual salary shall be $260,000, effective January 1, 2019. The executive reserves his right for the remaining unpaid salary of (a) $40,000 from January 1, 2019 to June 30, 2019 and (b) $125,000 for fiscal year 2020 under such agreement. Such unpaid amount accrues without interest and will be paid at such time as the Company has sufficient funds.

(2)	According to the Employment Agreement dated January 1, 2019, Ms. Pan’s annual salary shall be $100,000, effective January 1, 2019. The executive reserves her right for the remaining unpaid salary of (a) $20,000 from January 1, 2019 to June 30, 2019 and (b) $55,000 for fiscal year 2020 under such agreement. Such unpaid amount accrues without interest and will be paid at such time as the Company has sufficient funds.

(3)	According to the Employment Agreement dated January 1, 2019, Mr. Huang’s annual salary shall be $150,000, effective January 1, 2019. The executive reserves his right for the remaining unpaid salary of (a) $25,000 from January 1, 2019 to June 30, 2019 and (b) $75,000 for fiscal year 2020 under such agreement. Such unpaid amount accrues without interest and will be paid at such time as the Company has sufficient funds.

Outstanding Equity Awards of Named Executive Officers at Fiscal Year-End

As of June 30, 2020, we had three named executive officers, Mr. Lei Cao, our Chief Executive Officer, Ms. Tuo Pan, our Acting Chief Financial Officer, and Mr. Zhikang Huang, our Chief Operating Officer.

Option Awards (1)

Name (a)	Number of securities underlying unexercised options (#) exercisable (b)	Number of securities underlying unexercised options (#) unexercisable (c)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#) (d)	Option Exercise price ($) (e)	Option expiration date (f)
Lei Cao,
Principal Executive Officer	-	-	-	-	-

Tuo Pan,
Acting Chief Financial Officer	-	-	-	-	-

Zhikang Huang,
Chief Operating Officer	-	-	-	-	-

(1)	Our Company has made stock awards to executive officers. The details are set forth in the table appearing under “Principal Stockholders” on page 44 of this prospectus.

Director Compensation for the year ended June 30, 2020(1)

Name	Fees earned or paid in cash ($)(2)	Stock awards ($)	Option awards ($)(3)	All other compensation ($)	Total ($)
Tieliang Liu	20,000	0	0	0	20,000
Jing Wang	20,000	0	0	0	20,000
Jianming Li(4)	10,000	0	0	0	10,000
Junfeng Xu(5)	10,000	0	0	0	10,000

(1)	This table does not include Mr. Lei Cao, our Chief Executive Officer, and Mr. Zhikang Huang, our Chief Operating Officer, because although they are directors and named executive officers, their compensations are fully reflected in the Summary Compensation Table.

(2)	The directors in this table earned the fees, but we have not paid them yet.

(3)	We granted options to purchase 10,000 shares of our common stock to Mr. Jing Wang on May 20, 2008. We granted options to purchase 10,000 shares of our common stock to Mr. Tieliang Liu on January 31, 2013. No value is reflected for the awards in this table because the grant date fair value of all grants was reflected in the year of the applicable grant.

(4)	Mr. Li was replaced from the Board on December 27, 2019.

(5)	Mr. Xu was appointed to be our director on February 26, 2020.

Employment Agreements with Named Executive Officers

Sino-China has employment agreements with each of Mr. Lei Cao, Ms. Tuo Pan and Mr. Zhikang Huang. These employment agreements provide for five-year terms that extend automatically in the absence of termination provided at least 60 days prior to the anniversary date of the agreement. If we fail to provide this notice or if we wish to terminate an employment agreement in the absence of cause, then we are obligated to provide at least 30 days’ prior notice. In such case during the initial term of the agreement, we would need to pay such executive (i) the remaining salary through December 31, 2023, (ii) two times of the then applicable annual salary if there has been no Change in Control, as defined in the employment agreements or three-and-half times of the then applicable annual salary if there is a Change in Control.

We are, however, permitted to terminate an employee for cause without penalty to our company, where the employee has committed a crime or the employee’s actions or inactions have resulted in a material adverse effect to us.

Equity Compensation Plan Information

The below table reflects, as of June 30, 2020, the number of shares of common stock authorized by our stockholders to be issued (directly or by way of issuance of securities exercisable for or convertible into) as incentive compensation to our officers, directors, employees and consultants.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans under the 2008 Incentive Plan approved by security holders	2,000	$10.05	47,781	(1)

Equity compensation plans under the 2014 Incentive Plan approved by security holders	15,000	$5.50	1,244,000	(1)

Equity compensation plans not approved by security holders	-	-	-

(1)	Pursuant to our 2008 Incentive Plan, we are authorized to issue options to purchase 60,581 shares of our common stock. The 2,000 outstanding options disclosed in the above table are taken from the 2008 Incentive Plan. Pursuant to our 2014 Incentive Plan, we are authorized to issue, in the aggregate, 2,000,000 shares of common stock or other securities convertible or exercisable for common stock. We have granted options to purchase an aggregate of 30,000 shares of common stock under the 2014 Incentive Plan in July 2016, among which, options to purchase 15,000 shares of common stock have been exercised. In addition, we have issued, in the aggregate, 120,000 shares of common stock to consultants to our Company in 2014, 132,000 shares of common stock to our officers and directors in 2016, 132,000 shares of common stock to our officers and directors in 2018, 26,000 to three employees in 2017 and 316,000 shares of common stock to employees in 2018 under the 2014 Incentive Plan. Accordingly, we may issue options to purchase 47,781 shares under the 2008 Incentive Plan, and we may issue 1,244,000 shares of common stock or other securities convertible or exercisable for common stock under the 2014 Incentive Plan.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the ownership of our common stock as of January 21, 2021 (the “Determination Date”) by: (i) each current director of our company; (ii) each of our named executive officers; (iii) all current executive officers and directors of our company as a group; and (iv) all those known by us to be beneficial owners of more than five percent (5%) of our common stock.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. Under these rules, beneficial ownership generally includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares that an individual or entity has the right to acquire beneficial ownership of within sixty (60) days of the Determination Date, through the exercise of any option, warrant or similar right (such instruments being deemed to be “presently exercisable”). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock that could be issued upon the exercise of presently exercisable options and warrants are considered to be outstanding. These shares, however, are not considered outstanding as of the Determination Date when computing the percentage ownership of each other person.

To our knowledge, except as indicated in the footnotes to the following table, and subject to state community property laws where applicable, all beneficial owners named in the following table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage of ownership is based on 5,998,788 shares of common stock outstanding as of the Determination Date.

Name and Address	Title of Class	Amount of Beneficial Ownership (1)	Percentage Ownership (2)
Named Executive Officers and Directors (3)
Mr. Lei Cao (4)	Common	421,008	7.0%
Ms. Tuo Pan	Common	39,000	*
Mr. Zhikang Huang	Common	88,000	1.5%
Mr. Jing Wang (5)	Common	26,000	*
Mr. Tieliang Liu (6)	Common	26,000	*
Mr. Yafei Li	Common	23,800	*
Mr. Jianming Li	Common	-	-
Total Officers and Directors (7 individuals)	Common	623,808	10.3%

Other Five Percent Stockholders
Lind Global Macro Fund LP (7)	Common	365,679	5.9%

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. A person or group is deemed to be the beneficial owner of any shares of our common stock over which such person or group has sole or shared voting or investment power, plus any shares which such person or group has the right to acquire beneficial ownership of within 60 days of the Determination Date, whether through the exercise of options, warrants or otherwise. Unless otherwise indicated in the footnotes, each person or entity identified in the table has sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

(2)	The beneficial ownership percentage is calculated for each person or group separately because shares of our common stock subject to options, warrants or other rights to acquire our common stock that are currently exercisable or exercisable within 60 days of the Determination Date are considered outstanding and beneficially owned by the person or group holding such options, warrants or other rights but not for the purpose of calculating the percentage ownership of any other person or group. As a result, the beneficial ownership percentage for each person or group is calculated by dividing (x) the number of shares reported in the table as beneficially owned by such person or group, by (y) 5,998,788 shares (which represents the number of shares of our common stock that were outstanding as of the Determination Date) plus the number of shares that such person or group has the right to acquire beneficial ownership of within 60 days of the Determination Date as indicated in the footnotes below.

(3)	The address for each of our directors and named executive officers is c/o Sino-Global Shipping America, Ltd., 1044 Northern Boulevard, Roslyn, New York 11576-1514.

(4)	Mr. Cao has received options to purchase 36,000 shares of the Company’s common stock, all of which underlying shares are reflected in this table because they have fully vested.

(5)	Mr. Wang has received options to purchase 10,000 shares of the Company’s common stock, all of which underlying shares are reflected in this table because they have fully vested.

(6)	Mr. Liu has received options to purchase 10,000 shares of the Company’s common stock, 8,000 of which have fully vested.

(7)

According to the Schedule 13G/A filed on January 20, 2021, (i) Lind Global Partners LLC, the general partner of Lind Global Macro Fund, LP, may be deemed to have sole voting and dispositive power with respect to the shares held by Lind Global Macro Fund, LP., and (ii) Jeff Easton, the managing member of Lind Global Partners LLC, may be deemed to have sole voting and dispositive power with respect to the shares held by Lind Global Macro Fund, LP.

Based on the Schedule 13G/A filed on January 20, 2021, each of Mr. Jeff Easton, Lind Global Macro Fund, LP and Lind Global Partners LLC may have been deemed to have beneficial ownership of 365,679 shares of Common Stock which consisted of (a) 170,679 shares of common stock and (b) 195,000 shares of common stock issuable upon exercise of a warrant. The address of the principal business office for Lind Global Macro Fund, LP is 444 Madison Ave, Floor 41, New York, NY 10022.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Board of Directors maintains a majority of independent directors who are deemed to be independent under the definition of independence provided by NASDAQ Stock Market Rule 4200(a)(15). Other than as described herein, no transactions required to be disclosed under Item 404 of Regulation S-K have occurred since the beginning of the Company’s last fiscal year.

In June 2013, the Company signed a five-year global logistic service agreement with Tianjin Zhiyuan Investment Group Co., Ltd. (the “Zhiyuan Investment Group”) and TEWOO Chemical & Light Industry Zhiyuan Trade Co., Ltd. (together with Zhiyuan Investment Group, “Zhiyuan”). Zhiyuan Investment Group is owned by Mr. Zhang, a former large shareholder of the Company. In September 2013, the Company executed an inland transportation management service contract with Zhiyuan Investment Group whereby it would provide certain advisory services and help control potential commodities loss during the transportation process. The amount due from Zhiyuan Investment Group as of June 30, 2019 was $484,331 as the Company generated revenue from providing inland transportation management services to Zhiyuan. As of June 30, 2019, the Company provided a 10% allowance for doubtful accounts of the amount due from Zhiyuan. The Company entered into a supplemental service agreement with Zhiyuan to extend the service period to September 1, 2019. No additional agreements have been entered into to extend such service period as of the date of this prospectus.

As of June 30, 2020, the Company had payable to the CEO of $6,279 and to the Acting CFO of $26,570, both of which were included in other payable. These payments were made on behalf of the Company for the daily business operational activities.

SELLING STOCKHOLDERS

The following table sets forth the name of each Selling Stockholder and the number of shares of common stock that each Selling Stockholder may offer from time to time pursuant to this prospectus. The shares of common stock that may be offered by the Selling Stockholders hereunder may be acquired by the Selling Stockholders upon the exercise by the Selling Stockholders of the Warrants that are held by the Selling Stockholders and that were previously issued in private transactions by our company. The shares of common stock that may be offered by the Selling Stockholders hereunder consist of 1,170,000 shares of common stock issuable upon the exercise of the Warrants that were issued to the Selling Stockholders on December 11, 2020 pursuant to the Purchase Agreement dated as of December 8, 2020 by and among the Company and the purchasers named therein. Except as otherwise indicated, we believe that each of the beneficial owners and Selling Stockholders listed below has sole voting and investment power with respect to such shares of common stock, subject to community property laws, where applicable.

Except as noted in the table below, none of the Selling Stockholders has had a material relationship with us other than as a stockholder at any time within the past three years or has ever been one of our or our affiliates’ officers or directors. Each of the Selling Stockholders has acquired the Warrants (and the shares of common stock issuable upon the exercise thereof) in the ordinary course of business and, at the time of acquisition of the Warrants, none of the Selling Stockholders was a party to any agreement or understanding, directly or indirectly, with any person to distribute the shares of common stock to be resold by such Selling Stockholders under the registration statement of which this prospectus forms a part.

Because a Selling Stockholder may sell all, some or none of the shares of common stock that it holds that are covered by this prospectus, and because the offering contemplated by this prospectus is not underwritten, no estimate can be given as to the number of shares of our common stock that will be held by a Selling Stockholder upon termination of the offering. The information set forth in the following table regarding the beneficial ownership after resale of shares is based upon the assumption that the Selling Stockholders will sell all of the shares of common stock covered by this prospectus.

In accordance with the rules and regulations of the SEC, in computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares issuable through the exercise of any option, warrant or right, through conversion of any security held by that person that are currently exercisable or that are exercisable within sixty (60) days are included. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.

	Shares Owned Prior to the Offering		Number of	Shares Owned After the Offering (2)
Name	Number	Percent (1)	Shares Offered	Number	Percent
Anson Investments Master Fund LP (3)	195,000	3.1%	195,000	-0-	N/A
Armistice Capital Master Fund Ltd (4)	195,000	3.1%	195,000	-0-	N/A
Hudson Bay Master Fund Ltd (5)	221,666	3.6%	195,000	26,666	*
Intracoastal Capital, LLC (6)	225,000	3.6%	195,000	30,000	*
L1 Capital Global Opportunities Master Fund (7)	195,000	3.1%	195,000	-0-	N/A
Lind Global Macro Fund LP (8)	365,679	5.9%	195,000	170,679	2.4%

*	Less than 1%.

(1)	Based on 5,998,788 shares of common stock issued and outstanding as of the Determination Date.

(2)	The number of shares owned and the percentage of beneficial ownership after this offering set forth in these columns are based on 7,168,788 shares of common stock, which includes 5,998,788 shares of common stock issued and outstanding as of the Determination Date and assumes full exercise of the Warrants that are exercisable for up to 1,170,000 shares of common stock offered hereby.

(3)	Consists of Warrants to purchase up to 195,000 shares of our common stock. Anson Advisors Inc. and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the common stock held by Anson. Bruce Winson is the managing member of Anson Management GP LLP, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaims beneficial ownership of these shares of common stock except to the extent of their pecuniary interest therein. The principal business address of Anson is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

(4)	Consists of Warrants to purchase up to 195,000 shares of our common stock. Steven Boyd, the managing member of Armistice Capital, LLC, the investment manager of Armistice Capital Master Fund Ltd., has the power to vote and dispose of the shares held by Armistice Capital Master Fund Ltd. and may be deemed to be the beneficial owner of these shares The principal business address of Armistice Capital Master Fund Ltd is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, New York 10022.

(5)	Consists of (i) 195,000 shares of common stock issuable upon exercise of a warrant issued to Hudson Bay Master Fund Ltd at the closing at the closing of the transaction contemplated by the Purchase Agreement, and (ii) 26,666 shares of common stock issuable upon exercise of a warrant. Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities. The address of the principal business office of Hudson Bay Capital Management LP is 777 Third Ave, 30th Floor, New York, NY 10017.

(6)	Consists of (i) 195,000 shares of common stock issuable upon exercise of a warrant issued to Intracoastal Capital LLC (“Intracoastal”) at the closing of the transaction contemplated by the Purchase Agreement, and (ii) 30,000 shares of common stock issuable upon exercise of a warrant held by Intracoastal. Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal, have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Intracoastal. The address of the principal business office of Intracoastal is 245 Palm Trail, Delray Beach, FL 33483.

(7)	Consists of Warrants to purchase up to 195,000 shares of our common stock. The address of the principal business office for L1 Capital Global Opportunities Master Fund is 161A Shedden Road, 1 Artillery Court, PO Box 10085, Grand Cayman, Cayman Islands KY1-1001, and its control person is David Feldman.

(8)	Consists of (i) 170,679 shares of common stock and (ii) 195,000 shares of common stock issuable upon exercise of a warrant. The address of the principal business office for Lind Global Macro Fund, LP is 444 Madison Ave, Floor 41, New York, NY 10022. Lind Global Partners LLC, the general partner of Lind Global Macro Fund, LP, may be deemed to have sole voting and dispositive power with respect to the shares held by Lind Global Macro Fund, LP. Jeff Easton, the managing member of Lind Global Partners LLC, may be deemed to have sole voting and dispositive power with respect to the shares held by Lind Global Macro Fund, LP.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which our common stock is traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when disposing of the Shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;

●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any of these methods of sale; and

●	any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act, or any other exemption from registration under the Securities Act, if available for a Selling Stockholder, rather than under this prospectus. The Selling Stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The Selling Stockholders may pledge their shares to their respective brokers under the margin provisions of customer agreements. If a Selling Stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares of common stock offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The Selling Stockholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the Selling Stockholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

If any of the shares offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the Selling Stockholders will sell all or any portion of the shares offered under this prospectus.

We agreed to use commercially reasonable efforts to keep the registration statement of which this prospectus is a part effective at all times until none of the Selling Stockholders owns any Warrants or shares of common stock issuable upon the exercise thereof. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 50,000,000 shares of common stock, without par value per share and 2,000,000 shares of preferred stock, without par value per share. As of the date of January 21, 2021, 5,998,788 shares of common stock and 860,000 shares of Series A convertible preferred stock are issued and outstanding. The following summary description relating to our capital stock does not purport to be complete and is qualified in its entirety by our Articles of Incorporation, as amended and Bylaws.

Common stock

Holders of common stock are entitled to cast one vote for each share on all matters submitted to a vote of stockholders, including the election of directors. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor and subject to any preference of any then authorized and issued preferred stock. Such holders do not have any preemptive or other rights to subscribe for additional shares. All holders of common stock are entitled to share ratably in any assets for distribution to stockholders upon the liquidation, dissolution or winding up of our company, subject to any preference of any then authorized and issued preferred stock. There are no conversion, redemption or sinking fund provisions applicable to the common stock. All outstanding shares are fully paid and nonassessable.

Preferred Stock

Our Articles of Incorporation, as amended, and Bylaws provide that upon completion of our initial public offering, our Board of Directors are authorized to issue, without shareholder approval, blank check preferred stock. Blank check preferred stock can operate as a defensive measure known as a “poison pill” by diluting the stock ownership of a potential hostile acquirer to prevent an acquisition that is not approved by our Board of Directors.

Limitations on the Right to Own Shares

There are no limitations on the right to own our shares.

Disclosure of Shareholder Ownership

There are no provisions in our Articles of Incorporation, as amended, and Bylaws governing the ownership threshold above which shareholder ownership must be disclosed.

Changes in Capital

We may from time to time by ordinary resolution increase the share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe. The new shares shall be subject to the same provisions with reference to the payment of calls, lien, transfer, transmission, forfeiture and otherwise as the shares in the original share capital. We may by ordinary resolution:

●	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

●	convert all or any of our paid up shares into stock and reconvert that stock into paid up shares of any denomination;

●	in many circumstances, sub-divide our existing shares, or any of them, into shares of smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share form which the reduced share is derived; and

●	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

We may by special resolution reduce our share capital and any capital redemption reserve fund in any manner authorized by law.

Incentive Plan

Pursuant to our 2008 Incentive Plan, we are authorized to issue options to purchase 60,581 shares of our common stock. There are 2,000 outstanding options taken from the 2008 Incentive Plan. Pursuant to our 2014 Incentive Plan, we are authorized to issue, in the aggregate, 2,000,000 shares of common stock or other securities convertible or exercisable for common stock. We have granted options to purchase an aggregate of 30,000 shares of common stock under the 2014 Incentive Plan in July 2016, among which, options to purchase 15,000 shares of common stock have been exercised. In addition, we have issued, in the aggregate, 120,000 shares of common stock to consultants to our Company in 2014, 132,000 shares of common stock to our officers and directors in 2016, 132,000 shares of common stock to our officers and directors in 2018, 26,000 to three employees in 2017 and 316,000 shares of common stock to employees in 2018 under the 2014 Incentive Plan. Accordingly, we may issue options to purchase 47,781 shares under the 2008 Incentive Plan, and we may issue 1,244,000 shares of common stock or other securities convertible or exercisable for common stock under the 2014 Incentive Plan.

Warrants

We have issued to the Selling Stockholders Warrants to purchase up to an aggregate of 1,170,000 shares of common stock at an initial exercise price equal to $3.10 per share. The exercise price of the Warrants is subject to certain adjustments in the event of (1) payment of a dividend or other distribution on any class of capital stock that is payable in common stock; (2) subdivisions of outstanding shares of common stock into a larger number of shares; or (3) combinations of outstanding shares of common stock into a smaller number of shares.

Warrants are exercisable beginning on December 11, 2020 and has a term of exercise equal to three and a half (3.5) years from the date of issuance. Subject to limited exceptions, a holder of Warrants will not have the right to exercise any portion of its Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or 9.99% in the case of three holders) of the number of our shares of our common stock outstanding immediately after giving effect to such exercise. At any time after the initial exercise date of the Warrants, if a registration statement and current prospectus covering the resale of the shares of common stock issuable upon exercise of the Warrants is not available, the holder may exercise the Warrants in whole or in part on a cashless basis.

If, at any time while the Warrants are outstanding: (1) we consolidate or merge with or into another entity in which the Company is not the surviving entity; (2) we sell, lease, assign, convey or otherwise transfer all or substantially all of our assets; (3) any tender offer or exchange offer (whether completed by us or a third party) is completed pursuant to which holders of a majority of our outstanding shares of common stock tender or exchange their shares for securities, cash or other property; (4) we effect any reclassification of our shares of common stock or compulsory share exchange pursuant to which outstanding shares of common stock are converted or exchanged for other securities, cash or property; or (5) any transaction is consummated whereby any person or entity acquires more than 50% of our outstanding shares of common stock (each, a “Fundamental Transaction”), then upon any subsequent exercise of a Warrant, the holder thereof will have the right to receive the same amount and kind of securities, cash or other property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of shares then issuable upon exercise of the Warrant.

If, at any time while the Warrants are outstanding, we declare or make any dividend or other distribution of our assets (or rights to acquire our assets) to holders of our common stock, by way of return of capital or otherwise, then each holder of a Warrant shall be entitled to participate in such distribution to the same extent that the holder would have participated therein if the holder had held the number of shares of common stock acquirable upon complete exercise of the Warrant immediately prior to the record date for such distribution.

If at any time while the Warrants are outstanding we grant, issue or sell any common stock equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of our common stock (“Purchase Rights”), then each holder of a Warrant will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of common stock acquirable upon complete exercise of the Warrant immediately prior to the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of common stock are to be determined for the grant, issue or sale of such Purchase Rights.

The Warrants permit us to require the holders thereof to exercise all or any portion of such Warrants for cash at any time following issuance if the closing price of our common stock equals or exceeds 250% of the initial exercise price (subject to adjustments for stock splits and similar transactions) for ten (10) consecutive trading days (the “Mandatory Exercise Measuring Period”). The mandatory exercise notice must be delivered no more than five (5) trading days following the last trading day in the Mandatory Exercise Measuring Period, and once delivered, such notice is irrevocable. For us to exercise our demand rights, (i) the Company must have an effective registration statement covering the resale of the shares underlying the Warrants; (ii) the common stock must be trading on a Trading Market (which term includes the Nasdaq Capital Market) and the shares underlying the Warrants must be listed for trading on the Trading Market; (iii) the issuance must not cause the holder to exceed 4.99% ownership of outstanding common stock or violate Nasdaq requirements; (iv) the holder must not be in possession of material nonpublic information; and (v) for each trading day in the twenty (20) consecutive trading days before the Mandatory Exercise Date, the daily trading volume for our common stock must have exceeded 60,000 shares per day (subject to adjustment for stock splits and similar transactions).

The Warrants were, and the shares of common stock issuable upon exercise of the Warrants will be, issued and sold without registration under the Securities Act, or state securities laws, in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws.

We have agreed, on or prior to January 25, 2021, to file a registration statement on Form S-1 providing for the resale by the Selling Stockholders of the shares issued and issuable upon the exercise of the Warrants.

Common stock Listing

Our common stock is listed on the Nasdaq Capital Market under the trading symbol “SINO.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Inc. located in Meidinger Tower, 462 S. 4th Street, Louisville, KY 40202 U.S. Our transfer agent’s phone number is 502-301-6108 and facsimile number is 886-519-2854.

LEGAL MATTERS

The validity of the common stock registered for resale hereby will be passed upon for us by Kaufman & Canoles, P.C.

EXPERTS

The consolidated financial statements of our Company appearing in our annual report on Form 10-K for the fiscal years ended June 30, 2020 and 2019 have been audited by Friedman LLP, independent registered public accounting firm, as set forth in the reports thereon included therein. Such consolidated financial statements are included herein in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act that registers the distribution of the securities offered under this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement.

In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information and the registration statement at the SEC public reference room located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room.

In addition, any information we file with the SEC is also available on the SEC’s website at http://www.sec.gov. We also maintain a web site at www.sino-global.com, which provides additional information about our company and through which you can also access our SEC filings. The information set forth on our web site is not part of this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Sino-Global Shipping America, Ltd.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Sino-Global Shipping America, Ltd. and Affiliates (collectively, the “Company”) as of June 30, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, changes in equity (deficiency) and cash flows for each of the years in the two-year period ended June 30, 2020, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended June 30, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Consideration of the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company had incurred significant working capital deficiency, recurring losses from operations and accumulated deficit at June 30, 2020. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 2. These financial statements do not include any adjustments that might result from the outcome of these uncertainties. If the Company is unable to successfully obtain the necessary additional financial support as specified in Note 2, there could be a material adverse effect on the Company.

/s/ Friedman LLP

We have served as the Company’s auditor since 2007

New York, New York

October 13, 2020

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATES

CONSOLIDATED BALANCE SHEETS

	June 30,	June 30,
	2020	2019
Assets
Current assets
Cash	$131,182	$3,142,650
Notes receivable	-	383,792
Accounts receivable, net	1,155,948	7,045,846
Other receivables, net	51,034	4,335,715
Advances to suppliers - third parties	48,875	124,140
Prepaid expenses and other current assets	90,382	105,054
Due from related party, net	435,898	807,965
Total Current Assets	1,913,319	15,945,162

Property and equipment, net	523,290	989,910
Right-of-use assets	300,114	-
Intangible assets, net	26,389	89,722
Prepaid expenses	-	519,503
Other long-term assets - deposits	2,974,990	3,054,706
Total Assets	$5,738,102	$20,599,003

Liabilities and Equity (Deficiency)

Current Liabilities
Deferred revenue	$67,083	$68,590
Accounts payable	487,692	567,619
Lease liabilities - current	204,391	-
Taxes payable	3,280,348	3,184,895
Accrued expenses and other current liabilities	1,643,319	1,418,129
Loan payable - current	126,032	-
Total current liabilities	5,808,865	5,239,233

Lease liabilities - noncurrent	132,699	-
Loans payable - noncurrent	154,438	-

Total liabilities	6,096,002	5,239,233

Commitments and Contingencies

Equity (Deficiency)
Preferred stock, 2,000,000 shares authorized, no par value, none issued	-	-
Common stock, 50,000,000 shares authorized, no par value; 3,718,788 and 3,210,907 shares issued as of June 30, 2020 and 2019, respectively; 3,718,788 and 3,175,807 shares outstanding as of June 30, 2020 and 2019, respectively*	28,414,992	26,523,830
Additional paid-in capital	2,334,962	2,066,906
Subscription receivable	(59,869)	-
Treasury stock, at cost, 0 and 35,099 shares as of June 30, 2020 and 2019*	-	(417,538)
Accumulated deficit	(23,421,594)	(6,968,700)
Accumulated other comprehensive loss	(1,084,030)	(671,106)
Total Sino-Global Shipping America Ltd. Stockholders’ Equity	6,184,461	20,533,392

Non-controlling Interest	(6,542,361)	(5,173,622)

Total Equity (Deficiency)	(357,900)	15,359,770

Total Liabilities and Equity (Deficiency)	$5,738,102	$20,599,003

*	Shares and per share data are presented on a retroactive basis to reflect the 1-for-5 reverse stock split on July 7, 2020.

The accompanying notes are an integral part of these audited consolidated financial statements.

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Years Ended
	June 30,
	2020	2019
Net revenues - third parties	$6,535,956	$41,337,664
Net revenues - related party	-	433,383
Total revenues	6,535,956	41,771,047
Cost of revenues	(3,678,863)	(36,006,510)
Gross profit	2,857,093	5,764,537

Selling expenses	(393,617)	(718,754)
General and administrative expenses	(3,386,690)	(4,344,435)
Impairment loss of fixed assets and intangible asset	(327,632)	-
Impairment loss of deposit for leasehold improvement	-	(425,068)
Provision for doubtful accounts	(14,910,502)	(3,978,893)
Stock-based compensation	(1,576,756)	(2,267,833)
Total operating expenses	(20,595,197)	(11,734,983)

Operating loss	(17,738,104)	(5,970,446)

Other expense, net	(4,522)	(120,798)

Net loss before provision for income taxes	(17,742,626)	(6,091,244)

Income tax expense	(186,021)	(920,869)

Net loss	(17,928,647)	(7,012,113)

Net loss attributable to non-controlling interest	(1,475,753)	(478,269)

Net loss attributable to Sino-Global Shipping America, Ltd.	$(16,452,894)	$(6,533,844)

Comprehensive loss
Net loss	$(17,928,647)	$(7,012,113)
Other comprehensive loss - foreign currency	(383,203)	(281,224)
Comprehensive loss	(18,311,850)	(7,293,337)
Less: Comprehensive loss attributable to non-controlling interest	(1,368,739)	(360,794)
Comprehensive loss attributable to Sino-Global Shipping America, Ltd.	$(16,943,111)	$(6,932,543)

Loss per share
Basic and diluted*	$(4.78)	$(2.27)

Weighted average number of common shares used in computation
Basic and diluted*	3,442,448	2,883,887

*	Shares and per share data are presented on a retroactive basis to reflect the 1-for-5 reverse stock split on July 7, 2020.

The accompanying notes are an integral part of these audited consolidated financial statements.

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIENCY)

					Additional					Accumulated other
	Preferred Stock		Common Stock		paid-in	Treasury Stock		Subscription	Accumulated	comprehensive	Noncontrolling
	Shares	Amount	Shares*	Amount	capital	Shares*	Amount	receivable	deficit	loss	interest	Total
BALANCE, June 30, 2018	-	$-	2,654,206	$23,717,330	$1,755,573	(35,099)	$(417,538)	$-	$(434,856)	$(272,407)	$(4,812,828)	$19,535,274
Stock based compensation to employee	-	-	316,000	1,382,500	-	-	-	-	-	-	-	1,382,500
Stock based compensation to consultants	-	-	110,000	574,000	(127,500)	-	-	-	-	-	-	446,500
Issuance of common stock to private investors	-	-	130,701	850,000	-	-	-	-	-	-	-	850,000
Amortization of shares to management and employees	-	-	-	-	91,000	-	-	-	-	-	-	91,000
Amortization of shares issued to consultants	-	-	-	-	347,833	-	-	-	-	-	-	347,833
Foreign currency translation	-	-	-	-	-	-	-	-	-	(398,699)	117,475	(281,224)
Net income (loss)	-	-	-	-	-	-	-	-	(6,533,844)	-	(478,269)	(7,012,113)
BALANCE, June 30, 2019	-	$-	3,210,907	$26,523,830	$2,066,906	(35,099)	$(417,538)	$-	$(6,968,700)	$(671,106)	$(5,173,622)	$15,359,770
Stock based compensation to employee	-	-	114,000	371,900	-	-	-	-	-	-	-	371,900
Stock based compensation to consultants	-	-	228,980	936,800	-	-	-	-	-	-	-	936,800
Amortization of shares issued to consultants	-	-	-	-	268,056	-	-	-	-	-	-	268,056
Issuance of common stock to private investor	-	-	200,000	1,000,000	-	-	-	(59,869)	-	-	-	940,131
Cancellation of treasury stock	-	-	(35,099)	(417,538)	-	35,099	417,538	-	-	-	-	-
Foreign currency translation	-	-	-	-	-	-	-	-	-	(412,924)	29,721	(383,203)
Net loss	-	-	-	-	-	-	-	-	(16,452,894)	-	(1,398,460)	(17,851,354)
BALANCE, June 30, 2020	-	$-	3,718,788	$28,414,992	$2,334,962	-	$-	$(59,869)	$(23,421,594)	$(1,084,030)	$(6,542,361)	$(357,900)

*	Shares and per share data are presented on a retroactive basis to reflect the 1-for-5 reverse stock split on July 7, 2020.

The accompanying notes are an integral part of these audited consolidated financial statements.

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	June 30,
	2020	2019
Operating Activities
Net loss	$(17,928,647)	$(7,012,113)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	1,576,756	2,267,833
Depreciation and amortization	402,294	130,920
Non-cash lease expense	151,866	-
Provision for doubtful accounts, net of recovery	14,910,502	3,978,893
Impairment loss of fixed assets and intangible asset	327,632	-
Impairment loss of deposit for leasehold improvement	-	425,068
Deferred tax provision	-	634,500
Changes in assets and liabilities
Notes receivable	386,233	(386,233)
Accounts receivable	1,078,261	(2,553,973)
Other receivables	(5,806,997)	161,057
Advances to suppliers - third parties	75,815	(3,671,931)
Advances to suppliers - related party	-	3,312,666
Prepaid expenses and other current assets	315,398	1,407,599
Other long-term assets - deposits	84,713	(2,928,775)
Due from related parties	413,408	1,422,254
Deferred revenue	(1,601)	(353,432)
Accounts payable	(80,420)	(2,709,194)
Taxes payable	91,025	487,197
Lease liabilities	(114,840)	-
Accrued expenses and other current liabilities	222,068	1,114,597
Net cash used in operating activities	(3,896,534)	(4,273,067)

Investing Activities
Acquisition of property and equipment	(6,984)	(143,493)
Proceeds from disposal of property and equipment	5,626	-
Net cash used in investing activities	(1,358)	(143,493)

Financing Activities
Proceeds from issuance of common stock	940,131	850,000
Loan payable	280,470	-
Net cash provided by financing activities	1,220,601	850,000

Effect of exchange rate fluctuations on cash	(334,177)	(389,049)

Net decrease in cash	(3,011,468)	(3,955,609)

Cash at beginning of year	3,142,650	7,098,259

Cash at end of year	$131,182	$3,142,650

Supplemental information
Income taxes paid	$38,602	$166,960

Non-cash transactions of operating and investing activities
Transfer of prepayment to intangible asset	$218,678	$-
Initial recognition of right-of-use assets and lease liabilities	$452,042	$-

The accompanying notes are an integral part of these audited consolidated financial statements.

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1. ORGANIZATION AND NATURE OF BUSINESS

Founded in the United States (the “U.S.”) in 2001, Sino-Global Shipping America, Ltd., a Virginia corporation (“Sino-Global” or the “Company”), is a global shipping and freight logistics integrated solution provider. The Company provides tailored solutions and value-added services to its customers to drive efficiency and control in related steps throughout the entire shipping and freight logistics chain. The Company conducts its business primarily through its wholly-owned subsidiaries in the People’s Republic of China (the “PRC”) (including Hong Kong) and the U.S. where a majority of the Company’s clients are located.

The Company operates in four operating segments including (1) shipping agency and management services, which are operated by its subsidiary in Hong Kong and the U.S.; (2) inland transportation management services, which are operated by its subsidiaries in the U.S.; (3) freight logistics services, which are operated by its subsidiaries in the PRC and the U.S.; (4) container trucking services, which are operated by its subsidiaries in the PRC and the U.S.

Prior to fiscal year 2019, the Company mainly focused on freight logistics and inland transportation management services. Starting with fiscal year 2019, current trade dynamics made it more expensive for shipping carrier clients to cost-effectively move cargo into U.S. ports, which has caused the Company to shift its focus back to shipping agency and management business. The shipping agency industry in China has improved and the number of shipping agencies overall the country has decreased, due to both price and the inability of competitors to embrace technology as a resource in serving client needs.

On September 3, 2018, the Company entered into a cooperation agreement with Ningbo Far-East Universal Shipping Agency Co., Ltd. to set up a joint venture in Hong Kong named Bright Far East International Shipping Agency Co., Ltd., to engage in worldwide shipping agency operations. The Company has a 51% equity interest in the joint venture. On May 23, 2019, Bright Far East International Shipping Agency Co., Ltd. incorporated in New York and terminated its registration in Hong Kong. There has been no major operation of the joint venture for the year ended June 30, 2020 and 2019. Currently the Company is conducting the shipping agency business through its wholly-owned Hong Kong subsidiary.

On April 10, 2019, the Company entered into a cooperation agreement with Mr. Weijun Qin, the Chief Executive Officer of a shipping management company in China, to set up a joint venture in New York named State Priests Management Ltd. (“State Priests”), in which the Company will hold a 20% equity interest. On July 26, 2019, the Company signed a revised cooperation agreement with Mr. Weijun Qin which changed the Company’s equity interest in State Priests from 20% to 90%. The Company has not provided any cash contribution to the joint venture and there has been no operation of the joint venture pending the International Ship Safety Management Certificate from the China Classification Society (the “Certificate”). Sino-Global Shipping New York Inc. started providing shipping management related services that do not require certification which includes arranging and coordinating for ship maintenance and inspection this quarter.

 On November 6, 2019, the Company signed a revised cooperation agreement with Mr. Weijun Qin to restructure their equity interest in State Priests. Given that State Priests failed to timely obtain the necessary approval from related authorities, Mr. Weijun Qin agreed to exchange 80% equity interest in Sea Continent Management Ltd. (“Sea Continent”), another New York entity Mr. Qin owns for the Company’s 90% equity interest in State Priests. The equity transfer has been consummated. Sea Continent already has the Certificate but has no operations as of June 30, 2020. There has been no capital injection nor operations of State Priests and Sea Continent as of June 30, 2020, therefore no gain or loss has been recognized in the transaction.

On January 10, 2020, the Company entered into a cooperation agreement with Mr. Shanming Liang, a shareholder of the Company, to set up a joint venture in New York named LSM Trading Ltd., in which the Company holds a 40% equity interest. No investment has been made by the Company as of the date of this report. The new joint venture will facilitate the purchase agricultural related commodities in the U.S. for customers in China and the Company will provide comprehensive supply chain and logistics solutions.

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The outbreak of the novel coronavirus (COVID-19) starting from late January 2020 in the PRC has spread rapidly to many parts of the world. In March 2020, the World Health Organization declared the COVID-19 as a pandemic and has resulted in quarantines, travel restrictions, and the temporary closure of stores and business facilities in China and the U.S. for the past few months. Given the rapidly expanding nature of the COVID-19 pandemic, and because substantially all of the Company’s business operations and its workforce are concentrated in China and the U.S., the Company’s business, results of operations, and financial condition have been adversely affected for the year ended June 30, 2020.

After the close of the stock market on July 7, 2020, the Company effected a l-for-5 reverse stock split of its common stock in order to satisfy continued listing requirements of its common stock on the NASDAQ Capital Market. The reverse stock split was approved by the Company’s board of directors and stockholders and was intended to allow the company to meet the minimum share price requirement of $1.00 per share for continued listing on the NASDAQ Capital Market. As a result all common stock share amounts included in this filing have been retroactively reduced by a factor of five, and all common stock per share amounts have been increased by a factor of five. Amounts affected include common stock outstanding, including those that have resulted from the stock options, and warrants that convert to common stock.

Note 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”) pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The consolidated financial statements include the accounts of the Company and include the assets, liabilities, revenues and expenses of the subsidiaries and VIEs. All intercompany transactions and balances have been eliminated in consolidation.

Sino-Global Shipping Agency Ltd., a PRC corporation (“Sino-China”), is considered a variable interest entity (“VIE”), with the Company as the primary beneficiary. The Company, through Trans Pacific Shipping Ltd., entered into certain agreements with Sino-China, pursuant to which the Company receives 90% of Sino-China’s net income.

As a VIE, Sino-China’s revenues are included in the Company’s total revenues, and any income/loss from operations is consolidated with that of the Company. Because of contractual arrangements between the Company and Sino-China, the Company has a pecuniary interest in Sino-China that requires consolidation of the financial statements of the Company and Sino-China.

The Company has consolidated Sino-China’s operating results in accordance with Accounting Standards Codification (“ASC”) 810-10, “Consolidation”. The agency relationship between the Company and Sino-China and its branches is governed by a series of contractual arrangements pursuant to which the Company has substantial control over Sino-China. Management makes ongoing reassessments of whether the Company remains the primary beneficiary of Sino-China.

The carrying amount and classification of Sino-China’s assets and liabilities included in the Company’s consolidated balance sheets were as follows:

	June 30,	June 30,
	2020	2019
Current assets:
Cash	$5,022	$11,691
Other receivables	-	309
Prepaid expenses and other current assets	-	4,474
Total current assets	5,022	16,474

Deposits	1,608	1,655
Property and equipment, net	41,171	95,765
Total assets	$47,801	$113,894

Current liabilities:
Other payables and accrued liabilities	$39,919	$30,175
Total liabilities	$39,919	$30,175

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(b) Fair Value of Financial Instruments

The Company follows the provisions of ASC 820, Fair Value Measurements and Disclosures, which clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1 — Observable inputs such as unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2 — Inputs other than quoted prices that are observable for the asset or liability in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3 — Unobservable inputs that reflect management’s assumptions based on the best available information.

The carrying value of accounts receivable, other receivables, other current assets, and current liabilities approximate their fair values because of the short-term nature of these instruments.

(c) Use of Estimates and Assumptions

The preparation of the Company’s consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Estimates are adjusted to reflect actual experience when necessary. Significant accounting estimates reflected in the Company’s consolidated financial statements include revenue recognition, fair value of stock based compensation, cost of revenues, allowance for doubtful accounts, impairment loss, deferred income taxes, income tax expense and the useful lives of property and equipment. The inputs into the Company’s judgments and estimates consider the economic implications of COVID-19 on the Company’s critical and significant accounting estimates. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates.

(d) Translation of Foreign Currency

The accounts of the Company and its subsidiaries are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). The Company’s functional currency is the U.S. dollar (“USD”) while its subsidiaries in the PRC, including Sino-China, Trans Pacific Shipping Ltd. and Trans Pacific Logistic Shanghai Ltd. report their financial positions and results of operations in Renminbi (“RMB”), its subsidiary Sino-Global Shipping Australia Pty Ltd., reports its financial positions and results of operations in Australian dollar (“AUD”), its subsidiary Sino-Global Shipping Hong Kong reports its financial positions and results of operations in Hong Kong dollar (“HKD”) and its subsidiary Sino-Global Shipping Canada, Inc. reports its financial positions and results of operations in Canadian Dollar (“CAD”). The accompanying consolidated financial statements are presented in USD. Foreign currency transactions are translated into USD using the fixed exchange rates in effect at the time of the transaction. Generally, foreign exchange gains and losses resulting from the settlement of such transactions are recognized in the consolidated statements of operations. The Company translates the foreign currency financial statements in accordance with ASC 830-10, “Foreign Currency Matters”. Assets and liabilities are translated at current exchange rates quoted by the People’s Bank of China at the balance sheets’ dates and revenues and expenses are translated at average exchange rates in effect during the year. The resulting translation adjustments are recorded as other comprehensive loss and accumulated other comprehensive loss as a separate component of equity of the Company, and also included in non-controlling interests.

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The exchange rates for the years ended June 30, 2020 and 2019 are as follows:

	June 30,
	2020		2019
Foreign currency	Balance Sheet	Profits/Loss	Balance Sheet	Profits/Loss
RMB:1USD	7.0651	7.0312	6.8657	6.8223
AUD:1USD	1.4514	1.4924	1.4238	1.3984
HKD:1USD	7.7505	7.7948	7.8130	7.8387
CAD:1USD	1.3617	1.3421	1.3092	1.3238

(e) Cash

Cash consists of cash on hand and cash in bank which are unrestricted as to withdrawal or use. The Company maintains cash with various financial institutions mainly in the PRC, Australia, Hong Kong, Canada and the U.S. As of June 30, 2020 and 2019, cash balances of $97,836 and $2,993,913, respectively, were maintained at financial institutions in the PRC. $8,780 and $2,923,972 of these balances are not covered by insurance as the deposit insurance system in China only insured each depositor at one bank for a maximum of approximately $70,000 (RMB 500,000). As of June 30, 2020 and 2019, cash balances of $25,739 and $122,017, respectively, were maintained at U.S. financial institutions, and were insured by the Federal Deposit Insurance Corporation or other programs subject to certain limitations. The Hong Kong Deposit Protection Board pays compensation up to a limit of HKD 500,000 (approximately $64,000) if the bank with which an individual/a company holds its eligible deposit fails. As of June 30, 2020 and 2019, cash balances of $2,029 and $4,386, respectively, were maintained at financial institutions in Hong Kong and were insured by the Hong Kong Deposit Protection Board. As of June 30, 2020 and 2019, cash balances of $1,116 and $1,821, respectively, were maintained at Australia financial institutions, and were insured as the Australian government guarantees deposits up to AUD 250,000 (approximately $172,000). As of June 30, 2020 and 2019, amount of deposits the Company had covered by insurance amounted to $117,940 and $198,165, respectively.

(f) Notes receivable

Notes receivable represents trade accounts receivable due from various customers where the customers’ banks have guaranteed the payment. The notes are non-interest bearing and normally paid within three to six months. The Company has the ability to submit request for payment to the customer’s bank earlier than the scheduled payment date, but will incur an interest charge and a processing fee.

(g) Receivables and Allowance for Doubtful Accounts

Accounts receivable are presented at net realizable value. The Company maintains allowances for doubtful accounts and for estimated losses. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual receivable balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balances, customers’ historical payment history, their current credit-worthiness and current economic trends. Receivables are generally considered past due after 180 days. The Company reserves 25%-50% of the customers balance aged between 181 days to 1 year, 50%-100% of the customers balance over 1 year and 100% of the customers balance over 2 years. Accounts receivable are written off against the allowances only after exhaustive collection efforts. As the Company has focused its development in the shipping management segment, its customer base will be more from smaller privately owned companies that will pay more timely than state owned companies. The Company also considers the economic implications of COVID-19 on its estimates of the allowance and made additional $4,996,006 of allowance for doubtful accounts and wrote off $8,220,754 of accounts receivable for the year ended June 30, 2020. There was no write off for year ended June 30, 2019. The Company recovered $99,366 of accounts receivable for the year ended June 30, 2020. There was no recovery for year ended June 30, 2019.

Other receivables represent mainly customer advances, prepaid employee insurance and welfare benefits, which will be subsequently deducted from the employee payroll, guarantee deposits on behalf of ship owners as well as office lease deposits. Management reviews its receivables on a regular basis to determine if the bad debt allowance is adequate, and adjusts the allowance when necessary. Delinquent account balances are written-off against allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. Other receivables are written off against the allowances only after exhaustive collection efforts. The Company also considers the economic implications of COVID-19 on its estimates of the allowance and made additional $10,055,203 of allowance for doubtful accounts for the year ended June 30, 2020. For the year ended June 30, 2020, $1,763 was written off against other receivables, respectively. There was no write off for the year ended June 30, 2019.

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(h) Property and Equipment, net

Property and equipment are stated at historical cost less accumulated depreciation. Historical cost comprises its purchase price and any directly attributable costs of bringing the assets to its working condition and location for its intended use. Depreciation is calculated on a straight-line basis over the following estimated useful lives:

Buildings	20 years
Motor vehicles	3-10 years
Computer and office equipment	1-5 years
Furniture and fixtures	3-5 years
System software	5 years
Leasehold improvements	Shorter of lease term or useful lives

The carrying value of a long-lived asset is considered impaired by the Company when the anticipated undiscounted cash flows from such asset is less than its carrying value. If impairment is identified, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved or based on independent appraisals. For the years ended June 30, 2020 and 2019, an impairment of $127,177 and nil were recorded, respectively.

(i) Intangible Assets, net

Intangible assets are recorded at cost less accumulated amortization. Amortization is calculated on a straight-line basis over the following estimated useful lives:

Logistics platform	3 years

The Company evaluates intangible assets for impairment whenever events or changes in circumstances indicate that the assets might be impaired. For the years ended June 30, 2020 and 2019, an impairment of $200,455 and nil were recorded, respectively.

(j) Revenue Recognition

The Company recognizes revenue which represents the transfer of goods and services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. The Company identifies contractual performance obligations and determines whether revenue should be recognized at a point in time or over time, based on when control of goods and services transfers to a customer. The Company’s revenue streams are recognized at a point in time.

The Company uses a five-step model to recognize revenue from customer contracts. The five-step model requires that the Company (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation.

The Company continues to derive its revenues from sales contracts with its customers with revenues being recognized upon performance of services. Persuasive evidence of an arrangement is demonstrated via sales contract and invoice; and the sales price to the customer is fixed upon acceptance of the sales contract and there is no separate sales rebate, discount, or other incentive. The Company’s revenues are recognized at a point in time after all performance obligations are satisfied.

Contract balances

The Company records receivables related to revenue when the Company has an unconditional right to invoice and receive payment.

Deferred revenue consists primarily of customer billings made in advance of performance obligations being satisfied and revenue being recognized.

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2020, the Company had outstanding contracts amounting to approximately $1.6 million, all of which is expected to be completed within 6 months from June 30, 2020.

The Company’s disaggregated revenue streams are described as follows:

	For the Years Ended
	June 30,	June 30,
	2020	2019
Shipping and management agency services	$2,105,651	$2,093,680
Inland transportation management services	-	1,469,799
Freight logistics services	4,368,596	37,725,136
Container trucking services	61,709	482,432
Total	$6,535,956	$41,771,047

●

Revenues from shipping and management agency services are recognized upon completion of services, which coincides with the date of departure of the relevant vessel from port. Advance payments and deposits received from customers prior to the provision of services and recognition of the related revenues are presented as deferred revenue.

●	Revenues from inland transportation management services are recognized when commodities are being released from the customers’ warehouse.

●

Revenues from freight logistics services are recognized when the related contractual services are rendered.

For certain freight logistics contracts that the Company entered into with customers starting in the first quarter of fiscal year 2020, the Company (i) acts as an agent in arranging the relationship between the customer and the third-party service provider and (ii) does not control the services rendered to the customers, revenues related to this contracts are presented net of related costs. For the year ended June 30, 2020, gross revenue and gross cost of revenue related to these contracts amounted to approximately $25.8 million and $24.3 million, respectively.

●	Revenues from container trucking services are recognized when the related contractual services are rendered.

Disaggregated information of revenues by geographic locations are as follows:

	June 30,	June 30,
	2020	2019
PRC	$4,368,596	$37,755,310
U.S.	2,167,360	1,922,057
Hong Kong	-	2,093,680
Total revenues	$6,535,956	$41,771,047

(k) Taxation

Because the Company and its subsidiaries and Sino-China were incorporated in different jurisdictions, they file separate income tax returns. The Company uses the asset and liability method of accounting for income taxes in accordance with U.S. GAAP. Deferred taxes, if any, are recognized for the future tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements. A valuation allowance is provided against deferred tax assets if it is more likely than not that the asset will not be utilized in the future.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits as income tax expense. The Company had no uncertain tax positions as of June 30, 2020 and 2019.

Income tax returns for the years prior to 2016 are no longer subject to examination by U.S. tax authorities.

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

PRC Enterprise Income Tax

PRC enterprise income tax is calculated based on taxable income determined under the PRC Generally Accepted Accounting Principles (“PRC GAAP”) at 25%. Sino-China and Trans Pacific are registered in PRC and governed by the Enterprise Income Tax Laws of the PRC.

PRC Value Added Taxes and Surcharges

The Company is subject to value added tax (“VAT”). Revenue from services provided by the Company’s PRC subsidiaries and affiliates, including Sino-China and Trans Pacific are subject to VAT at rates ranging from 9% to 13%. Entities that are VAT general taxpayers are allowed to offset qualified VAT paid to suppliers against their VAT liability. Net VAT liability is recorded in taxes payable on the consolidated balance sheets.

In addition, under the PRC regulations, the Company’s PRC subsidiaries and affiliates are required to pay the city construction tax (7%) and education surcharges (3%) based on the net VAT payments.

(l) Earnings (loss) per Share

Basic earnings (loss) per share is computed by dividing net income (loss) attributable to holders of common stock of the Company by the weighted average number of shares of common stock of the Company outstanding during the applicable period. Diluted earnings (loss) per share reflect the potential dilution that could occur if securities or other contracts to issue common stock of the Company were exercised or converted into common stock of the Company. Common stock equivalents are excluded from the computation of diluted earnings per share if their effects would be anti-dilutive.

For the years ended June 30, 2020 and 2019, there was no dilutive effect of potential shares of common stock of the Company because the Company generated a net loss.

(m) Comprehensive Income (Loss)

The Company reports comprehensive income (loss) in accordance with the authoritative guidance issued by Financial Accounting Standards Board (the “FASB”) which establishes standards for reporting comprehensive income (loss) and its component in financial statements. Other comprehensive income (loss) refers to revenue, expenses, gains and losses that under US GAAP are recorded as an element of Stockholders’ equity but are excluded from net income. Other comprehensive income (loss) consists of a foreign currency translation adjustment resulting from the Company not using the U.S. dollar as its functional currencies.

(n) Stock-based Compensation

The Company accounts for stock-based compensation awards to employees in accordance with FASB ASC Topic 718, “Compensation – Stock Compensation”, which requires that stock-based payment transactions with employees be measured based on the grant-date fair value of the equity instrument issued and recognized as compensation expense over the requisite service period. The Company records stock-based compensation expense at fair value on the grant date and recognizes the expense over the employee’s requisite service period.

The Company accounts for stock-based compensation awards to non-employees in accordance with FASB ASC Topic 718 amended by ASU 2018-07. Under FASB ASC Topic 718, stock compensation granted to non-employees has been determined as the fair value of the consideration received or the fair value of equity instrument issued, whichever is more reliably measured and is recognized as an expense as the goods or services are received.

Valuations of stock based compensation are based upon highly subjective assumptions about the future, including stock price volatility and exercise patterns. The fair value of share-based payment awards was estimated using the Black-Scholes option pricing model. Expected volatilities are based on the historical volatility of the Company’s stock. The Company uses historical data to estimate option exercise and employee terminations. The expected term of options granted represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the expected life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(o) Risks and Uncertainties

The Company’s business, financial position and results of operations may be influenced by the political, economic, health and legal environments in the PRC, as well as by the general state of the PRC economy. The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic, health and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in the political, regulatory and social conditions in the PRC, and by changes in governmental policies or interpretations with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

In March 2020, the World Health Organization declared the COVID-19 as a pandemic. Given the rapidly expanding nature of the COVID-19 pandemic, and because substantially all of the Company’s business operations and our workforce are concentrated in China and United States, the Company’s business, results of operations, and financial condition have been adversely affected for the rest of fiscal year 2020 and beyond.

(p) Liquidity

In assessing the Company’s liquidity, the Company monitors and analyzes its cash on-hand and its operating and capital expenditure commitments. The Company’s liquidity needs are to meet its working capital requirements, operating expenses and capital expenditure obligations. As of June 30, 2020, the Company’s working capital deficit was approximately $3.9 million and the Company had cash of approximately $0.1 million. The Company plans to fund continuing operations through identifying new prospective joint venture partners and strategic alliance opportunities for new revenue sources, and by reducing costs to improve profitability and replenish working capital. The Company’s ability to fulfill its current obligations will depend on the future realization of its current assets and the future revenues generated from its operations.

The Company expects to realize the balance of its current assets within the normal operating cycle of a twelve month period. If the Company is unable to realize its current assets within the normal operating cycle of a twelve month period, the Company had considered supplementing its available sources of funds through the following sources:

●

the Company will continuously seek equity financing to support its working capital; On November 13, 2019, the Company entered into a cooperation agreement with Shanming Liang, a director of Guangxi Jinqiao Industrial Group Co., Ltd., to cooperate and expand the bulk cargo container services business. Shanming Liang agreed to purchase 200,000 shares of the Company’s common stock at a purchase price of $5.00 per share for aggregate proceeds of $1.0 million pursuant to a stock purchase agreement dated November 14, 2019. The company received gross proceeds of $940,131 for fiscal year 2020. From July to September 2020, the Company received remaining proceeds of $59,869. The full amount of subscription receivable have been paid off.

On September 17, 2020, the Company entered into certain securities purchase agreement with certain non-U.S. Persons to purchase 720,000 Shares at a per share purchase price of $1.46 for aggregate proceeds of approximately $1.05 million. On September 21 and September 22, 2020, the Company received total gross proceeds of approximately $1.05 million.

●	other available sources of financing from PRC banks and other financial institutions; and

●	financial support and credit guarantee commitments from the Company’s shareholders and directors.

Based on the above considerations, the Company’s management is of the opinion that it will not have sufficient funds to meet the Company’s working capital requirements and current liabilities as they become due one year from issuance of these consolidated financial statements. There is no assurance that management will be successful in their plans. There are a number of factors that could potentially arise that could undermine the Company’s plans, such as changes in the PRC government policy, economic conditions, and competitive pricing in the industries that the Company operates in. In addition, the recent outbreak of new coronavirus pandemic posed disruption and restrictions on its operations and those of the Company’s customers which not only negatively impact the Company’s financial conditions but also slowed down the macro-economic development worldwide. If management is unable to execute this plan, there would likely be a material adverse effect on the Company’s business.

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The management has considered whether there is substantial doubt about its ability to continue as a going concern due to 1) the Company’s recurring losses from operations, including approximately $16.5 million net loss attributable to the Company’s stockholders for the year ended June 30, 2020, 2) accumulated deficit of approximately $23.4 million as of June 30, 2020, and 3) has negative operating cash flows of approximately $3.9 million for the year ended June 30, 2020. All of these factors raise substantial doubt about the ability of the Company to continue as a going concern.

q) Recent Accounting Pronouncements

Pronouncements adopted

In February 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842), to increase the transparency and comparability about leases among entities. The new guidance requires lessees to recognize a lease liability and a corresponding lease asset for virtually all lease contracts. It also requires additional disclosures about leasing arrangements. ASU 2016-02 is effective for interim and annual periods beginning after December 15, 2018, and requires a modified retrospective approach to adoption assuming the Company will remain an emerging growth company at that date. In September 2017, the FASB issued ASU No. 2017-13, which to clarify effective dates that public business entities and other entities were required to adopt ASC Topic 842 for annual reporting. A public business entity that otherwise would not meet the definition of a public business entity except for a requirement to include or the inclusion of its financial statements or financial information in another entity’s filing with the SEC adopting ASC Topic 842 for annual reporting periods beginning after December 15, 2019, and interim reporting periods within annual reporting periods beginning after December 15, 2020. ASU No. 2017-13 also amended that all components of a leveraged lease be recalculated from inception of the lease based on the revised after tax cash flows arising from the change in the tax law, including revised tax rates. The difference between the amounts originally recorded and the recalculated amounts must be included in income of the year in which the tax law is enacted. The Company adopted this ASU in the first quarter of fiscal year 2020 using modified retrospective transition approach at the beginning of the period of adoption. The Company recognized lease liabilities of approximately $0.3 million, with corresponding right-of use (“ROU”) assets of approximately the same amount based on the present value of the future minimum rental payments of leases, using a weighted average discount rate of approximately 8.98%.

On July 1, 2019, the Company adopted ASU 2018-07 where awards to nonemployees are measured by estimating the fair value of the equity instruments to be issued. The amendments specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards which superseded ASU 505-50. The ASU is required to be applied on a prospective basis to all new awards granted after the date of adoption. The Company adopted this ASU on July 1, 2019 and the adoption has no significant impact to the Company’s consolidated financial statements as a whole.

Pronouncements not yet adopted

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement” (“ASU 2018-13”). ASU 2018-13 removes, modifies and adds certain disclosure requirements in Topic 820 “Fair Value Measurement”. ASU 2018-13 eliminates certain disclosures related to transfers and the valuations process, modifies disclosures for investments that are valued based on net asset value, clarifies the measurement uncertainty disclosure, and requires additional disclosures for Level 3 fair value measurements. ASU 2018-13 is effective for the Company for annual and interim reporting periods beginning July 1, 2020. The Company does not believe the adoption of this ASU will have a material effect on the Company’s consolidated financial statements.

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In May 2019, the FASB issued ASU 2019-05, which is an update to ASU Update No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which introduced the expected credit losses methodology for the measurement of credit losses on financial assets measured at amortized cost basis, replacing the previous incurred loss methodology. The amendments in Update 2016-13 added Topic 326, Financial Instruments—Credit Losses, and made several consequential amendments to the Codification. Update 2016-13 also modified the accounting for available-for-sale debt securities, which must be individually assessed for credit losses when fair value is less than the amortized cost basis, in accordance with Subtopic 326-30, Financial Instruments—Credit Losses—Available-for-Sale Debt Securities. The amendments in this ASU address those stakeholders’ concerns by providing an option to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost basis. For those entities, the targeted transition relief will increase comparability of financial statement information by providing an option to align measurement methodologies for similar financial assets. Furthermore, the targeted transition relief also may reduce the costs for some entities to comply with the amendments in Update 2016-13 while still providing financial statement users with decision-useful information. In November 2019, the FASB issued ASU No. 2019-10, which to update the effective date of ASU No. 2016-13 for private companies, not-for-profit organizations and certain smaller reporting companies applying for credit losses standard. The new effective date for these preparers is for fiscal years beginning after July 1, 2023, including interim periods within those fiscal years. The Company has not early adopted this update and it will become effective on July 1, 2023 assuming the Company will remain eligible to be smaller reporting company. The Company is currently evaluating the impact of this new standard on Company’s consolidated financial statements and related disclosures. The Company is currently evaluating the impact of this new standard on its consolidated financial statements and related disclosures.

 In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”. The amendments in this Update simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. ASU 2019-12 is effective for the Company for annual and interim reporting periods beginning July 1, 2021. Early adoption of the amendments is permitted, including adoption in any interim period for public business entities for periods for which financial statements have not yet been issued. An entity that elects to early adopt the amendments in an interim period should reflect any adjustments as of the beginning of the annual period that includes that interim period. Additionally, an entity that elects early adoption must adopt all the amendments in the same period. The Company is currently evaluating the impact of this new standard on Company’s consolidated financial statements and related disclosures.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

(r) Reclassification

Certain prior year amounts have been reclassified to conform to the current year presentation mainly reclassifying advances to suppliers to other receivables (see Note 4 and 5). These reclassifications have no effect on the reported revenues, net loss or total assets.

Note 3. ACCOUNTS RECEIVABLE, NET

The Company’s net accounts receivable are as follows:

	June 30,	June 30,
	2020	2019
Trade accounts receivable	$3,453,439	$12,716,120
Less: allowances for doubtful accounts	(2,297,491)	(5,670,274)
Accounts receivable, net	$1,155,948	$7,045,846

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Movement of allowance for doubtful accounts are as follows:

	June 30, 2020	June 30, 2019
Beginning balance	$5,670,274	$1,682,228
Provision for doubtful accounts, net of recovery	4,896,640	4,091,056
Less: write-off	(8,220,754)	(88,882)
Exchange rate effect	(48,669)	(14,128)
Ending balance	$2,297,491	$5,670,274

For the years ended June 30, 2020 and 2019, the provision for doubtful accounts was $4,996,006 and $4,091,056, respectively. The Company recovered $99,366 and nil of accounts receivable for the years ended June 30, 2020 and 2019, respectively. The Company wrote off $8,220,754 and nil of accounts receivable for the years ended June 30, 2020 and 2019, respectively.

Note 4. OTHER RECEIVABLES, NET

The Company’s other receivables are as follows:

	June 30,	June 30,
	2020	2019
Advances to customers*	$10,004,893	$4,237,270
Employee business advances	51,334	54,953
Security deposit	-	43,492
Total	10,056,227	4,335,715
Less: allowances for doubtful accounts	(10,005,193)	-
Other receivables, net	$51,034	$4,335,715

*	As of June 30, 2020, the Company entered into certain contracts with customers (state-owned entities) where the Company’s services included freight costs and cost of commodities to be shipped to customers’ designated locations. The Company prepaid the costs of commodities and recognized as advance payments on behalf of its customers. These advance payments on behalf of the customers will be repaid to the Company when either the contract terms are expired or the contracts are terminated by the Company. As our customers were negatively impacted by the pandemic and required additional time to execute existing contracts, they required additional time to pay. Due to significant uncertainty on whether the delayed contracts will be executed timely. As such, the Company provided an allowance due to contract delay and recorded allowances of approximately $10.0 million.

Movement of allowance for doubtful accounts are as follows:

	June 30, 2020	June 30, 2019
Beginning balance	$-	$-
Provision for doubtful accounts	10,055,203	-
Less: write-off	(1,763)	-
Exchange rate effect	(48,247)	-
Ending balance	$10,005,193	$-

For the years ended June 30, 2020 and 2019, the provision for doubtful accounts was $10,055,203 and nil, respectively. The Company wrote off $1,763 and nil of other receivables for the years ended June 30, 2020 and 2019, respectively.

Note 5. ADVANCES TO SUPPLIERS

The Company’s advances to suppliers – third parties are as follows:

	June 30,	June 30,
	2020	2019
Freight fees (1)	$48,875	$123,767
Port fees	-	373
Total advances to suppliers-third parties	$48,875	$124,140

(1)	The advanced freight fee is the Company’s prepayment made for various shipping costs for shipments from July to September 2020.

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 6. PREPAID EXPENSES AND OTHER CURRENT ASSETS

The Company’s prepaid expenses and other assets are as follows:

	June 30,	June 30,
	2020	2019
Prepaid income taxes	$48,924	$35,129
Other (including prepaid insurance, rent, listing fees)	41,458	69,925
Deposit for ERP (1)	-	218,678
Prepaid leasing and service fees (2)	-	300,825
Total	90,382	624,557
Less: current portion	(90,382)	(105,054)
Total noncurrent portion	$-	$519,503

(1)	On December 27, 2017, with the approval of the Board, the Company signed a contract with Tianjin Anboweiye Technology Ltd Co. (“Tianjin Anboweiye”), to develop a more complete ERP system based on the Company’s existing operations and projected future growth. In March 2018, the Company paid a deposit to start phase one of the development which includes upgraded accounting and human resources modules, new order processing and customer relationship management system. The Company paid a $437,357 deposit to Tianjin Anboweiye. The total contract price for phase one amounted to RMB 4,000,000, approximately $583,000. For the year ended June 30, 2019, the Company utilized $218,679 of software development costs incurred during the preliminary project stage, which included planning and determining the functionality of the software. The Company integrated the shipping agencies business with the current ERP platform and the first phase of the ERP system was placed in use in July 2019 and to be amortized over three years (See Note 9). As of June 30, 2020, all executed portion of the contract has been fully paid. On March 31, 2020, the Company and the vendor agreed to terminate the unexecuted portions of the contract, as such, no payable nor contractual obligation existed as of June 30, 2020.

(2)	On June 22, 2018, the Company entered into a contract to improve its IT infrastructure. The total contract consideration for the services is $1.2 million and the Company paid a deposit of approximately $1.0 million. The consideration is allocated as follows: $420,000 for operating hardware leasing of twelve months; $480,000 for onsite services and IT consulting for a two-year period; $60,000 for operating system set up and $240,000 for continuing integration with the ERP system and data management for two years. For the year ended June 30, 2020, the Company incurred $200,550 in IT for consulting costs, and $100,275 for continuing integration of the ERP system and data management costs. As of June 30, 2020, all executed portion of the contract has been fully paid. On March 31, 2020, the Company and the vendor agreed to terminate the unexecuted portions of the contract, as such, no payable nor contractual obligation existed as of June 30, 2020.

Note 7. OTHER LONG-TERM ASSETS - DEPOSITS

The Company’s other long-term assets – deposits are as follows:

	June 30,	June 30,
	2020	2019
Rental and utilities deposits	$64,663	$60,435
Freight logistics deposits (1)	2,910,327	2,994,271
Total other long-term assets - deposits	$2,974,990	$3,054,706

(1)	Certain customers require the Company to pay certain deposits for the security of shipments and merchandise. These deposits are refundable at the end of their respective contract term. Approximately $2.8 million (RMB 20 million) of the balance was paid to BaoSteel Resources Co., Ltd. according to the agreement entered in March 2018. This refundable deposit is to cover any possible loss of merchandise, as well as any non-performance on the part of the Company and its vendors. The restricted deposit is expected be repaid to the Company when either the contract terms are expired by March 2023 or the contract is terminated by the Company.

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 8. PROPERTY AND EQUIPMENT, NET

The Company’s net property and equipment as follows:

	June 30,	June 30,
	2020	2019
Buildings	$190,518	$196,050
Motor vehicles*	516,999	700,724
Computer equipment*	97,172	162,865
Office equipment*	43,587	69,278
Furniture and fixtures*	71,697	167,143
System software*	107,911	116,339
Leasehold improvements	786,745	807,078

Total	1,814,629	2,219,477

Less: Accumulated depreciation and amortization	(1,291,339)	(1,229,567)

Property and equipment, net	$523,290	$989,910

Depreciation and amortization expenses for the years ended June 30, 2020 and 2019 were $320,737 and $67,587, respectively.

*	For the year ended June 30, 2020, an impairment of $127,177 was recorded due to continued decrease in revenues from the inland transportation management segment, no impairment was recorded for same period 2019.

Note 9. INTANGIBLE ASSETS, NET

Net intangible assets consisted of the following:

	June 30,	June 30,
	2020	2019
Full service logistics platforms	$190,000	$190,000
Less: Accumulated amortization	(163,611)	(100,278)
Intangible assets, net	$26,389	$89,722

The full service logistics platform was placed in services in December 2017. The platforms are being amortized over three years. Amortization expenses amounted to $81,557 and $63,333 for the years ended June 30, 2020 and 2019, respectively.

In addition, first phase of the ERP system (see more details in Note 6) was placed in use in July 2019 and is being amortized over three years. However, due to the continued decrease in revenues from the inland transportation management segment, the Company recorded an impairment of $200,455 for the year ended June 30, 2020.

Note 10. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

	June 30,	June 30,
	2020	2019
Salary and reimbursement payable	$795,855	$906,007
Professional fees payable	629,524	340,727
Credit card payable	217,940	171,395
Total	$1,643,319	$1,418,129

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 11. LOANS PAYABLE

On May 11, 2020, the Company received loan proceeds in the amount of approximately $124,570 under the U.S. Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”). The PPP, established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. The loans and accrued interest are forgivable after eight weeks (or an extended 24-week covered period) as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. The loan forgiveness amount will be reduced for any Economic Injury Disaster Loan (“EIDL”) advance that the Company receives. The amount of loan forgiveness will be further reduced if the borrower terminates employees or reduces salaries during the eight-week period. The Company intends to use the proceeds for purposes consistent with the PPP. While the Company currently believes that its use of the loan proceeds will meet the conditions for forgiveness of the loan and intends to file for loan forgiveness before December 2020, there can be no assurance that the full amount of the loan will be forgiven. As of June 30, 2020, $124,570 of loan payable remains outstanding.

On May 26, 2020, the Company received an advance in the amount of $155,900 from under the SBA EIDL program administered by the SBA pursuant to the CARES Act. Such advance amount will reduce the Company’s PPP loan forgiveness amount described above. In accordance with the requirements of the CARES Act, the Company will use proceeds from the SBA loans primarily for working capital to alleviate economic injury caused by disaster occurring in the month of January 31, 2020 and continuing thereafter. The SBA loans are scheduled to mature on May 22, 2050 and have a 3.75% interest rate and are subject to the terms and conditions applicable to loans administered by the SBA under the CARES Act. The monthly payable including principal and interest, of $731 commencing on May 22, 2021. The balance of principal and interest will be payable 30 years from the date of May 22, 2020. $5,900 of the loan will be forgiven. As of June 30, 2020, $155,900 of loan payable remains outstanding. Interest expense for the year ended June 30, 2020 for this loan was immaterial.

Loan repayment schedule for the EIDL loans is as follows:

Twelve Months Ending June 30,	Loan Amount

2021	$1,462
2022	8,772
2023	8,772
2024	8,772
2025	8,772
Thereafter	217,838
Total loan payments	$254,388

Note 12. LEASES

The Company determines if a contract contains a lease at inception. US GAAP requires that the Company’s leases be evaluated and classified as operating or finance leases for financial reporting purposes. The classification evaluation begins at the commencement date and the lease term used in the evaluation includes the non-cancellable period for which the Company has the right to use the underlying asset, together with renewal option periods when the exercise of the renewal option is reasonably certain and failure to exercise such option which result in an economic penalty. All of the Company’s leases are classified as operating leases.

The Company has several vehicle lease agreements and office lease agreements with lease terms ranging from two to three years. Upon adoption of ASU 2016-02, the Company recognized lease liabilities of approximately $0.3 million, with corresponding ROU assets of approximately the same amount based on the present value of the future minimum rental payments of leases, using a weighted average discount rate of approximately 8.98%. As of June 30, 2020, ROU assets and lease liabilities amounted to $300,114 and $337,090 (including $204,391 from lease liabilities current portion and $132,699 from lease liabilities noncurrent portion), respectively.

The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants. The leases generally do not contain options to extend at the time of expiration and the weighted average remaining lease terms are 1.93 years.

For the years ended June 30, 2020 and 2019, rent expense amounted to approximately $284,000 and $171,000, respectively.

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The three-year maturity of the Company’s lease obligations is presented below:

Twelve Months Ending June 30,	Operating Lease Amount

2021	$214,062
2022	135,771
2023	18,382
Total lease payments	368,215
Less: Interest	(31,125)
Present value of lease liabilities	$337,090

Note 13. EQUITY

Stock issuance:

The Company’s outstanding warrants are classified as equity since they qualify for exception from derivative accounting as they are considered to be indexed to the Company’s own stock and require net share settlement. The fair value of the warrants of $881,750 is valued based on the Black-Scholes-Merton model and is recorded as additional paid-in capital from common stock based on the relative fair value of proceeds received using the following assumptions:

Series A
Annual dividend yield	-
Expected life (years)	5.5
Risk-free interest rate	2.72%
Expected volatility	110.31%

Following is a summary of the status of warrants outstanding and exercisable as of June 30, 2020:

	Warrants	Weighted Average Exercise Price

Warrants outstanding, as of June 30, 2019	400,000	$8.75
Issued	-	-
Exercised	-	-
Expired	-	-

Warrants outstanding, as of June 30, 2020	400,000	$8.75

Warrants exercisable, as of June 30, 2020	400,000	$8.75

Warrants Outstanding	Warrants Exercisable	Weighted Average Exercise Price	Average Remaining Contractual Life
2018 Series A, 400,000	400,000	$8.75	3.21 years

On November 13, 2019, the Company entered into a cooperation agreement with Shanming Liang, a director of Guangxi Jinqiao Industrial Group Co., Ltd., to cooperate and expand the bulk cargo container services business. Shanming Liang agreed to purchase 200,000 shares of the Company’s common stock at a purchase price of $5.00 per share for aggregate proceeds of $1.0 million. The Company and Mr. Liang further entered into a Share Purchase Agreement on November 14, 2019 to memorialize the transaction aforementioned. Pursuant to the aforementioned agreement, the Company received proceeds of $940,131 for fiscal year 2020. From July to September 2020, the Company received remaining proceeds of $59,869. The full amount of subscription receivable has been paid off.

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

On December 9, 2019, the Company authorized the cancellation of the 35,099 of the Company’s treasury shares. The shares were cancelled as of June 30, 2020. The cancellation has no effect on the Company’s total shareholders’ equity and earnings per share.

After the close of the stock market on July 7, 2020, the Company effected a l-for-5 reverse stock split of its common stock in order to satisfy continued listing requirements of its common stock on the NASDAQ Capital Market. The reverse stock split was approved by the Company’s board of directors and stockholders and was intended to allow the company to meet the minimum share price requirement of $1.00 per share for continued listing on the NASDAQ Capital Market. As a result all common stock share amounts included in this filing have been retroactively reduced by a factor of five, and all common stock per share amounts have been increased by a factor of five. Amounts affected include common stock outstanding, including those that have resulted from the stock options, and warrants that convert to common stock.

Stock based compensation:

In March 2017, the Company entered into a consulting and advisory services agreement with a consulting entity, which provides management consulting services that include marketing program design and implementation and cooperative partner selection and management. The service period began in March 2017 and will end in February 2020. The Company issued 50,000 shares of common stock as remuneration for the services, which were issued as restricted shares at $12.65 per share on March 22, 2017 to the consultant.  These shares were valued at $632,500 and the consulting expense were $140,556 and $210,833 for the years ended June 30, 2020 and 2019, respectively.

On October 23, 2017, the Company issued to its employees 26,000 shares of its restricted common stock valued at $14.00 per share. One quarter of the total number of common stock became vested on each of November 16, 2017, February 16, 2018, May 16, 2018 and August 16, 2018. $91,000 was recorded as compensation expense for the year ended June 30, 2019.

On October 27, 2017, the Company issued 40,000 shares of restricted common stock on the grant date with an aggregated fair value of $548,000 to a consulting company pursuant to a consulting agreement. The scope of services primarily covered advising on business development, strategic planning and compliance during the one-year service period from October 17, 2017 to October 16, 2018. $137,000 was recorded as compensation expense for the year ended June 30, 2019.

On June 7, 2018, the Company issued 80,000 shares of common stock with a fair value of $508,000 to a consulting entity pursuant to a service agreement. The scope of services primarily covers legal consultation in PRC during the two-year service period from July 2018 to June 2020. The consulting entity is entitled to be granted the common stock on a quarterly basis in eight equal installments. The Company recorded compensation expense of $254,000 for both years ended June 30, 2020 and 2019.

On September 21, 2018, the Company issued 86,000 shares of common stock valued at $5.50 per share on the grant date with an aggregated fair value of $473,000 under the 2014 Stock Incentive Plan (the “Plan”) to three employees, vesting immediately. The Company recorded compensation expense of $473,000 for the year ended June 30, 2019, respectively.

On December 11, 2018, the Company issued 40,000 shares of common stock valued at $4.45 per share on the grant date with a fair value of $178,000 under the 2014 Stock Incentive Plan to three employees, vesting immediately. The Company recorded compensation expense of $178,000 for the year ended June 30, 2019.

On November 7, 2018, the Board of the Company approved the issuance of 10,000 shares of restricted common stock to a consultant pursuant to an existing consulting agreement. The scope of services primarily covers advising on business development, strategic planning and corporate finance. The grant’s fair value of approximately $65,000 was amortized during the remaining service period from November 3, 2018 to May 2, 2019. The Company recorded compensation expense of $65,000 for the year ended June 30, 2019.

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

On December 31, 2018, the Board of the Company and the Compensation Committee of the Board (the “Committee”) approved (i) an increase in the annual salaries of Lei Cao, Chief Executive Officer, Tuo Pan, acting Chief Financial Officer, and Zhikang Huang, Chief Operating Officer (the “C-Level Executives”), effective January 1, 2019, and (ii) a one-time award of a total of 190,000 of the common stock from the shares reserved under the Company’s 2014 Stock Incentive Plan (the “Plan”) to the C-Level Executives, Chief Technology Officer, Yafei Li and the following members of the Board, effective December 31, 2018, for their valuable contributions to the Company in fiscal 2018: Jing Wang, Tieliang Liu and Bradley A. Haneberg. The Committee recommended and the Board determined to make the following stock grants under the Plan: (i) Chief Executive Officer, Lei Cao, is entitled to a one-time stock award grant of 80,000 shares, (ii) acting Chief Financial Officer, Tuo Pan, is entitled to a one-time stock award grant of 28,000 shares, (iii) Chief Operating Officer, Zhikang Huang, is entitled to a one-time stock award grant of 36,000 shares, (iv) Chief Technology Officer, Yafei Li is entitled to a one-time stock award grant of 16,000 shares, (v) Board member Jing Wang is entitled to a one-time stock award grant of 10,000 shares, (vi) Board member Tieliang Liu is entitled to a one-time stock award grant of 10,000 shares and (vii) Board member Bradley A. Haneberg is entitled to a one-time stock award grant of 10,000 shares. The Company recorded compensation expense of $731,500 for the year ended June 30, 2019.

On April 8, 2019, the Company entered into a consulting services agreement with a consulting entity, which provides management consulting and advisory services. The scope of services primarily covered advising on business development, strategic planning and compliance during the six months service period from April 8, 2019 to October 7, 2019. The Company issued 60,000 shares of common stock as remuneration for the services, which were issued as restricted shares at $4.25 per share on April 16, 2019 to the consulting entity. These shares were valued at $255,000. The Company recorded compensation expense of $127,500 for both years ended June 30, 2020 and 2019.

On July 1, 2019, the Company issued 120,000 restricted shares of common stock with a fair value of $432,000 to a China-based company that specializes in the port agency business and/or its designees pursuant to a consulting service agreement. The scope of services primarily covers business consultation for one year from July 1, 2019 to June 30, 2020. The Company can terminate the agreement if they are not satisfy with the performance of the consulting firm and the consulting firm should return all the issued shares. The Company recorded compensation expense of $432,000 for the year ended June 30, 2020.

Included in a Board resolution dated January 30, 2016, the Company’s CEO is authorized to grant to the employees up to one million shares under the Plan. On July 22, 2019, the Company granted 18,000 shares of restricted common stock valued at $3.50 per share on the grant date with an aggregated fair value of $63,000 under the Plan to one employee, vesting immediately. The Company recorded compensation expense of $63,000 for the year ended June 30, 2020.

On August 26, 2019, the Company issued 8,000 shares of common stock valued at $3.60 per share on the grant date with an aggregated fair value of $28,800 to Chineseinvestors.com as settlement of a breach of service contract lawsuit. The Company recorded compensation expense of $28,800 for the year ended June 30, 2020.

On October 3, 2019, the Company issued 46,000 shares of common stock valued at $3.40 per share on the grant date with an aggregated fair value of $156,400 under the Plan to one employee, vesting immediately. The Company recorded compensation expense of $156,400 for the year ended June 30, 2020.

 On October 14, 2019, the Company entered into a consulting services agreement with a consulting entity, which provides management consulting and advisory services. The scope of services primarily covered advising on business development, strategic planning and compliance during the six months service period from October 14, 2019 to April 13, 2020. The Company issued 60,000 shares of common stock valued at $222,000 as remuneration for the services.  The shares bear a standard restrictive legend under the Securities Act of 1933, as amended. The Company recorded compensation expense of $222,000 for the year ended June 30, 2020.

On June 30, 2020, the Company issued 50,000 shares of common stock valued at $3.05 per share on the grant date with a fair value of $152,500 under the 2014 Stock Incentive Plan to two employees, vesting immediately. The Company recorded compensation expense of $152,500 for the year ended June 30, 2020.

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 During the years ended June 30, 2020 and 2019, $1,576,756 and $2,267,833 were recorded as stock-based compensation expense, respectively.

Stock Options:

A summary of the outstanding options is presented in the table below:

	Options	Weighted Average Exercise Price

Options outstanding, as of June 30, 2019	17,000	$6.05
Granted	-	-
Exercised	-	-
Cancelled, forfeited or expired	-	-

Options outstanding, as of June 30, 2020	17,000	$6.05

Options exercisable, as of June 30, 2020	17,000	$6.05

Following is a summary of the status of options outstanding and exercisable at June 30, 2020:

Outstanding Options			Exercisable Options
Exercise Price	Number	Average Remaining Contractual Life	Average Exercise Price	Number	Average Remaining Contractual Life
$10.05	2,000	2.59 years	$10.05	2,000	2.59 years
$5.50	15,000	1.07 years	$5.50	15,000	1.07 years
	17,000			17,000

Note 14. NON-CONTROLLING INTEREST

The Company’s non-controlling interest consists of the following:

	June 30,	June 30,
	2020	2019
Sino-China:
Original paid-in capital	$356,400	$356,400
Additional paid-in capital	1,044	1,044
Accumulated other comprehensive income	376,398	268,297
Accumulated deficit	(6,199,188)	(6,066,145)
	(5,465,346)	(5,440,404)
Trans Pacific Logistics Shanghai Ltd.	(1,077,015)	266,782
Total	$(6,542,361)	$(5,173,622)

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 15. COMMITMENTS AND CONTINGENCIES

Contractual Obligations:

Contingencies

The Labor Contract Law of the PRC requires employers to insure the liability of the severance payments for terminated employees that have worked for the employers for at least two years prior to January 1, 2008. The employers will be liable for one month for severance pay for each year of the service provided by the employees. As of June 30, 2020 and 2019, the Company has estimated its severance payments of approximately $84,000 and $94,000, respectively, which have not been reflected in its consolidated financial statements, because management cannot predict what the actual payment, if any, will be in the future.

Sino-Global has employment agreements with each of Mr. Lei Cao, Ms. Tuo Pan and Mr. Zhikang Huang. These employment agreements provide for five-year terms that extend automatically in the absence of termination notice provided at least 60 days prior to the anniversary date of the agreement. If the Company fails to provide this notice or if the Company wishes to terminate an employment agreement in the absence of cause, then the Company is obligated to provide at least 30 days’ prior notice. In such case during the initial term of the agreement, the Company would need to pay such executive (i) the remaining salary through the date of December 31, 2023, (ii) two times of the then applicable annual salary if there has been no Change in Control, as defined in the employment agreements or three-and-half times of the then applicable annual salary if there is a Change in Control.

From time to time, the Company is involved in routine litigation that arises in the ordinary course of business. The Company was named as a defendant in a breach of service contract lawsuit in the amount of $225,000 filed with the California Superior Court on January 19, 2018. The Company filed a motion with the court to force the plaintiff into arbitration rather than to litigate the dispute in court based on the arbitration provision in the contract. The California Superior Court approved its motion to stay the case pending the resolution of the arbitration. In Indianapolis, this matter was settled in exchange for 8,000 restrictive shares of common stock of the Company to the plaintiff, by the execution of a settlement agreement by both parties on August 23, 2019 and the issuance of 8,000 restricted shares on August 26, 2019. As a result, the arbitration in Indianapolis and the litigation in California has been dismissed respectively.

On January 22, 2019, Nasdaq notified the Company that it did not comply with the minimum bid price of $1.00 per share (the “Minimum Bid Price”) requirement in Listing Rule 5550(a)(2), and in accordance with Listing Rule 5810(c)(3)(A), was granted 180 calendar days, until July 22, 2019, to regain compliance. Subsequently, on July 23, 2019, the Company was provided an additional 180 calendar day compliance period, or until January 20, 2020, to demonstrate compliance. On January 21, 2020, the Company was notified of Nasdaq’s delist determination as it had not regained compliance. On January 28, 2020, the Company requested a hearing, which was held on February 27, 2020. On March 10, 2020, the Company received a letter from Nasdaq stating that the Nasdaq Hearings Panel (the “Panel”) granted an exception to permit the Company to demonstrate compliance on or before May 8, 2020.

In response to current volatile stock market conditions and decreases in the stock price of many companies, Nasdaq announced on April 17, 2020 that it has temporarily provided relief from certain of its continued listing requirements for common stock and other securities. Among other things, Nasdaq is tolling until June 30, 2020, the period for any non-compliant company to regain compliance with the requirement to maintain a minimum closing bid price of $1 for at least 30 consecutive business days. As a result, the Company automatically received an extension to demonstrate its compliance with the Nasdaq Minimum Bid Price requirement on or before July 23, 2020. The shares of the Company continue to be listed on the Nasdaq Capital Market, subject to the condition listed above. The temporary relief the Company received was based on Nasdaq Issuer Notification 2020-2, which provides additional time to issuers to return to compliance with pricing related listing rules, including the Minimum Bid Price requirement.

On July 7, 2020, the Company effected a reverse stock split of the Company’s common stock at the ratio of one-for-five. Nasdaq has determined that for 11 consecutive trading days from July 7 through July 21, 2020, the closing bid price of the Company’s common stock has been closed above $1.00 per share. On July 22, 2020, the Panel notified the Company that it has regained compliance with the requirement to maintain a minimum closing bid price of $1 and this matter is now closed.

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 16. INCOME TAXES

On March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) was enacted and signed into law and includes, among other things, refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods and alternative minimum tax credit refunds. The Company does not at present expect the provisions of the CARES Act to have a material impact on its tax provision given the amount of net operating losses currently available.

The Company’s income tax expenses for the year ended June 30, 2020 and 2019 are as follows:

	For the Years Ended June 30,
	2020	2019

Current
U.S.	$-	$(33,113)
Hong Kong	-	(2,792)
PRC	(186,021)	(250,464)
	(186,021)	(286,369)
Deferred
U.S.	-	(634,500)
PRC	-	-
Total income tax expense	$(186,021)	$(920,869)

Income tax expense for the years ended June 30, 2020 and 2019 varied from the amount computed by applying the statutory income tax rate to income before taxes. Reconciliations between the expected federal income tax rates using 21% for the year ended June 30, 2020 and 2019 to the Company’s effective tax rate are as follows:

	June 30, 2020	June 30, 2019
	%	%

US Statutory tax rate	21.0	21.0
Permanent difference*	0.4	5.1
Change in valuation allowance	(21.4)	(40.2)
Rate differential in foreign jurisdiction	(1.0)	(1.0)
	(1.0)	(15.1)

*	Permanent difference includes non-deductible stock compensation expenses.

The Company’s deferred tax assets are comprised of the following:

	June 30, 2020	June 30, 2019
Allowance for doubtful accounts
U.S.	$1,329,000	$1,121,000
PRC	2,888,000	-

Net operating loss
U.S.	1,756,000	1,024,000
PRC	1,490,000	1,457,000
Total deferred tax assets	7,463,000	3,602,000
Valuation allowance	(7,463,000)	(3,602,000)
Deferred tax assets, net - long-term	$-	$-

The Company’s operations in the U.S. incurred a cumulative U.S. federal NOL of approximately $3,781,000 as of June 30, 2019 which may reduce future federal taxable income. During the year ended June 30, 2020, approximately $2,675,000 of additional NOL was generated and the tax benefit derived from such NOL was approximately $562,000, respectively. As of June 30, 2020, the Company’s cumulative NOL amounted to approximately $6,456,000 which may reduce future federal taxable income, of which approximately $1,400,000 will expire in 2037 and the remaining balance carried forward indefinitely.

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The Company’s operations in China incurred a cumulative NOL of approximately $5,828,000 as of June 30, 2019 which may reduce future taxable income. During the year ended June 30, 2020, approximately $133,000 of additional NOL was generated and the tax benefit derived from such NOL was approximately $33,000. As of June 30, 2020, the Company’s cumulative NOL amounted to approximately $5,961,000 which may reduce future taxable income, of which approximately $281,000 start expiring from 2021 and the remaining balance of NOL will be expired by 2025.

The Company periodically evaluates the likelihood of the realization of deferred tax assets, and reduces the carrying amount of the deferred tax assets by a valuation allowance to the extent it believes a portion will not be realized. Management considers new evidence, both positive and negative, that could affect the Company’s future realization of deferred tax assets including its recent cumulative earnings experience, expectation of future income, the carry forward periods available for tax reporting purposes and other relevant factors. The Company determined that it is more likely than not its deferred tax assets could not be realized due to uncertainty on future earnings as a result of the deterioration of trade negotiation between US and China in 2019. The Company provided a 100% allowance for its DTA as of June 30, 2020. The net increase in valuation for the year ended June 30, 2020 amounted to approximately $3,861,000, respectively based on management’s reassessment of the amount of the Company’s deferred tax assets that are more likely than not to be realized.

The Company’s taxes payable consists of the following:

	June 30,	June 30,
	2020	2019
VAT tax payable	$1,037,620	$1,045,513
Corporate income tax payable	2,180,727	2,075,248
Others	62,001	64,134
Total	$3,280,348	$3,184,895

Note 17. CONCENTRATIONS

Major Customers

For the year ended June 30, 2020, three customers accounted for approximately 42%, 23% and 22% of the Company’s revenues, respectively. As of June 30, 2020, one customer accounted for approximately 87% of the Company’s accounts receivable, net.

For the year ended June 30, 2019, three customers accounted for approximately 35%, 16% and 13% of the Company’s revenues, respectively. As of June 30, 2019, all of these customers accounted for approximately 26% of the Company’s accounts receivable, net.

Major Suppliers

For the year ended June 30, 2020, three suppliers accounted for approximately 26%, 18% and 16% of the total costs of revenue, respectively.

For the year ended June 30, 2019, three suppliers accounted for approximately 23%, 12% and 10% of the total costs of revenue, respectively.

Note 18. SEGMENT REPORTING

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in consolidated financial statements for detailing the Company’s business segments.

The Company’s chief operating decision maker is the Chief Executive Officer, who reviews the financial information of the separate operating segments when making decisions about allocating resources and assessing the performance of the group. The Company has determined that it has four operating segments: (1) shipping agency and management services; (2) inland transportation management services; (3) freight logistics services and (4) container trucking services.

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following tables present summary information by segment for the years ended June 30, 2020 and 2019, respectively:

	For the Year Ended June 30, 2020
	Shipping Agency and Management Services	Inland Transportation Management Services	Freight Logistics Services		Container Trucking Services	Total
Revenues
- Related party	$-	$-	$-		$-	$-
- Third parties	$2,105,651	$-	$4,368,596	*	$61,709	$6,535,956
Total revenues	$2,105,651	$-	$4,368,596		$61,709	$6,535,956
Cost of revenues	$827,690	$-	$2,795,859	*	$55,314	$3,678,863
Gross profit	$1,277,961	$-	$1,572,737		$6,395	$2,857,093
Depreciation and amortization	$340,421	$-	$7,684		$54,189	$402,294
Total capital expenditures	$6,984	$-	$-		$-	$6,984
Gross margin%	60.7%	-%	36.0%		10.4%	43.7%

*	For certain freight logistics contracts that the Company entered into with customers starting from first quarter of fiscal year 2020, the Company (i) acts as an agent in arranging the relationship between the customer and the third-party service provider and (ii) does not control the services rendered to the customers, revenues related to these contracts are presented net of related costs. For the year ended June 30, 2020, gross revenues and gross cost of revenues related to these contracts amounted to approximately $25.8 million and $24.3 million, respectively.

	For the Year Ended June 30, 2019
	Shipping Agency Services	Inland Transportation Management Services	Freight Logistics Services	Container Trucking Services	Total
Revenues
- Related party	$-	$433,383	$-	$-	$433,383
- Third parties	$2,093,680	$1,036,416	$37,725,136	$482,432	$41,337,664
Total revenues	$2,093,680	$1,469,799	$37,725,136	$482,432	$41,771,047
Cost of revenues	$1,894,332	$128,624	$33,556,109	$427,445	$36,006,510
Gross profit	$199,348	$1,341,175	$4,169,027	$54,987	$5,764,537
Depreciation and amortization	$-	$110,821	$1,902	$18,197	$130,920
Total capital expenditures	$-	$-	$125,817	$17,675	$143,492
Gross margin%	9.5%	91.2%	11.1%	11.4%	13.8%

Total assets as of:

	June 30,	June 30,
	2020	2019
Shipping Agency and Management Services	$2,531,074	$3,549,093
Freight Logistic Services	3,176,165	17,017,695
Container Trucking Services	30,863	32,215
Total Assets	$5,738,102	$20,599,003

The Company’s operations are primarily based in the PRC, U.S, and Hong Kong, where the Company derives all of their revenues. Management also review consolidated financial results by business locations.

Disaggregated information of revenues by geographic locations are as follows:

	June 30,	June 30,
	2020	2019
PRC	$4,368,596	$37,755,310
U.S.	2,167,360	1,922,057
Hong Kong	-	2,093,680
Total revenues	$6,535,956	$41,771,047

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 19. RELATED PARTY TRANSACTIONS

As of June 30, 2020 and 2019, the outstanding amounts due from a related party consist of the following:

	June 30,	June 30,
	2020	2019
Tianjin Zhiyuan Investment Group Co., Ltd.	$484,331	$897,739
Less: allowance for doubtful accounts	(48,433)	(89,774)
Total	$435,898	$807,965

In June 2013, the Company signed a five-year global logistic service agreement with Tianjin Zhiyuan Investment Group Co., Ltd. (the “Zhiyuan Investment Group”) and TEWOO Chemical & Light Industry Zhiyuan Trade Co., Ltd. (together with Zhiyuan Investment Group, “Zhiyuan”). Zhiyuan Investment Group is owned by Mr. Zhang, the largest shareholder of the Company. In September 2013, the Company executed an inland transportation management service contract with the Zhiyuan Investment Group whereby it would provide certain advisory services and help control potential commodities loss during the transportation process. The amount due from Zhiyuan Investment Group as of June 30, 2020 was $484,331 and the Company provided a 10% allowance for doubtful accounts of the amount due from Zhiyuan. For the year ended June 30, 2020, the Company recovered $41,341 of allowance for doubtful accounts of the amount due from Zhiyuan.

As of June 30, 2020, the Company had payable to the CEO of $6,279 and to the Acting CFO of $26,570 which were included in other payable. These payments were made on behalf of the Company for the daily business operational activities.

Note 20. SUBSEQUENT EVENTS

On July 31, 2020, the Company deregistered Longhe Ship Management (Hong Kong) Co., Limited (“LSM”) which is 100% own by Sino-Global Shipping (HK) Ltd. (Hong Kong). LSM has not been in operation or carried on business after June 30, 2018. The result of operations of LSM was immaterial for the years ended June 30, 2020 and 2019.

From July to September 2020, the Company received a total proceeds of $59,869 related to the 1,000,000 shares of the Company’s common stock issuance to Mr. Shanming Liang (see Note 12). The full amount of subscription receivable has been paid off.

On April 6, 2020, the Company entered into a share purchase agreement (the “Agreement”) with Mr. Kelin Wu (the “Seller”) and Mandarine Ocean Ltd, a shipping company registered in the Marshall Islands (“Hanyang Shipping”), to acquire 75% of the capital stock of Hanyang Shipping held by the Seller for an aggregate consideration of up to $3.75 million to be paid in cash and the Company’s restricted shares of common stock. On June 17, 2020, the Company and Mr. Wu entered into the First Amended and Restated Share Purchase Agreement (the “Amendment”) to amend the purchase price to an aggregate consideration of up to $1.5 million and the Company’s restricted shares.

On September 3, 2020, the Company and Mr. Wu signed a Termination Agreement to terminate the Amendment mutually. Neither party will owe the other party any termination penalty in connection with the Termination Agreement.

On September 17, 2020, the Company entered into certain securities purchase agreement (the “SPA”) with certain “non-U.S. Persons” (the “Purchasers”) as defined in Regulation S of the Securities Act of 1933, as amended, pursuant to which the Company agreed to sell an aggregate of 720,000 shares (the “Shares”) of the Company’s common stock, no par value (“Common Stock”), and warrants (the “Warrants”) to purchase 720,000 Shares at a per share purchase price of $1.46 (the “Offering”). The net proceeds to the Company from such Offering will be approximately $1.05 million. The Warrants will be exercisable six (6) months following the date of issuance at an exercise price of $1.825 for cash (the “Warrant Shares”). The Warrants may also be exercised cashlessly if at any time after the six-month anniversary of the issuance date, there is no effective registration statement registering, or no current prospectus available for, the resale of the Warrant Shares. The Warrants will expire five and a half (5.5) years from its date of issuance. The Warrants are subject to anti-dilution provisions to reflect stock dividends and splits or other similar transactions. The Warrants contain a mandatory exercise right for the Company to force exercise the Warrants if the Company’s common stock trades at or above $4.38 for 20 consecutive trading days, provided, among other things, that the shares issuable upon exercise of the are registered or may be sold pursuant to Rule 144 and the daily trading volume exceeds 60,000 shares of Common Stock per trading day on each trading day in a period of 20 consecutive trading days prior to the applicable date. On September 21 and September 22, 2020, the Company received total gross proceeds of $1.05 million.

PART I. FINANCIAL INFORMATION

Item 1. Financial Statements

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30,	June 30,
	2020	2020
	(Restated)
Assets
Current assets
Cash	$1,023,789	$131,182
Accounts receivable, net	1,087,742	1,155,948
Other receivables, net	6,915	51,034
Advances to suppliers - third parties	58,906	48,875
Prepaid expenses and other current assets	71,214	90,382
Due from related party, net	345,898	435,898
Total Current Assets	2,594,464	1,913,319

Property and equipment, net	476,224	523,290
Right-of-use assets	263,132	300,114
Intangible assets, net	10,556	26,389
Other long-term assets - deposits	3,099,285	2,974,990
Total Assets	$6,443,661	$5,738,102

Liabilities and Equity

Current Liabilities
Deferred revenue	$68,912	$67,083
Accounts payable	566,665	487,692
Lease liabilities - current	213,348	204,391
Taxes payable	3,409,562	3,280,348
Accrued expenses and other current liabilities	1,801,282	1,643,319
Loan payable - current	128,225	126,032
Total current liabilities	6,187,994	5,808,865

Lease liabilities - noncurrent	106,282	132,699
Loan payable - noncurrent	152,245	154,438

Total liabilities	6,446,521	6,096,002

Commitments and Contingencies

Equity (Deficiency)
Preferred stock, 2,000,000 shares authorized, no par value, none issued	-	-
Common stock, 50,000,000 shares authorized, no par value; 4,438,788 and 3,718,788 shares issued and outstanding as of September 30, 2020 and June 30, 2020, respectively*	29,466,192	28,414,992
Additional paid-in capital	2,334,962	2,334,962
Subscription receivable	-	(59,869)
Accumulated deficit	(24,155,385)	(23,421,594)
Accumulated other comprehensive loss	(892,779)	(1,084,030)
Total Sino-Global Shipping America Ltd. Stockholders’ Equity	6,752,990	6,184,461

Non-controlling Interest	(6,755,850)	(6,542,361)

Total Deficiency	(2,860)	(357,900)

Total Liabilities and Equity (Deficiency)	$6,443,661	$5,738,102

*	Shares and per share data are presented on a retroactive basis to reflect the 1-for-5 reverse stock split on July 7, 2020.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

	For the Three Months Ended
	September 30,
	2020	2019
	(Restated)
Net revenues	$1,136,799	$1,786,226
Cost of revenues	(1,095,226)	(683,404)
Gross profit	41,573	1,102,822

Selling expenses	(68,930)	(130,029)
General and administrative expenses	(703,434)	(1,091,455)
Impairment loss of fixed assets and intangible asset	-	(327,632)
Provision for doubtful accounts, net of recovery	(18,353)	(889,078)
Stock-based compensation	-	(414,708)
Total operating expenses	(790,717)	(2,852,902)

Operating loss	(749,144)	(1,750,080)

Other income, net	688	1,456

Net loss before provision for income taxes	(748,456)	(1,748,624)

Income tax expense	-	-

Net loss	(748,456)	(1,748,624)

Net loss attributable to non-controlling interest	(14,665)	(121,271)

Net loss attributable to Sino-Global Shipping America, Ltd.	$(733,791)	$(1,627,353)

Comprehensive loss
Net loss	$(748,456)	$(1,748,624)
Other comprehensive loss - foreign currency	(7,573)	(503,667)
Comprehensive loss	(756,029)	(2,252,291)
Less: Comprehensive (loss) income attributable to non-controlling interest	(213,489)	21,273
Comprehensive loss attributable to Sino-Global Shipping America, Ltd.	$(542,540)	$(2,273,564)

Loss per share
Basic and diluted*	$(0.19)	$(0.50)

Weighted average number of common shares used in computation
Basic and diluted*	3,828,354	3,245,083

*	Shares and per share data are presented on a retroactive basis to reflect the 1-for-5 reverse stock split on July 7, 2020.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIENCY)

(UNAUDITED)

	Preferred Stock		Common Stock		Additional paid-in	Treasury Stock		Subscription	Accumulated	Accumulated other comprehensive	Noncontrolling
	Shares	Amount	Shares*	Amount	capital	Shares*	Amount	receivable	deficit	loss	interest	Total
BALANCE, June 30, 2019	-	$-	2,654,206	$26,523,830	$2,066,906	(35,099)	$(417,538)	$-	$(6,968,700)	$(671,106)	$(5,173,622)	$15,359,770
Stock based compensation to employee	-	-	86,000	63,000	-	-	-	-	-	-	-	63,000
Stock based compensation to consultants	-	-	10,000	524,300	(324,000)	-	-	-	-	-	-	200,300
Amortization of shares issued to consultants	-	-	-	-	180,209	-	-	-	-	-	-	180,209
Foreign currency translation	-	-	-	-	-	-	-	-	-	(646,211)	142,544	(503,667)
Net income (loss)	-	-	-	-	-	-	-	-	(1,627,353)	-	(121,271)	(1,748,624)
BALANCE, September 30, 2019	-	$-	2,750,206	$27,111,130	$1,923,115	(35,099)	$(417,538)	$-	$(8,596,053)	$(1,317,317)	$(5,152,349)	$13,550,988

	Preferred Stock		Common Stock		Additional paid-in	Treasury Stock		Subscription	Accumulated	Accumulated other comprehensive income	Noncontrolling
	Shares	Amount	Shares*	Amount	capital	Shares	Amount	receivable	deficit	(loss)	interest	Total
BALANCE, June 30, 2020	-	$-	3,718,788	$28,414,992	$2,334,962	-	$-	$(59,869)	$(23,421,594)	$(1,084,030)	$(6,542,361)	$(357,900)
Issuance of common stock to private investor	-	-	720,000	1,051,200	-	-	-	59,869	-	-	-	1,111,069
Foreign currency translation	-	-	-	-	-	-	-	-	-	191,251	(198,824)	(7,573)
Net loss	-	-	-	-	-	-	-	-	(733,791)	-	(14,665)	(748,456)
BALANCE, September 30, 2020 (Restated)	-	$-	4,438,788	$29,466,192	$2,334,962	-	$-	$-	$(24,155,385)	$(892,779)	$(6,755,850)	$(2,860)

*	Shares and per share data are presented on a retroactive basis to reflect the 1-for-5 reverse stock split on July 7, 2020.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Three Months Ended
	September 30,
	2020	2019
	(Restated)
Operating Activities
Net loss	$(748,456)	$(1,748,624)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	-	414,708
Depreciation and amortization	83,719	154,577
Non-cash lease expense	37,918	40,426
Provision for doubtful accounts, net of recovery	18,353	889,078
Impairment loss of fixed assets and intangible asset	-	327,632
Changes in assets and liabilities
Notes receivable	-	386,233
Accounts receivable	13,664	2,159,346
Other receivables	(114,571)	(5,389,083)
Advances to suppliers - third parties	(8,678)	67,902
Prepaid expenses and other current assets	19,171	81,209
Other long-term assets - deposits	(52,243)	90,016
Due from related parties	100,000	372,500
Deferred revenue	758	(1,525)
Accounts payable	67,788	141,114
Taxes payable	51,265	(443,828)
Lease liabilities	(18,855)	(39,201)
Accrued expenses and other current liabilities	152,690	(172,838)
Net cash used in operating activities	(397,477)	(2,670,358)

Investing Activities
Acquisition of property and equipment	-	(4,538)
Net cash used in investing activities	-	(4,538)

Financing Activities
Proceeds from issuance of common stock	1,111,069	-
Net cash provided by financing activities	1,111,069	-

Effect of exchange rate fluctuations on cash	179,015	(326,316)

Net increase (decrease) in cash	892,607	(3,001,212)

Cash at the beginning of period	131,182	3,142,650

Cash at the end of period	$1,023,789	$141,438

Supplemental information
Income taxes paid	$-	$35,191
Interest paid	$-	$11,116

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Note 1. ORGANIZATION AND NATURE OF BUSINESS

Founded in the United States (the “U.S.”) in 2001, Sino-Global Shipping America, Ltd., a Virginia corporation (“Sino-Global” or the “Company”), is a global shipping and freight logistics integrated solution provider. The Company provides tailored solutions and value-added services to its customers to drive efficiency and control in related steps throughout the entire shipping and freight logistics chain. The Company conducts its business primarily through its wholly-owned subsidiaries in the People’s Republic of China (the “PRC”) (including Hong Kong) and the U.S. where a majority of the Company’s clients are located.

The Company operates in three operating segments including (1) shipping agency and management services, which are operated by its subsidiary in the U.S.; (2) freight logistics services, which are operated by its subsidiary in the PRC; (3) container trucking services, which are operated by its subsidiary in the U.S.

The Company continues to focus back on shipping agency and management business for fiscal year 2021, as current trade dynamics and the COVID-19 outbreak have negatively impacted shipping carrier clients with higher their cost to move cargo into U.S. ports. The shipping agency industry in China has improved and the number of shipping agencies overall the country has decreased, due to both price and the inability of competitors to embrace technology as a resource in serving client needs.

 On November 6, 2019, the Company signed a revised cooperation agreement with Mr. Weijun Qin to restructure their equity interest in State Priests. Given that State Priests failed to timely obtain the necessary approval from related authorities, Mr. Weijun Qin agreed to exchange 80% equity interest in Sea Continent Management Ltd. (“Sea Continent”), another New York entity Mr. Qin owns for the Company’s 90% equity interest in State Priests. The equity transfer has been consummated. There has been no capital injection nor operations of State Priests and Sea Continent, therefore no gain or loss has been recognized in the transaction. Sea Continent already has the Certificate but has no operations as of September 30, 2020.

On January 10, 2020, the Company entered into a cooperation agreement with Mr. Shanming Liang, a shareholder of the Company, to set up a joint venture in New York named LSM Trading Ltd., in which the Company holds a 40% equity interest. No investment has been made by the Company as of the date of this report. The new joint venture will facilitate the purchase agricultural related commodities in the U.S. for customers in China and the Company will provide comprehensive supply chain and logistics solutions.

On April 6, 2020, the Company entered into a share purchase agreement (the “Agreement”) with Mr. Kelin Wu (the “Seller”) and Mandarine Ocean Ltd, a shipping company registered in the Marshall Islands (“Hanyang Shipping”), to acquire 75% of the capital stock of Hanyang Shipping held by the Seller for an aggregate consideration of up to $3.75 million to be paid in cash and the Company’s restricted shares of common stock. On June 17, 2020, the Company and Mr. Wu entered into the First Amended and Restated Share Purchase Agreement (the “Amendment”) to amend the purchase price to an aggregate consideration of up to $1.5 million and the Company’s restricted shares.

On September 3, 2020, the Company and Mr. Wu signed a Termination Agreement to terminate the Amendment mutually. Neither party will owe the other party any termination penalty in connection with the Termination Agreement.

After the close of the stock market on July 7, 2020, the Company effected a l-for-5 reverse stock split of its common stock in order to satisfy continued listing requirements of its common stock on the NASDAQ Capital Market. The reverse stock split was approved by the Company’s board of directors and stockholders and was intended to allow the company to meet the minimum share price requirement of $1.00 per share for continued listing on the NASDAQ Capital Market. As a result all common stock share amounts included in this filing have been retroactively reduced by a factor of five, and all common stock per share amounts have been increased by a factor of five. Amounts affected include common stock outstanding, including those that have resulted from the stock options, and warrants that convert to common stock.

The outbreak of the novel coronavirus (COVID-19) starting from late January 2020 in the PRC has spread rapidly to many parts of the world. In March 2020, the World Health Organization declared the COVID-19 as a pandemic and has resulted in quarantines, travel restrictions, and the temporary closure of stores and business facilities in China and the U.S. for the past few months. Given the rapidly expanding nature of the COVID-19 pandemic, and because substantially all of the Company’s business operations and its workforce are concentrated in China and the U.S., the Company’s business, results of operations, and financial condition have been adversely affected for the three months ended September 30, 2020. The situation remains highly uncertain for any further outbreak or resurgence of the COVID-19. It is therefore difficult for the Company to estimate the impact on the business or operating results that might be adversely affected by any further outbreak or resurgence of COVID-19.

Note 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Restatements

This financial statements contain restatements to correct an error in accounting estimate of allowance for other receivable.

The impact of these restatements on the financial statements is reflected in the following table:

	As of September 30, 2020
Consolidated Balance Sheets:	Original	Restatement	Restated
Other receivables, net - non current	5,204,740	(5,204,740)	-
Total Assets	11,648,401	(5,204,740)	6,443,661
Accumulated deficit	(19,559,908)	(4,595,477)	(24,155,385)
Accumulated other comprehensive loss	(803,990)	(88,789)	(892,779)
Non-controlling Interest	(6,235,376)	(520,474)	(6,755,850)
Total Equity (Deficiency)	5,201,880	(5,204,740)	(2,860)

	For the Three Months Ended September 30, 2020
Consolidated Statements of Operations:	Original	Restatement	Restated
Provision for doubtful accounts, net of recovery	5,087,732	(5,106,085)	(18,353)
Total operating income (expenses)	4,315,368	(5,106,085)	(790,717)
Operating income (loss)	4,356,941	(5,106,085)	(749,144)
Net income (loss)	4,357,629	(5,106,085)	(748,456)
Net income (loss) attributable to non-controlling interest	495,943	(510,608)	(14,665)
Net income (loss) attributable to Sino-Global Shipping America, Ltd.	3,861,686	(4,595,477)	(733,791)

(b) Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”) pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The unaudited condensed consolidated financial statements include the accounts of the Company and include the assets, liabilities, revenues and expenses of the subsidiaries and VIEs. All intercompany transactions and balances have been eliminated in consolidation.

Sino-Global Shipping Agency Ltd., a PRC corporation (“Sino-China”), is considered a variable interest entity (“VIE”), with the Company as the primary beneficiary. The Company, through Trans Pacific Shipping Ltd., entered into certain agreements with Sino-China, pursuant to which the Company receives 90% of Sino-China’s net income. Sino-China was designed to operate in China for the benefit of the Company. The Company does not receive any payment from Sino-China unless Sino-China recognizes net income during its fiscal year. These agreements do not entitle the Company to any consideration if Sino-China incurs a net loss during its fiscal year. If Sino-China incurs a net loss during its fiscal year, the Company is not required to absorb such net loss.

As a VIE, Sino-China’s revenues are included in the Company’s total revenues, and any income/loss from operations is consolidated with that of the Company. Because of contractual arrangements between the Company and Sino-China, the Company has a pecuniary interest in Sino-China that requires consolidation of the financial statements of the Company and Sino-China.

The Company has consolidated Sino-China’s operating results in accordance with Accounting Standards Codification (“ASC”) 810-10, “Consolidation”. The agency relationship between the Company and Sino-China and its branches is governed by a series of contractual arrangements pursuant to which the Company has substantial control over Sino-China. Management makes ongoing reassessments of whether the Company remains the primary beneficiary of Sino-China.

The carrying amount and classification of Sino-China’s assets and liabilities included in the Company’s unaudited condensed consolidated balance sheets were as follows:

	September 30,	June 30,
	2020	2020
Current assets:
Cash	$5,075	$5,022
Total current assets	5,075	5,022

Deposits	1,673	1,608
Property and equipment, net	39,319	41,171
Total assets	$46,067	$47,801

Current liabilities:
Other payables and accrued liabilities	$41,534	$39,919
Total liabilities	$41,534	$39,919

(c) Fair Value of Financial Instruments

The Company follows the provisions of ASC 820, Fair Value Measurements and Disclosures, which clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1 — Observable inputs such as unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2 — Inputs other than quoted prices that are observable for the asset or liability in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3 — Unobservable inputs that reflect management’s assumptions based on the best available information.

The carrying value of accounts receivable, other receivables, other current assets, and current liabilities approximate their fair values because of the short-term nature of these instruments.

(d) Use of Estimates and Assumptions

The preparation of the Company’s unaudited condensed consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Estimates are adjusted to reflect actual experience when necessary. Significant accounting estimates reflected in the Company’s unaudited condensed consolidated financial statements include revenue recognition, fair value of stock based compensation, cost of revenues, allowance for doubtful accounts, impairment loss, deferred income taxes, income tax expense and the useful lives of property and equipment. The inputs into the Company’s judgments and estimates consider the economic implications of COVID-19 on the Company’s critical and significant accounting estimates. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates.

(e) Translation of Foreign Currency

The accounts of the Company and its subsidiaries are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). The Company’s functional currency is the U.S. dollar (“USD”) while its subsidiaries in the PRC, including Sino-China, Trans Pacific Shipping Ltd. and Trans Pacific Logistic Shanghai Ltd. report their financial positions and results of operations in Renminbi (“RMB”), its subsidiary Sino-Global Shipping Australia Pty Ltd., reports its financial positions and results of operations in Australian dollar (“AUD”), its subsidiary Sino-Global Shipping Hong Kong reports its financial positions and results of operations in Hong Kong dollar (“HKD”) and its subsidiary Sino-Global Shipping Canada, Inc. reports its financial positions and results of operations in Canadian Dollar (“CAD”). The accompanying unaudited condensed consolidated financial statements are presented in USD. Foreign currency transactions are translated into USD using the fixed exchange rates in effect at the time of the transaction. Generally, foreign exchange gains and losses resulting from the settlement of such transactions are recognized in the consolidated statements of operations. The Company translates the foreign currency financial statements in accordance with ASC 830-10, “Foreign Currency Matters”. Assets and liabilities are translated at current exchange rates quoted by the People’s Bank of China at the balance sheets’ dates and revenues and expenses are translated at average exchange rates in effect during the year. The resulting translation adjustments are recorded as other comprehensive loss and accumulated other comprehensive loss as a separate component of equity of the Company, and also included in non-controlling interests.

The exchange rates as of September 30, 2020 and June 30, 2020 and for the three months ended September 30, 2020 and 2019 are as follows:

	September 30, 2020	June 30, 2020	Three Months ended September 30,
Foreign currency	Balance Sheet	Balance Sheet	2020 Profits/Loss	2019 Profits/Loss
RMB:1USD	6.7905	7.0651	6.9217	7.0146
AUD:1USD	1.3964	1.4514	1.3992	1.4592
HKD:1USD	7.7500	7.7505	7.7506	7.8300
CAD:1USD	1.3323	1.3617	1.3325	1.3200

(f) Cash

Cash consists of cash on hand and cash in bank which are unrestricted as to withdrawal or use. The Company maintains cash with various financial institutions mainly in the PRC, Australia, Hong Kong, Canada and the U.S. As of September 30, 2020 and June 30, 2020, cash balances of $69,260 and $97,836, respectively, were maintained at financial institutions in the PRC. Nil and $8,780 of these balances are not covered by insurance as the deposit insurance system in China only insured each depositor at one bank for a maximum of approximately $70,000 (RMB 500,000). As of September 30, 2020 and June 30, 2020, cash balances of $940,193 and $25,739, respectively, were maintained at U.S. financial institutions, $684,272 and nil, respectively, of these balances are uninsured by the Federal Deposit Insurance Corporation as it only insured deposits up to $250,000. The Hong Kong Deposit Protection Board pays compensation up to a limit of HKD 500,000 (approximately $64,000) if the bank with which an individual/a company holds its eligible deposit fails. As of September 30, 2020 and June 30, 2020, cash balances of $1,944 and $2,029, respectively, were maintained at financial institutions in Hong Kong and were insured by the Hong Kong Deposit Protection Board. As of September 30, 2020 and June 30, 2020, cash balances of $943 and $1,116, respectively, were maintained at Australia financial institutions, and were insured as the Australian government guarantees deposits up to AUD 250,000 (approximately $172,000). As of September 30, 2020 and June 30, 2020, amount of deposits the Company had covered by insurance amounted to $328,068 and $117,940, respectively.

(g) Receivables and Allowance for Doubtful Accounts

Accounts receivable are presented at net realizable value. The Company maintains allowances for doubtful accounts and for estimated losses. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual receivable balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balances, customers’ historical payment history, their current credit-worthiness and current economic trends. Receivables are generally considered past due after 180 days. The Company reserves 25%-50% of the customers balance aged between 181 days to 1 year, 50%-100% of the customers balance over 1 year and 100% of the customers balance over 2 years. Accounts receivable are written off against the allowances only after exhaustive collection efforts. As the Company has focused its development in the shipping management segment, its customer base will be more from smaller privately owned companies that will pay more timely than state owned companies. The Company also considers the economic implications of COVID-19 on its estimates of the allowance and made additional $30,757 and $1,023,931 of allowance for doubtful accounts of accounts receivable for the three months ended September 30, 2020. The Company recovered $2,404 and $99,366 of accounts receivable for the three months ended September 30, 2020 and 2019, respectively.

Other receivables represent mainly customer advances, prepaid employee insurance and welfare benefits, which will be subsequently deducted from the employee payroll, guarantee deposits on behalf of ship owners as well as office lease deposits. Management reviews its receivables on a regular basis to determine if the bad debt allowance is adequate, and adjusts the allowance when necessary. Delinquent account balances are written-off against allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. Other receivables are written off against the allowances only after exhaustive collection efforts. For the three months ended September 30, 2019, $1,763 was written off against other receivables, respectively. There was no write off for the three months ended September 30, 2020.

(h) Property and Equipment, net

Property and equipment are stated at historical cost less accumulated depreciation. Historical cost comprises its purchase price and any directly attributable costs of bringing the assets to its working condition and location for its intended use. Depreciation is calculated on a straight-line basis over the following estimated useful lives:

Buildings	20 years
Motor vehicles	3-10 years
Computer and office equipment	1-5 years
Furniture and fixtures	3-5 years
System software	5 years
Leasehold improvements	Shorter of lease term or useful lives

The carrying value of a long-lived asset is considered impaired by the Company when the anticipated undiscounted cash flows from such asset is less than its carrying value. If impairment is identified, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved or based on independent appraisals. For the three months ended September 30, 2020 and 2019, an impairment of nil and $127,177 were recorded, respectively.

(i) Intangible Assets, net

Intangible assets are recorded at cost less accumulated amortization. Amortization is calculated on a straight-line basis over the following estimated useful lives:

Logistics platform	3 years

The Company evaluates intangible assets for impairment whenever events or changes in circumstances indicate that the assets might be impaired. For the three months ended September 30, 2020 and 2019, an impairment of nil and $200,455 were recorded, respectively.

(j) Revenue Recognition

The Company recognizes revenue which represents the transfer of goods and services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. The Company identifies contractual performance obligations and determines whether revenue should be recognized at a point in time or over time, based on when control of goods and services transfers to a customer. The Company’s revenue streams are recognized at a point in time.

The Company uses a five-step model to recognize revenue from customer contracts. The five-step model requires that the Company (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation.

The Company continues to derive its revenues from sales contracts with its customers with revenues being recognized upon performance of services. Persuasive evidence of an arrangement is demonstrated via sales contract and invoice; and the sales price to the customer is fixed upon acceptance of the sales contract and there is no separate sales rebate, discount, or other incentive. The Company’s revenues are recognized at a point in time after all performance obligations are satisfied.

Contract balances

The Company records receivables related to revenue when the Company has an unconditional right to invoice and receive payment.

Deferred revenue consists primarily of customer billings made in advance of performance obligations being satisfied and revenue being recognized.

As of September 30, 2020, the Company had outstanding contracts amounting to approximately $0.9 million, all of which is expected to be completed within 3 months from September 30, 2020.

The Company’s disaggregated revenue streams are described as follows:

	For the Three Months Ended
	September 30,	September 30,
	2020	2019
Shipping and management agency services	$206,845	$500,000
Freight logistics services	929,954	1,242,142
Container trucking services	-	44,084
Total	$1,136,799	$1,786,226

●	Revenues from shipping and management agency services are recognized upon completion of services, which coincides with the date of departure of the relevant vessel from port. Advance payments and deposits received from customers prior to the provision of services and recognition of the related revenues are presented as deferred revenue.

●

Revenues from freight logistics services are recognized when the related contractual services are rendered.

For certain freight logistics contracts that the Company entered into with customers starting in the first quarter of fiscal year 2020, the Company (i) acts as an agent in arranging the relationship between the customer and the third-party service provider and (ii) does not control the services rendered to the customers, revenues related to this contracts are presented net of related costs. For the three months ended September 30, 2019, gross revenue and gross cost of revenue related to these contracts amounted to approximately $9.1 million and $8.5 million, respectively. There was no such transaction for the three months ended September 30, 2020.

●	Revenues from container trucking services are recognized when the related contractual services are rendered.

Disaggregated information of revenues by geographic locations are as follows:

	September 30,	September 30,
	2020	2019
PRC	$929,954	$1,242,142
U.S.	206,845	544,084
Total revenues	$1,136,799	$1,786,226

(k) Taxation

Because the Company and its subsidiaries and Sino-China were incorporated in different jurisdictions, they file separate income tax returns. The Company uses the asset and liability method of accounting for income taxes in accordance with U.S. GAAP. Deferred taxes, if any, are recognized for the future tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts in the unaudited condensed consolidated financial statements. A valuation allowance is provided against deferred tax assets if it is more likely than not that the asset will not be utilized in the future.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits as income tax expense. The Company had no uncertain tax positions as of September 30, 2020 and June 30, 2020.

Income tax returns for the years prior to 2017 are no longer subject to examination by U.S. tax authorities.

PRC Enterprise Income Tax

PRC enterprise income tax is calculated based on taxable income determined under the PRC Generally Accepted Accounting Principles (“PRC GAAP”) at 25%. Sino-China and Trans Pacific are registered in PRC and governed by the Enterprise Income Tax Laws of the PRC.

PRC Value Added Taxes and Surcharges

The Company is subject to value added tax (“VAT”). Revenue from services provided by the Company’s PRC subsidiaries and affiliates, including Sino-China and Trans Pacific are subject to VAT at rates ranging from 9% to 13%. Entities that are VAT general taxpayers are allowed to offset qualified VAT paid to suppliers against their VAT liability. Net VAT liability is recorded in taxes payable on the unaudited condensed consolidated balance sheets.

In addition, under the PRC regulations, the Company’s PRC subsidiaries and affiliates are required to pay the city construction tax (7%) and education surcharges (3%) based on the net VAT payments.

(l) Earnings (loss) per Share

Basic earnings (loss) per share is computed by dividing net income (loss) attributable to holders of common stock of the Company by the weighted average number of shares of common stock of the Company outstanding during the applicable period. Diluted earnings (loss) per share reflect the potential dilution that could occur if securities or other contracts to issue common stock of the Company were exercised or converted into common stock of the Company. Common stock equivalents are excluded from the computation of diluted earnings per share if their effects would be anti-dilutive.

For the three months ended September 30, 2020 and 2019 there was no dilutive effect of potential shares of common stock of the Company.

(m) Comprehensive Income (Loss)

The Company reports comprehensive income (loss) in accordance with the authoritative guidance issued by Financial Accounting Standards Board (the “FASB”) which establishes standards for reporting comprehensive income (loss) and its component in financial statements. Other comprehensive income (loss) refers to revenue, expenses, gains and losses that under US GAAP are recorded as an element of Stockholders’ equity but are excluded from net income. Other comprehensive income (loss) consists of a foreign currency translation adjustment resulting from the Company not using the U.S. dollar as its functional currencies.

(n) Stock-based Compensation

The Company accounts for stock-based compensation awards to employees in accordance with FASB ASC Topic 718, “Compensation – Stock Compensation”, which requires that stock-based payment transactions with employees be measured based on the grant-date fair value of the equity instrument issued and recognized as compensation expense over the requisite service period. The Company records stock-based compensation expense at fair value on the grant date and recognizes the expense over the employee’s requisite service period.

The Company accounts for stock-based compensation awards to non-employees in accordance with FASB ASC Topic 718 amended by ASU 2018-07. Under FASB ASC Topic 718, stock compensation granted to non-employees has been determined as the fair value of the consideration received or the fair value of equity instrument issued, whichever is more reliably measured and is recognized as an expense as the goods or services are received.

Valuations of stock based compensation are based upon highly subjective assumptions about the future, including stock price volatility and exercise patterns. The fair value of share-based payment awards was estimated using the Black-Scholes option pricing model. Expected volatilities are based on the historical volatility of the Company’s stock. The Company uses historical data to estimate option exercise and employee terminations. The expected term of options granted represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the expected life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

(o) Risks and Uncertainties

The Company’s business, financial position and results of operations may be influenced by the political, economic, health and legal environments in the PRC, as well as by the general state of the PRC economy. The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic, health and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in the political, regulatory and social conditions in the PRC, and by changes in governmental policies or interpretations with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

In March 2020, the World Health Organization declared the COVID-19 as a pandemic. Given the rapidly expanding nature of the COVID-19 pandemic, and because substantially all of the Company’s business operations and the workforce are concentrated in China and United States, the Company’s business, results of operations, and financial condition have been adversely affected for the three months ended September 30, 2020. The situation remains highly uncertain for any further outbreak or resurgence of the COVID-19. It is therefore difficult for the Company to estimate the impact on the business or operating results that might be adversely affected by any further outbreak or resurgence of COVID-19.

(p) Liquidity

In assessing the Company’s liquidity, the Company monitors and analyzes its cash on-hand and its operating and capital expenditure commitments. The Company’s liquidity needs are to meet its working capital requirements, operating expenses and capital expenditure obligations. As of September 30, 2020, the Company’s working capital deficit was approximately $3.6 million and the Company had cash of approximately $1.0 million. The Company plans to fund continuing operations through identifying new prospective joint venture partners and strategic alliance opportunities for new revenue sources, and by reducing costs to improve profitability and replenish working capital. The Company’s ability to fulfill its current obligations will depend on the future realization of its current assets and the future revenues generated from its operations.

Management believes that the Company will require a minimum of approximately $1.6 million cash over the next twelve months to operate at our current level, either from revenues or funding. Based on our current revenue and expense projection, the Company believes it will generate at least the same amount of revenue in the coming year compared to the current year as the Company and the market are both recovering from the impact of the pandemic. In addition, the Company entered into certain securities purchase agreement with certain non-U.S. Persons to purchase 860,000 shares of series A convertible preferred stock in November 2020. The aggregate proceeds was approximately $1.4 million. If the Company’s revenue does not achieve its expected level, the Company will also be implementing cost saving measures to reduce its operating cash outflow.

The Company expects to realize the balance of its current assets within the normal operating cycle of a twelve month period. If the Company is unable to realize its current assets within the normal operating cycle of a twelve month period, the Company had considered supplementing its available sources of funds through the following sources:

●	the Company will continuously seek equity financing to support its working capital; On September 17, 2020, the Company entered into certain securities purchase agreement with certain non-U.S. Persons to purchase 720,000 Shares at a per share purchase price of $1.46 for aggregate proceeds of approximately $1.05 million. The full amount of proceeds have been received. On November 2 and November 3, 2020, the Company entered into certain securities purchase agreement with certain non-U.S. Persons to purchase 860,000 shares of series A convertible preferred stock at a per share purchase price of $1.66 for aggregate proceeds of approximately $1.43 million. The Company has received the full amount of payment in November 2020.

●	other available sources of financing from PRC banks and other financial institutions; and

●	financial support and credit guarantee commitments from the Company’s shareholders and directors.

Based on the above considerations, the Company’s management is of the opinion that it has sufficient funds to meet the Company’s future liquidity requirements for at least twelve months from issuance of these unaudited condensed consolidated financial statements. The Company’s management has considered whether there is a going concern issue due to the Company’s continuing losses. Based upon the continuing equity financing from investors and credit guarantee support from its shareholders to provide the necessary funds to the Company to continue its operations should the need arise, the management of the Company believes that it has alleviated the going concern issue.

(q) Recent Accounting Pronouncements

Pronouncements adopted

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement” (“ASU 2018-13”). ASU 2018-13 removes, modifies and adds certain disclosure requirements in Topic 820 “Fair Value Measurement”. ASU 2018-13 eliminates certain disclosures related to transfers and the valuations process, modifies disclosures for investments that are valued based on net asset value, clarifies the measurement uncertainty disclosure, and requires additional disclosures for Level 3 fair value measurements. The Company adopted this ASU on July 1, 2020 and the adoption has no significant impact to the Company’s unaudited condensed consolidated financial statements as a whole.

Pronouncements not yet adopted

In May 2019, the FASB issued ASU 2019-05, which is an update to ASU Update No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which introduced the expected credit losses methodology for the measurement of credit losses on financial assets measured at amortized cost basis, replacing the previous incurred loss methodology. The amendments in Update 2016-13 added Topic 326, Financial Instruments—Credit Losses, and made several consequential amendments to the Codification. Update 2016-13 also modified the accounting for available-for-sale debt securities, which must be individually assessed for credit losses when fair value is less than the amortized cost basis, in accordance with Subtopic 326-30, Financial Instruments— Credit Losses—Available-for-Sale Debt Securities. The amendments in this ASU address those stakeholders’ concerns by providing an option to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost basis. For those entities, the targeted transition relief will increase comparability of financial statement information by providing an option to align measurement methodologies for similar financial assets. Furthermore, the targeted transition relief also may reduce the costs for some entities to comply with the amendments in Update 2016-13 while still providing financial statement users with decision-useful information. In November 2019, the FASB issued ASU No. 2019-10, which to update the effective date of ASU No. 2016-13 for private companies, not-for-profit organizations and certain smaller reporting companies applying for credit losses standard. The new effective date for these preparers is for fiscal years beginning after July 1, 2023, including interim periods within those fiscal years. The Company has not early adopted this update and it will become effective on July 1, 2023 assuming the Company will remain eligible to be smaller reporting company. The Company is currently evaluating the impact of this new standard on Company’s unaudited condensed consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”. The amendments in this Update simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. ASU 2019-12 is effective for the Company for annual and interim reporting periods beginning July 1, 2021. Early adoption of the amendments is permitted, including adoption in any interim period for public business entities for periods for which financial statements have not yet been issued. An entity that elects to early adopt the amendments in an interim period should reflect any adjustments as of the beginning of the annual period that includes that interim period. Additionally, an entity that elects early adoption must adopt all the amendments in the same period. The Company is currently evaluating the impact of this new standard on Company’s unaudited condensed consolidated financial statements and related disclosures.

 In August 2020, the FASB issued ASU 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity”. The amendments in this Update to address issues identified as a result of the complexity associated with applying generally accepted accounting principles for certain financial instruments with characteristics of liabilities and equity. ASU 2020-06 is effective for the Company for annual and interim reporting periods beginning July 1, 2022. Early adoption is permitted, but no earlier than fiscal years beginning after July 1, 2021, including interim periods within those fiscal years. An entity that elects to early adopt the amendments in an interim period should reflect any adjustments as of the beginning of the annual period that includes that interim period. The Company is currently evaluating the impact of this new standard on Company’s unaudited condensed consolidated financial statements and related disclosures.

In October 2020, the FASB issued ASU 2020-08, “Codification Improvements to Subtopic 310-20, Receivables—Nonrefundable Fees and Other Costs”. The amendments in this Update represent changes to clarify the Codification. The amendments make the Codification easier to understand and easier to apply by eliminating inconsistencies and providing clarifications. ASU 2020-08 is effective for the Company for annual and interim reporting periods beginning July 1, 2021. Early application is not permitted. All entities should apply the amendments in this Update on a prospective basis as of the beginning of the period of adoption for existing or newly purchased callable debt securities. These amendments do not change the effective dates for Update 2017-08. The Company is currently evaluating the impact of this new standard on Company’s unaudited condensed consolidated financial statements and related disclosures.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed consolidated financial statements.

Note 3. ACCOUNTS RECEIVABLE, NET

The Company’s net accounts receivable are as follows:

	September 30,	June 30,
	2020	2020
Trade accounts receivable	$3,478,558	$3,453,439
Less: allowances for doubtful accounts	(2,390,816)	(2,297,491)
Accounts receivable, net	$1,087,742	$1,155,948

Movement of allowance for doubtful accounts are as follows:

	September 30, 2020	June 30, 2020
Beginning balance	$2,297,491	$5,670,274
Provision for doubtful accounts, net of recovery	28,353	4,896,640
Less: write-off	-	(8,220,754)
Exchange rate effect	64,972	(48,669)
Ending balance	$2,390,816	$2,297,491

For the three months ended September 30, 2020 and 2019, the provision for doubtful accounts was $30,757 and $1,023,931, respectively. The Company recovered $2,404 and $99,366 of accounts receivable for the three months ended September 30, 2020 and 2019, respectively.

Note 4. OTHER RECEIVABLES, NET (RESTATED)

The Company’s other receivables are as follows:

	September 30,	June 30,
	2020	2020
Advances to customers*	$10,409,480	$10,004,893
Employee business advances	7,227	51,334
Total	10,416,707	10,056,227
Less: allowances for doubtful accounts	(10,409,792)	(10,005,193)
Other receivables, net	$6,915	$51,034

*	As of September 30 and June 30, 2020, the Company entered into certain contracts with customers (state-owned entities) where the Company’s services included freight costs and cost of commodities to be shipped to customers’ designated locations. The Company prepaid the costs of commodities and recognized as advance payments on behalf of its customers. These advance payments on behalf of the customers will be repaid to the Company when either the contract terms are expired or the contracts are terminated by the Company. As aforementioned customers were negatively impacted by the pandemic and required additional time to execute existing contracts, they required additional time to pay. Due to significant uncertainty on whether the delayed contracts will be executed timely. As such, the Company had provided an allowance due to contract delay and recorded allowances of approximately $10.0 million.

Movement of allowance for doubtful accounts are as follows:

	September 30, 2020	June 30, 2020
Beginning balance	$10,005,193	$-
Provision for doubtful accounts, net of recovery	-	10,055,203
Less: write-off	-	(1,763)
Exchange rate effect	404,599	(48,247)
Ending balance	$10,409,792	$10,005,193

The Company wrote off nil and $1,763 of other receivables for the three months ended September 30, 2020 and 2019, respectively.

Note 5. ADVANCES TO SUPPLIERS

The Company’s advances to suppliers – third parties are as follows:

	September 30,	June 30,
	2020	2020
Freight fees (1)	$58,906	$48,875

(1)	The advanced freight fee is the Company’s prepayment made for various shipping costs for shipments from October to December 2020.

Note 6. PREPAID EXPENSES AND OTHER CURRENT ASSETS

The Company’s prepaid expenses and other assets are as follows:

	September 30,	June 30,
	2020	2020
Prepaid income taxes	$48,924	$48,924
Other (including prepaid professional fees, rent, listing fees)	22,290	41,458
Total	$71,214	$90,382

Note 7. OTHER LONG-TERM ASSETS - DEPOSITS

The Company’s other long-term assets – deposits are as follows:

	September 30,	June 30,
	2020	2020
Rental and utilities deposits	$72,076	$64,663
Freight logistics deposits (1)	3,027,209	2,910,327
Total other long-term assets - deposits	$3,099,285	$2,974,990

(1)	Certain customers require the Company to pay certain deposits for the security of shipments and merchandise. These deposits are refundable at the end of their respective contract term. Approximately $2.8 million (RMB 20 million) of the balance was paid to BaoSteel Resources Co., Ltd. according to the agreement entered in March 2018. This refundable deposit is to cover any possible loss of merchandise, as well as any non-performance on the part of the Company and its vendors. The restricted deposit is expected be repaid to the Company when either the contract terms are expired by March 2023 or the contract is terminated by the Company.

Note 8. PROPERTY AND EQUIPMENT, NET

The Company’s net property and equipment as follows:

	September 30,	June 30,
	2020	2020
Buildings	$198,223	$190,518
Motor vehicles*	538,879	516,999
Computer equipment*	100,793	97,172
Office equipment*	45,349	43,587
Furniture and fixtures*	74,597	71,697
System software*	112,275	107,911
Leasehold improvements	818,559	786,745

Total	1,888,675	1,814,629

Less: Accumulated depreciation and amortization	(1,412,451)	(1,291,339)

Property and equipment, net	$476,224	$523,290

Depreciation and amortization expenses for the three months ended September 30, 2020 and 2019 were $67,886 and $120,520, respectively.

*	For the three months ended September 30, 2019, an impairment of $127,177 was recorded due to continued decrease in revenues from the inland transportation management segment, no impairment was recorded for same period 2020.

Note 9. INTANGIBLE ASSETS, NET

Net intangible assets consisted of the following:

	September 30,	June 30,
	2020	2020
Full service logistics platforms	$190,000	$190,000
Less: Accumulated amortization	(179,444)	(163,611)
Intangible assets, net	$10,556	$26,389

The full service logistics platform was placed in services in December 2017. The platforms are being amortized over three years. Amortization expenses amounted to $15,833 and $34,057 for the three months ended September 30, 2020 and 2019, respectively.

In addition, first phase of the ERP system was placed in use in July 2019 and is being amortized over three years. However, due to the continued decrease in revenues from the inland transportation management segment, the Company recorded an impairment of $200,455 for the three months ended September 30, 2019. No impairment was recorded for same period 2020.

Note 10. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

	September 30,	June 30,
	2020	2020
Salary and reimbursement payable	$941,061	$795,855
Professional fees payable	640,564	629,524
Credit card payable	219,657	217,940
Total	$1,801,282	$1,643,319

Note 11. LOANS PAYABLE

On May 11, 2020, the Company received loan proceeds in the amount of approximately $124,570 under the U.S. Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”). The PPP, established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. The loans and accrued interest are forgivable after eight weeks (or an extended 24-week covered period) as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. The loan forgiveness amount will be reduced for any Economic Injury Disaster Loan (“EIDL”) advance that the Company receives. The amount of loan forgiveness will be further reduced if the borrower terminates employees or reduces salaries during the eight-week period. The Company intends to use the proceeds for purposes consistent with the PPP. While the Company currently believes that its use of the loan proceeds will meet the conditions for forgiveness of the loan and intends to file for loan forgiveness before December 2020, there can be no assurance that the full amount of the loan will be forgiven. As of September 30, 2020, $124,570 of loan payable remains outstanding.

On May 26, 2020, the Company received an advance in the amount of $155,900 from under the SBA EIDL program administered by the SBA pursuant to the CARES Act. Such advance amount will reduce the Company’s PPP loan forgiveness amount described above. In accordance with the requirements of the CARES Act, the Company will use proceeds from the SBA loans primarily for working capital to alleviate economic injury caused by disaster occurring in the month of January 31, 2020 and continuing thereafter. The SBA loans are scheduled to mature on May 22, 2050 and have a 3.75% interest rate and are subject to the terms and conditions applicable to loans administered by the SBA under the CARES Act. The monthly payable including principal and interest, of $731 commencing on May 22, 2021. The balance of principal and interest will be payable 30 years from the date of May 22, 2020. $5,900 of the loan will be forgiven. As of September 30, 2020, $155,900 of loan payable remains outstanding. Interest expense for the three months ended September 30, 2020 for this loan was $1,402.

Loan repayment schedule for the EIDL loans is as follows:

Twelve Months Ending September 30,	Loan Amount

2021	$3,655
2022	8,772
2023	8,772
2024	8,772
2025	8,772
Thereafter	215,645
Total loan payments	$254,388

Note 12. LEASES

The Company determines if a contract contains a lease at inception. US GAAP requires that the Company’s leases be evaluated and classified as operating or finance leases for financial reporting purposes. The classification evaluation begins at the commencement date and the lease term used in the evaluation includes the non-cancellable period for which the Company has the right to use the underlying asset, together with renewal option periods when the exercise of the renewal option is reasonably certain and failure to exercise such option which result in an economic penalty. All of the Company’s leases are classified as operating leases.

The Company has several vehicle lease agreements and office lease agreements with lease terms ranging from two to three years. Upon adoption of ASU 2016-02, the Company recognized lease liabilities of approximately $0.3 million, with corresponding ROU assets of approximately the same amount based on the present value of the future minimum rental payments of leases, using a weighted average discount rate of approximately 8.98%. As of September 30, 2020, ROU assets and lease liabilities amounted to $263,132 and $319,630 (including $213,348 from lease liabilities current portion and $106,282 from lease liabilities noncurrent portion), respectively.

The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants. The leases generally do not contain options to extend at the time of expiration and the weighted average remaining lease terms are 1.71 years.

For the three months ended September 30, 2020 and 2019, rent expense amounted to approximately $76,000 and $80,000, respectively.

The three-year maturity of the Company’s lease obligations is presented below:

Twelve Months Ending September 30,	Operating Lease Amount

2021	$232,057
2022	111,446
Total lease payments	343,503
Less: Interest	(23,873)
Present value of lease liabilities	$319,630

Note 13. EQUITY

Stock issuance:

On September 17, 2020, the Company entered into certain securities purchase agreement with certain “non-U.S. Persons” as defined in Regulation S of the Securities Act of 1933, as amended, pursuant to which the Company agreed to sell an aggregate of 720,000 shares of the Company’s common stock, no par value, and warrants (the “Warrants”) to purchase 720,000 Shares at a per share purchase price of $1.46 (the “Offering”). The net proceeds to the Company from such Offering were approximately $1.05 million. The Warrants will be exercisable on March 16, 2021 at an exercise price of $1.825 for cash (the “Warrant Shares”). The Warrants may also be exercised cashlessly if at any time after March 16, 2021, there is no effective registration statement registering, or no current prospectus available for, the resale of the Warrant Shares. The Warrants will expire on March 16, 2026. The Warrants are subject to anti-dilution provisions to reflect stock dividends and splits or other similar transactions. The Warrants contain a mandatory exercise right for the Company to force exercise the Warrants if the Company’s common stock trades at or above $4.38 for 20 consecutive trading days, provided, among other things, that the shares issuable upon exercise of the are registered or may be sold pursuant to Rule 144 and the daily trading volume exceeds 60,000 shares of Common Stock per trading day on each trading day in a period of 20 consecutive trading days prior to the applicable date.

The Company’s outstanding warrants are classified as equity since they qualify for exception from derivative accounting as they are considered to be indexed to the Company’s own stock and require net share settlement. The fair value of the warrants were recorded as additional paid-in capital from common stock

Following is a summary of the status of warrants outstanding and exercisable as of September 30, 2020:

	Warrants	Weighted Average Exercise Price

Warrants outstanding, as of June 30, 2020	400,000	$8.75
Issued	720,000	1.83
Exercised	-	-
Expired	-	-

Warrants outstanding, as of September 30, 2020	1,120,000	$4.30

Warrants exercisable, as of September 30, 2020	1,120,000	$4.30

Warrants Outstanding	Warrants Exercisable	Weighted Average Exercise Price	Average Remaining Contractual Life
2018 Series A, 400,000	400,000	$8.75	2.95 years
2020 warrants, 720,000	720,000	$1.83	5.46 years

On December 9, 2019, the Company authorized the cancellation of the 35,099 of the Company’s treasury shares. The shares were cancelled as of June 30, 2020. The cancellation has no effect on the Company’s total shareholders’ equity and earnings per share.

After the close of the stock market on July 7, 2020, the Company effected a l-for-5 reverse stock split of its common stock in order to satisfy continued listing requirements of its common stock on the NASDAQ Capital Market. The reverse stock split was approved by the Company’s board of directors and stockholders and was intended to allow the company to meet the minimum share price requirement of $1.00 per share for continued listing on the NASDAQ Capital Market. As a result all common stock share amounts included in this filing have been retroactively reduced by a factor of five, and all common stock per share amounts have been increased by a factor of five. Amounts affected include common stock outstanding, including those that have resulted from the stock options, and warrants that convert to common stock.

Stock based compensation:

In March 2017, the Company entered into a consulting and advisory services agreement with a consulting entity, which provides management consulting services that include marketing program design and implementation and cooperative partner selection and management. The service period began in March 2017 and will end in February 2020. The Company issued 50,000 shares of common stock as remuneration for the services, which were issued as restricted shares at $12.65 per share on March 22, 2017 to the consultant.  These shares were valued at $632,500 and the consulting expense was $52,708 for the three months ended September 30, 2019.

On June 7, 2018, the Company issued 80,000 shares of common stock with a fair value of $508,000 to a consulting entity pursuant to a service agreement. The scope of services primarily covers legal consultation in PRC during the two-year service period from July 2018 to June 2020. The consulting entity is entitled to be granted the common stock on a quarterly basis in eight equal installments. The Company recorded compensation expense of $63,500 for the three months ended September 30, 2019.

On April 8, 2019, the Company entered into a consulting services agreement with a consulting entity, which provides management consulting and advisory services. The scope of services primarily covered advising on business development, strategic planning and compliance during the six months service period from April 8, 2019 to October 7, 2019. The Company issued 60,000 shares of common stock as remuneration for the services, which were issued as restricted shares at $4.25 per share on April 16, 2019 to the consulting entity. These shares were valued at $255,000. The Company recorded compensation expense of $127,500 for the three months ended September 30, 2019.

On July 1, 2019, the Company issued 120,000 restricted shares of common stock with a fair value of $432,000 to a China-based company that specializes in the port agency business and/or its designees pursuant to a consulting service agreement. The scope of services primarily covers business consultation for one year from July 1, 2019 to June 30, 2020. The Company can terminate the agreement if they are not satisfy with the performance of the consulting firm and the consulting firm should return all the issued shares. The Company recorded compensation expense of $108,000 for the three months ended September 30, 2019.

Included in a Board resolution dated January 30, 2016, the Company’s CEO is authorized to grant to the employees up to one million shares under the Plan. On July 22, 2019, the Company granted 18,000 shares of restricted common stock valued at $3.50 per share on the grant date with an aggregated fair value of $63,000 under the Plan to one employee, vesting immediately. The Company recorded compensation expense of $63,000 for the three months ended September 30, 2019.

 During the three months ended September 30, 2020 and 2019, nil and $414,708 were recorded as stock-based compensation expense, respectively.

Stock Options:

A summary of the outstanding options is presented in the table below:

	Options	Weighted Average Exercise Price

Options outstanding, as of June 30, 2019	17,000	$6.05
Granted	-	-
Exercised	-	-
Cancelled, forfeited or expired	-	-

Options outstanding, as of June 30, 2020	17,000	$6.05

Options exercisable, as of June 30, 2020	17,000	$6.05

Following is a summary of the status of options outstanding and exercisable at September 30, 2020:

Outstanding Options			Exercisable Options
Exercise Price	Number	Average Remaining Contractual Life	Average Exercise Price	Number	Average Remaining Contractual Life
$10.05	2,000	2.33 years	$10.05	2,000	2.33 years
$5.50	15,000	0.82 years	$5.50	15,000	0.82 years
	17,000			17,000

Note 14. NON-CONTROLLING INTEREST (RESTATED)

The Company’s non-controlling interest consists of the following:

	September 30,	June 30,
	2020	2020
Sino-China:
Original paid-in capital	$356,400	$356,400
Additional paid-in capital	1,044	1,044
Accumulated other comprehensive income	221,344	376,398
Accumulated deficit	(6,202,641)	(6,199,188)
	(5,623,853)	(5,465,346)
Trans Pacific Logistics Shanghai Ltd.	(1,131,997)	(1,077,015)
Total	$(6,755,850)	$(6,542,361)

Note 15. COMMITMENTS AND CONTINGENCIES

Contingencies

The Labor Contract Law of the PRC requires employers to insure the liability of the severance payments for terminated employees that have worked for the employers for at least two years prior to January 1, 2008. The employers will be liable for one month for severance pay for each year of the service provided by the employees. As of September 30, 2020 and June 30, 2020, the Company has estimated its severance payments of approximately $92,000 and $84,000, respectively, which have not been reflected in its unaudited condensed consolidated financial statements, because management cannot predict what the actual payment, if any, will be in the future.

Sino-Global has employment agreements with each of Mr. Lei Cao, Ms. Tuo Pan and Mr. Zhikang Huang. These employment agreements provide for five-year terms that extend automatically in the absence of termination notice provided at least 60 days prior to the anniversary date of the agreement. If the Company fails to provide this notice or if the Company wishes to terminate an employment agreement in the absence of cause, then the Company is obligated to provide at least 30 days’ prior notice. In such case during the initial term of the agreement, the Company would need to pay such executive (i) the remaining salary through the date of December 31, 2023, (ii) two times of the then applicable annual salary if there has been no Change in Control, as defined in the employment agreements or three-and-half times of the then applicable annual salary if there is a Change in Control.

Note 16. INCOME TAXES (RESTATED)

On March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) was enacted and signed into law and includes, among other things, refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods and alternative minimum tax credit refunds. The Company does not at present expect the provisions of the CARES Act to have a material impact on its tax provision given the amount of net operating losses currently available.

The Company’s income tax expenses for the three months ended September 30, 2020 and 2019 was nil for both period.

The Company’s deferred tax assets are comprised of the following:

	September 30, 2020	June 30, 2020
Allowance for doubtful accounts
U.S.	$1,331,000	$1,329,000
PRC	3,005,000	2,888,000

Net operating loss
U.S.	1,906,000	1,756,000
PRC	1,491,000	1,490,000
Total deferred tax assets	7,733,000	7,463,000
Valuation allowance	(7,733,000)	(7,463,000)
Deferred tax assets, net - long-term	$-	$-

The Company’s operations in the U.S. incurred a cumulative U.S. federal NOL of approximately $6,456,000 as of June 30, 2020 which may reduce future federal taxable income. During the three months ended September 30, 2020, approximately $549,000 of additional NOL was generated and the tax benefit derived from such NOL was approximately $115,000, respectively. As of September 30, 2020, the Company’s cumulative NOL amounted to approximately $7,005,000 which may reduce future federal taxable income, of which approximately $1,400,000 will expire in 2037 and the remaining balance carried forward indefinitely.

The Company’s operations in China incurred a cumulative NOL of approximately $5,961,000 as of June 30, 2020 which may reduce future taxable income. During the three months ended September 30, 2020, approximately $3,000 of additional NOL was generated and the tax benefit derived from such NOL was approximately $1,000. As of September 30, 2020, the Company’s cumulative NOL amounted to approximately $5,964,000 which may reduce future taxable income, of which approximately $675,000 start expiring from 2023 and the remaining balance of NOL will be expired by 2026.

The Company periodically evaluates the likelihood of the realization of deferred tax assets, and reduces the carrying amount of the deferred tax assets by a valuation allowance to the extent it believes a portion will not be realized. Management considers new evidence, both positive and negative, that could affect the Company’s future realization of deferred tax assets including its recent cumulative earnings experience, expectation of future income, the carry forward periods available for tax reporting purposes and other relevant factors. The Company determined that it is more likely than not its deferred tax assets could not be realized due to uncertainty on future earnings as a result of the deterioration of trade negotiation between US and China and the outbreak of COVID-19 in 2020. The Company provided a 100% allowance for its DTA as of September 30, 2020. The net increase in valuation for the three months ended September 30, 2020 amounted to approximately $270,000 based on management’s reassessment of the amount of the Company’s deferred tax assets that are more likely than not to be realized.

The Company’s taxes payable consists of the following:

	September 30,	June 30,
	2020	2020
VAT tax payable	$1,079,450	$1,037,620
Corporate income tax payable	2,265,579	2,180,727
Others	64,533	62,001
Total	$3,409,562	$3,280,348

Note 17. CONCENTRATIONS

Major Customers

For the three months ended September 30, 2020, two customers accounted for approximately 81.3% and 18.2% of the Company’s revenues, respectively. As of September 30, 2020, two customers accounted for approximately 91.9% and 7.4% of the Company’s accounts receivable, net.

For the three months ended September 30, 2019, three customers accounted for approximately 37.5%, 30.2% and 28.0% of the Company’s revenues, respectively. As of September 30, 2019, all of these customers accounted for approximately 4.8% of the Company’s gross accounts receivable.

Major Suppliers

For the three months ended September 30, 2020, three suppliers accounted for approximately 52.6%, 26.8% and 15.7% of the total costs of revenue, respectively.

For the three months ended September 30, 2019, one supplier accounted for approximately 66.6% of the total cost of revenues.

Note 18. SEGMENT REPORTING (RESTATED)

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in unaudited condensed consolidated financial statements for detailing the Company’s business segments.

The Company’s chief operating decision maker is the Chief Executive Officer, who reviews the financial information of the separate operating segments when making decisions about allocating resources and assessing the performance of the group. The Company has determined that it has three operating segments: (1) shipping agency and management services; (2) freight logistics services and (3) container trucking services.

The following tables present summary information by segment for the three months ended September 30, 2020 and 2019, respectively:

	For the Three Months Ended September 30, 2020
	Shipping Agency and Management Services	Freight Logistics Services	Container Trucking Services	Total
Net revenues	$206,845	$929,954	$-	$1,136,799
Cost of revenues	$176,968	$918,258	$-	$1,095,226
Gross profit	$29,877	$11,696	$-	$41,573
Depreciation and amortization	$80,269	$3,450	$-	$83,719
Total capital expenditures	$-	$-	$-	$-
Gross margin%	14.4%	1.3%	-%	3.7%

	For the Three Months Ended September 30, 2019
	Shipping Agency and Management Services	Freight Logistics Services		Container Trucking Services	Total
Net revenues	$500,000	$1,242,142	*	$44,084	$1,786,226
Cost of revenues	$95,822	$547,684	*	$39,898	$683,404
Gross profit	$404,178	$694,458		$4,186	$1,102,822
Depreciation and amortization	$102,774	$7,702		$44,101	$154,577
Total capital expenditures	$4,538	$-		$-	$4,538
Gross margin%	80.8%	55.9%		9.5%	61.7%

*	For certain freight logistics contracts that the Company entered into with customers starting from first quarter of fiscal year 2020, the Company (i) acts as an agent in arranging the relationship between the customer and the third-party service provider and (ii) does not control the services rendered to the customers, revenues related to these contracts are presented net of related costs. For the three months ended September 30, 2019, gross revenues and gross cost of revenues related to these contracts amounted to approximately $9.1 million and $8.5 million, respectively. There was no such transaction for the three months ended September 30, 2020.

Total assets as of:

	September 30,	June 30,
	2020	2020
Shipping Agency and Management Services	$3,153,654	$2,531,074
Freight Logistic Services	3,268,441	3,176,165
Container Trucking Services	21,567	30,863
Total Assets	$6,443,661	$5,738,102

The Company’s operations are primarily based in the PRC and U.S, where the Company derives all of their revenues. Management also review unaudited condensed consolidated financial results by business locations.

Disaggregated information of revenues by geographic locations are as follows:

	September 30,	September 30,
	2020	2019
PRC	$929,954	$1,242,142
U.S.	206,845	544,084
Total revenues	$1,136,799	$1,786,226

Note 19. RELATED PARTY TRANSACTIONS

As of June 30, 2020 and 2019, the outstanding amounts due from a related party consist of the following:

	September 30,	June 30,
	2020	2020
Tianjin Zhiyuan Investment Group Co., Ltd.	$384,331	$484,331
Less: allowance for doubtful accounts	(38,433)	(48,433)
Total	$345,898	$435,898

In June 2013, the Company signed a five-year global logistic service agreement with Tianjin Zhiyuan Investment Group Co., Ltd. (the “Zhiyuan Investment Group”) and TEWOO Chemical & Light Industry Zhiyuan Trade Co., Ltd. (together with Zhiyuan Investment Group, “Zhiyuan”). Zhiyuan Investment Group is owned by Mr. Zhang, the largest shareholder of the Company. In September 2013, the Company executed an inland transportation management service contract with the Zhiyuan Investment Group whereby it would provide certain advisory services and help control potential commodities loss during the transportation process. The amount due from Zhiyuan Investment Group as of September 30, 2020 was $384,331 and the Company provided a 10% allowance for doubtful accounts of the amount due from Zhiyuan. For the three months ended September 30, 2020 and 2019, the Company recovered $10,000 and $37,250, respectively, of allowance for doubtful accounts of the amount due from Zhiyuan.

As of September 30, 2020 and June 30, 2020, the Company had payable to the CEO of $10,561 and $6,279 and to the Acting CFO of $12,000 and $26,570 which were included in other payable, respectively. These payments were made on behalf of the Company for the daily business operational activities.

Note 20. SUBSEQUENT EVENTS

On October 15, 2020, the Company received from the Nasdaq a letter (the “Nasdaq Letter”) indicating that it is not in compliance with Nasdaq Marketplace Rule 5550(b)(1), which requires companies listed on the Nasdaq Capital Market to maintain a minimum of $2,500,000 in stockholders’ equity for continued listing. On its annual report for the period ended June 30, 2020, the Company reported stockholders’ equity of negative $357,900 and, as a result, does not currently satisfy Nasdaq Marketplace Rule 5550(b)(1). Nasdaq’s letter provides the Company 45 calendar days, or until November 30, 2020, to submit a plan to regain compliance. If the plan is accepted, the Company can be granted up to 180 calendar days from October 15, 2020 to evidence compliance. There can be no guarantee that the Company will be able to regain compliance with the continued listing requirement of Nasdaq Marketplace Rule 5550(b)(1) or that its plan will be accepted by Nasdaq. The Company is currently evaluating its available options to resolve the deficiency and regain compliance with the Nasdaq minimum stockholder equity requirement.

On October 23, 2020, the Company deregistered Longhe Ship Management (Hong Kong) Co., Limited (“LSM”) which is 100% own by Sino-Global Shipping (HK) Ltd. (Hong Kong). LSM has not been in operation or carried on business after June 30, 2018. The result of operations of LSM was immaterial for the three months ended September 30, 2020 and 2019.

On November 2 and November 3, 2020, the Company entered into securities purchase agreements with certain “non-U.S. Persons” as defined in Regulation S of the Securities Act of 1933, as amended, pursuant to which the Company agreed to sell an aggregate of 860,000 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”), each convertible into one share of common stock, no par value, of Company (“Common Stock”), upon the terms and subject to the limitations and considerations set forth in the Certificate of Designation of the Series A Preferred Stock, and warrants (the “Warrants”) to purchase up to 1,032,000 shares of Common Stock (the “Offering”). The purchase price for each share of Series A Preferred Stock and accompanying Warrants is $1.66. The net proceeds to the Company from this Offering will be approximately $1.43 million, not including any proceeds that may be received upon cash exercise of the Warrants. The Warrants will be exercisable six (6) months following the date of issuance at an exercise price of $1.99 for cash (the “Warrant Shares”). The Warrants may also be exercised cashlessly if at any time after the six-month anniversary of the issuance date, there is no effective registration statement registering, or no current prospectus available for, the resale of the Warrant Shares. The Warrants will expire five and a half (5.5) years from the date of issuance. The Warrants are subject to anti-dilution provisions to reflect stock dividends and splits or other similar transactions. The Warrants contain a mandatory exercise right for the Company to force exercise of the Warrants if the closing price of the Common Stock equals or exceeds $5.97 for twenty (20) consecutive trading days, provided, among other things, that the shares issuable upon exercise of the Warrants are registered or may be sold pursuant to Rule 144 and the daily trading volume exceeds 60,000 shares of Common Stock per trading day on each trading day in a period of 20 consecutive trading days prior to the applicable date. The Company has received the full amount of payment in November 2020.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and placement agent fees, if applicable, payable by the registrant in connection with the sale of the shares of common stock being registered. All amounts are estimates except the fees payable to the SEC.

SEC registration fee	$395.71
Legal fees and expenses	$40,000.00
Accounting fees and expenses	$25,000.00
Miscellaneous fees and expenses	$5,000.00
Total	$70,395.71

Item 14. Indemnification of Directors and Officers.

Section 13.1-697 of the Virginia Stock Corporation Act permits corporations to indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if the director:

1.	Conducted himself in good faith; and

2.	Believed:

a.	In the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and

b.	In all other cases, that his conduct was at least not opposed to its best interests; and

3.	In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

Our Articles of Incorporation, as amended, contain the following provision relating to indemnification of our officers and directors:

The Corporation shall indemnify (a) any person who was, is or may become a party to any proceeding, including a proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of stockholders of the Corporation, by reason of the fact that he is or was a director or officer of the Corporation, or (b) any director or officer who is or was serving at the request of the Corporation as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him in connection with such proceeding unless he engaged in willful misconduct or a knowing violation of criminal law. A person is considered to be serving an employee benefit plan at the Corporation’s request if his duties to the Corporation also impose duties on, or otherwise involve securities by, him to the plan or to participants in or beneficiaries of the plan. The Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested Directors, to enter into a contract to indemnify any Director or officer in respect of any proceedings arising from any act or omission, whether occurring before or after the execution of such contract.

Expenses incurred by a person who is otherwise entitled to be indemnified by us in defending or investigating a threatened or pending action, suit or proceeding shall be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us.

Our Bylaws provide that we may indemnify every person who was or is a party or is or was threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was our employee or agent or, while our employee or agent, is or was serving at our request as an employee or agent or trustee or another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, against expenses (including counsel fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, to the extent permitted by applicable law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

During the last three years, the registrant has not issued unregistered securities to any person, except as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and, unless otherwise indicated below, the registrant believes that each transaction was exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(a)(2) thereof and/or Rule 506 of Regulation D promulgated thereunder. All recipients had adequate access, though their relationships with the registrant, to information about the registrant.

On December 11, 2020, the registrant sold Warrants to purchase up to 1,170,000 shares of common stock to select accredited investors in a private transaction.

On November 9, 2020, the registrant issued an aggregate of 860,000 shares of Series A Convertible Preferred Stock and warrants to purchase up to 1,032,000 shares of common stock.

On September 23, 2020, the registrant issued 720,000 shares of common stock and warrants to purchase 720,000 shares of common stock to “non-U.S. Persons” as defined in Regulation S of the Securities Act of 1933, as amended, in a private transaction.

On January 29, 2020, the registrant issued 200,000 shares of common stock (giving effect to the 1-for-5 reverse split completed on July 7, 2020) to Shanming Liang, in a private transaction.

On July 29, 2019, the registrant issued 166,667 shares of common stock to Yueliang Pan, owner of multiple shipping agency companies in China, in connection with an operation management cooperation agreement.

On July 29, 2019, the registrant issued 66,667 shares of common stock to Xuben Lu, a major shareholder of Fangchenggang China Global International Shipping Agency Co., Ltd., in connection with a cooperation agreement.

On March 14, 2018, the registrant sold Series A Warrants to purchase up to 2,000,000 shares of common stock, and Series B Warrants to purchase up to 2,000,000 shares of common stock, to select accredited investors in a private transaction.

On October 27, 2017, the registrant issued 200,000 shares of common stock to a consultant in connection with services rendered to the registrant.

On October 23, 2017, the registrant issued 130,000 shares of common stock to employees in connection with services rendered to the registrant.

Item 16. Exhibits and Financial Statement Schedules.

The exhibits listed on the Index to Exhibits of this Registration Statement are filed herewith or are incorporated herein by reference to other filings.

(a) Exhibits. The following exhibits are included herein or incorporated herein by reference.

Number	Exhibit
3.1	First Amended and Restated Articles of Incorporation of Sino-Global Shipping America, Ltd. (1)
3.2	Articles of Amendment to the Amended and Restated Articles of Incorporation of Sino-Global Shipping America, Ltd. (2)
3.3	Bylaws of Sino-Global Shipping America, Ltd. (3)
4.1	Specimen Certificate for Common Stock*
4.2	Form of Series A Warrant to purchase Common Stock dated March 12, 2018. (4)
4.3	Form of Series B Warrant to purchase Common Stock dated March 12, 2018. (4)
4.4	Form of Common Stock Purchase Warrant dated September 17, 2020. (5)
4.5	Form of Certificate of Designation of Series A Convertible Preferred Stock dated November 9, 2020. (15)
4.6	Form of Warrant dated November 9, 2020. (15)
4.7	Form of Warrant to purchase Common Stock dated December 11, 2020. (16)
5.1	Legal opinion of Kaufman & Canoles, P.C.*
10.1	Exclusive Management Consulting and Technical Services Agreement by and between Trans Pacific and Sino-China. (3)
10.2	Exclusive Marketing Agreement by and between Trans Pacific and Sino-China. (3)
10.3	Proxy Agreement by and among Lei Cao, Mingwei Zhang, the Company and Sino-China. (3)
10.4	Equity Interest Pledge Agreement by and among Trans Pacific, Lei Cao and Mingwei Zhang. (3)
10.5	Exclusive Equity Interest Purchase Agreement by and among the Company, Lei Cao, Mingwei Zhang and Sino-China. (3)
10.6	First Amended and Restated Exclusive Management Consulting and Technical Services Agreement by and between Trans Pacific and Sino-China. (3)
10.7	First Amended and Restated Exclusive Marketing Agreement by and between Trans Pacific and Sino-China. (2)
10.8	The Company’s 2008 Stock Incentive Plan. (3)
10.9	The Company’s 2014 Stock Incentive Plan. (6)
10.10	Securities Purchase Agreement dated March 12, 2018. (4)
10.11	Placement Agent Agreement dated March 12, 2018. (4)
10.12	Employment Agreement by and between Mr. Lei Cao and Sino-Global Shipping America, Ltd., dated May 4, 2018. (7)
10.13	Employment Agreement by and between Ms. Tuo Pan and Sino-Global Shipping America, Ltd., dated May 4, 2018. (7)
10.14	Employment Agreement by and between Mr. Zhikang Huang and Sino-Global Shipping America, Ltd., dated May 4, 2018. (7)
10.15	Securities Purchase Agreement by and between Mr. Xiangbin Huang and Sino-Global Shipping America, Ltd., dated November 8, 2018. (8)
10.16	Amendment Agreement by and between Mr. Xiangbin Huang and Sino-Global Shipping America, Ltd., dated December 10, 2018. (9)
10.17	Share Purchase Agreement dated November 14, 2019. (10)
10.18	Offer Letter by and between Mr. Xiaohuan Huang and Sino-Global Shipping America, Ltd., dated October 22, 2020. (11)
10.19	Share Purchase Agreement dated April 6, 2020. (12)
10.20	First Amended and Restated Share Purchase Agreement dated June 17, 2020. (13)
10.21	Termination Agreement dated September 3, 2020. (14)
10.22	Securities Purchase Agreement dated September 17, 2020. (5)
10.23	Form of Securities Purchase Agreement dated November 2 and November 3, 2020. (15)
10.24	Securities Purchase Agreement dated December 8, 2020. (16)
10.25	Placement Agreement dated November 13, 2020. (16)

14.1	Code of Ethics of the Company. (3)
16.1	Letter of Friedman LLP to the Securities and Exchange Commission. (17)
21.1	List of subsidiaries of the Company. *
23.1	Consent of Friedman LLP.*
23.2	Consent of Kaufman & Canoles, P.C. (included in Exhibit 5.1) *
101.INS	XBRL Instance Document.
101.SCH	XBRL Taxonomy Extension Schema.
101.CAL	XBRL Taxonomy Extension Calculation Linkbase.
101.DEF	XBRL Taxonomy Extension Definition Linkbase.
101.LAB	XBRL Taxonomy Extension Label Linkbase.
101.PRE	XBRL Taxonomy Extension Presentation Linkbase.

*	Filed herewith.

(1)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on January 27, 2014.

(2)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on July 6, 2020.

(3)	Incorporated by reference to the Company’s Registration Statement on Form S-1, Registration Nos. 333-150858 and 333-148611.

(4)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on March 12, 2018

(5)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on September 18, 2020.

(6)	Incorporated by reference to the Company’s Form S-8 filed on April 23, 2014.

(7)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on May 10, 2018

(8)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on November 14, 2018.

(9)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on December 12, 2018.

(10)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed on November 11, 2019.

(11)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on October 23, 2020.

(12)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on April 8, 2020.

(13)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on June 17, 2020.

(14)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on September 3, 2020.

(15)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on November 4, 2020.

(16)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on December 9, 2020.

(17)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on October 28, 2020.

(b) Financial Statement Schedules. All financial statement schedules are omitted because they are not applicable or not required or because the required information is included in the financial statements or notes thereto.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on January 25, 2021.

SINO-GLOBAL SHIPPING AMERICA, LTD.

By:	/s/ Lei Cao
Name:	Lei Cao
Title:	Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lei Cao and Zhikang Huang, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and any and all related registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on January 25, 2021.

Signature	Title

/s/ Lei Cao	Chief Executive Officer and Director
Lei Cao	(Principal Executive Officer)

/s/ Tuo Pan	Acting Chief Financial Officer
Tuo Pan	(Principal Accounting and Financial Officer)

/s/ Zhikang Huang	Chief Operating Officer and Director
Zhikang Huang

/s/ Xiaohuan Huang	Director
Xiaohuan Huang

/s/ Tieliang Liu	Director
Tieliang Liu

/s/ Jing Wang	Director
Jing Wang